As filed with the U.S. Securities and Exchange Commission on June 29, 2026

Registration No. 333-290746

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 6

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IDAHO COPPER CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	1021	98-0221494
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Idaho Copper Corporation

800 W. Main Street, Suite 1460, Boise, ID 83702

Telephone: (208) 274-9220

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Andrew Brodkey | Chief Executive Officer

Idaho Copper Corporation

800 W. Main Street, Suite 1460, Boise, ID 83702

Telephone: (208) 274-9220

(Address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Joe Laxague, Esq. Cassi Olson, Esq. The Crone Law Group, P.C. 420 Lexington Avenue, Suite 2446, New York, NY 10170 Telephone: (646) 861-7891	Virgil Hlus, Esq. Andrew Stewart, Esq Cozen O’Connor LLP Bentall 5, 550 Burrard Street, Suite 2501 Vancouver, BC V6C 2B5, Canada Telephone: (604) 674-9170

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 29, 2026

2,793,300 Shares of Common Stock

2,793,300 Warrants to purchase Shares of Common Stock

Idaho Copper Corporation

This is a firm commitment public offering of 2,793,300 shares of common stock, par value $0.001 per share (the “Common Stock”) and accompanying warrants to purchase 2,793,300 shares of Common Stock, or “Warrants” of Idaho Copper Corporation, a Nevada corporation at an aggregate assumed public offering price of $6.50 per share of Common Stock and accompanying Warrant, based on a recent quoted price of our common stock on the OTC Pink Limited Market. The final public offering price of the shares of Common Stock and accompanying Warrants in this offering will be determined through negotiation between us and the underwriters in the offering and the recent market price used throughout this prospectus may not be indicative of the final offering price.

Our Common Stock is quoted on the OTC Pink Limited Market of OTC Markets Group Inc. under the symbol “COPR.” There is currently a limited public trading market for our Common Stock. We have applied to list our Common Stock on the NYSE American under the symbol “COPR,” and the Warrants on the NYSE American under the symbol “COPR WS.” At this time, NYSE American has not yet approved our application to list our securities. The closing of this offering is conditioned upon NYSE American’s final approval of our listing application. However, there is no guarantee or assurance that such application will be approved, and if our application is not approved by NYSE American, this offering will not be completed.

Investing in our securities involves a high degree of risk. You should consider carefully the section entitled “risk factors” in this prospectus beginning on page 6.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share of Common Stock and Accompanying Warrant	Total
Offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to the company before expenses	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. We refer you to “Underwriting” beginning on page 60 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the underwriter to purchase up to an additional 418,995 shares of Common Stock and/or up to an additional 418,995 Warrants to cover over-allotments, if any.

The underwriters expect to deliver the securities to purchasers on or about           , 2026

ThinkEquity

The date of this prospectus is          , 2026

IDAHO
COPPER

Developing a massive, advanced copper & critical mineral project in the USA

IDAHO

Bonners Ferry
Sand-point
Post Falls
Coeur d'Alene
Wallace
St. Maries
Moscow
Lewiston
Orofino
Nezperce
Grangeville
Salmon
Council
Cascade
Weiser
Payette
Emmett
Meridian
BOISE
Caldwell
Nampa
Murphy
Mountain Home
Fairfield
Hailey
Challis
Borah Peak 12664 ft
Gooding
Shoshone
Jerome
Twin Falls
Rupert
Burley
Arco
Dubois
St Anthony
Rexburg
Driggs
Rigby
Idaho Falls
Blackfoot
Chubbuck
Pocatello
American Falls
Soda Springs
Malad City
Paris
Preston

Flagship CuMo Project

Spanning 2,640 acres in Idaho, CuMo is one of the largest undeveloped copper deposits in the western hemisphere and contains likely the largest undeveloped molybdenum deposit in the world.

Federal Grant Potential

The Defense Production Act Title III enables the federal government to provide grants to maintain the resiliency of domestic supply chains, having recently been provided to advance U.S. critical minerals projects.

Clear Development Plan

Updated preliminary economic assessment to be released shortly, with the completion of pre-feasibility studies targeted for year-end 2027.

IDAHO COPPER CORPORATION

Neither we nor the underwriter have authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the shares of Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of its time of delivery or any sale of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Common Stock and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

i

GLOSSARY OF MINING TERMS

The following are abbreviations and definitions of certain terms commonly used in the mining industry and this document:

1300 of Commission Regulation S-K. Subpart 1300 of Regulation S-K governs the disclosure requirements for registrants involved in mining operations.

Cored holes. Drilled using specialized hollow bits to extract core samples which provides geologists and exploration companies with detailed, representative data on subsurface geology, aiding in decisions to start or abandon mining operations.

Cu-Ag zone. An area where both copper (Cu) and silver (Ag) are found together in economically significant concentrations, often within sediment-hosted deposits, hydrothermal veins, or skarns.

Cu-Mo zone. A geological area or deposit containing commercially valuable concentrations of both copper (Cu) and molybdenum (Mo) minerals, often associated with porphyry deposits.

Cutoff grade. The minimum grade (quality) of ore that is considered economically viable to extract and process from a mineral deposit.

Down-hole histogram. Tools for visualizing and analyzing data collected from drill holes.

Felsic intrusive phases. Bodies of igneous rock that formed from slowly cooling, silica-rich magma beneath the Earth’s surface.

HQ. Core diameter (around 63.5 mm).

In-situ grade. Refers to the concentration of valuable minerals within an ore body that is targeted for extraction using in-situ recovery (ISR) techniques, such as solution mining, before the ore is physically removed from the ground.

Lode mining claims. A mining claim where valuable minerals are found within a vein, lode, or ledge, typically embedded in hard rock.

Ma. A milliampere (symbol: ma) is a submultiple of the SI base unit of electrical current, the ampere. It is defined as one thousandth of an ampere.

Mineralization. The geological process where economically important metals or minerals are deposited in a host rock, forming an orebody that can be mined for profit.

Mo zone. Refers to an area with a high concentration of Molybdenum (Mo) ore.

MoS2. Known as molybdenite, it is a key mineral in mining, found in low-grade porphyry deposits of molybdenum and copper.

Net smelter return. The revenue a mining company receives from selling processed minerals, minus the costs of transportation, smelting, and refining.

NI 43-101. Canada’s mandatory National Instrument for disclosure of scientific and technical information about mineral projects, establishing standards to protect investors and ensure information is accurate, consistent, and understandable.

NQ. Core diameter (around 47.6 mm).

Ordinary kriging. A widely used geostatistical method for estimating ore grades and mineral reserves by using a weighted average of nearby samples to predict values at unsampled locations.

PEA. A high-level, early-stage study that provides a first look at a mineral project’s potential economic viability.

Pit constraint. Any limitation or condition that must be satisfied when designing an open-pit mine to ensure safe and profitable extraction of ore.

Placer operations. Methods for extracting valuable minerals like gold, tin, and diamonds from unconsolidated deposits such as riverbeds and beach sands, where natural forces have concentrated them.

Porphyry. A type of igneous rock characterized by large crystals (phenocrysts) embedded in a finer-grained groundmass.

Qualified Person. An individual with a relevant professional degree and a minimum of five years of specific, relevant industry experience who is qualified to prepare and be responsible for the technical reports and public disclosures related to a mineral project.

RCV calculation. Determines revenue and investment within specific industries.

Rotary holes. Created using rotary drill rigs and are crucial for placing explosives to break up large sections of rock, facilitating mining operations.

TRS. A detailed document that provides a summary of material scientific and technical information about a mineral property.

Unorganized mining district. A designated area for mining that is not formally structured, managed, or administered in the same way as other organized districts, often characterized by a less formal legal framework and more ad hoc operations, particularly within historical records or for the general region of United States federal land.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully, especially the “Risk Factors,” and our financial statements and the accompanying notes to those statements, included elsewhere in this prospectus, before making an investment decision. Unless otherwise stated or the context otherwise requires, the terms “Idaho Copper,” the “Company,” “we,” “us” and “our” refer to Idaho Copper Corporation and its wholly owned subsidiary, International CuMo Mining Corporation.

Company Overview

Idaho Copper Corporation is a mineral exploration and development company, focused on exploring and developing a large copper-molybdenum-silver deposit in Idaho (United States), (the “CuMo” Project”). The CuMo Project currently consists of one hundred and twenty-six (126) federal unpatented lode mining claims, and six (6) patented mining claims. In total, the project comprises approximately 2,640 acres.

The unpatented lode mining claims and patented claims are situated in Boise County, Idaho, spanning Sections in Township 7N and 8N, Range 5E and 6E, Boise Meridian.

Idaho Copper seeks to capitalize on the looming copper supply deficit by advancing one of the potentially largest untapped copper projects in the United States. The economics of the project benefit from extensive high-value co-products including molybdenum and silver. A Preliminary Economic Assessment (PEA) was completed in May 2020 by SRK Consulting (Canada) Inc.

The CuMo Project currently consists of one hundred and twenty-six (126) federal unpatented lode mining claims, and six (6) patented mining claims. In total, the project comprises approximately 2,640 acres. The unpatented lode mining claims and patented claims are situated in an unorganized mining district, in Boise County, Idaho, spanning Sections in Township 7N and 8N, Range 5E and 6E, Boise Meridian.

The CuMo deposit is situated within the Idaho batholith and is part of a regional scale belt of porphyry and related deposits identified as the Idaho-Montana Porphyry Belt. Igneous complexes in this belt are interpreted to be related to an Eocene, intra-arc rift, and are characterized by alkalic rocks in the northeast, mixed alkalic and calc-alkalic rocks in the middle, and calc-alkaline rocks in the southwest. The CuMo deposit is located at the southwestern end of this belt and is associated with a calc-alkalic monzogranite, reported as 45-52Ma age that intrudes Cretaceous equigranular intrusive rocks of the Atlanta Lobe of the Idaho Batholith. The CuMo area is underlain by biotite granodiorite, the most common rock type of the Atlanta lobe of the Idaho batholith. All of the felsic intrusive phases contain molybdenite (MoS2) mineralization.

Ore Sorting and Updated Preliminary Economic Assessment

Idaho Copper presently is investigating the potential to utilize additional ore sorting technologies to optimize the separation of waste and low grade ore from higher grade mill feed post-mining and increase the head grade of ore being fed to a concentrator. The thin-veined, stockwork nature of the CuMo deposit lends itself well to ore sorting, since mineralized veins at CuMo largely carry the metals of interest and are much different from waste in appearance. A visual scanning exercise of all of the core recovered from previous drilling activities described herein revealed that up to 84% of the waste and lower grade ore mined can be theoretically separated from higher grade material through application of ore sorting, versus the 28% separation factor that SRK Consulting (Canada) Inc. (“SRK”) conservatively used in its 2020 Preliminary Economic Assessment (“PEA”). There are over 90 active mines in the world today which utilize some form of ore sorting.

Competitive Position in the Industry

The mineral exploration, development, and production industry are largely un-integrated. The Company competes with other exploration companies looking to acquire and obtain financing for the exploration and development of mineral resource properties. While the Company competes with other exploration companies to locate and acquire mineral resource properties, it may also compete with them for the removal or sales of mineral products from its properties if it should eventually discover their presence in quantities sufficient to make production economically feasible. Readily available markets for the sale of mineral products only sometimes exist for all mineral commodities; however, the principal CuMo Project commodities of copper, silver and molybdenum are traded on international exchanges and therefore, at a minimum a terminal market exists for which these commodities can be delivered and sold.

1

Recent Developments

Reverse Stock Split

On April 5, 2024, the Company’s board of directors (the “Board”) approved an amendment to the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split of the Company’s issued and outstanding Common Stock at a ratio of not less than 1-for-2 and not more than 1-for-30, with the exact ratio to be determined by the Board in its sole discretion.

On September 10, 2025, the Board determined to effectuate 1-for-20 reverse stock split and filed a Certificate of Change to the Company’s Amended and Restated Articles of Incorporation on October 15, 2025. The reverse stock split became effective on December 15, 2025. All shares and per share amounts in the prospectus and financial statements have been retrospectively adjusted for all periods presented to reflect the Reverse Stock Split.

Increase in Authorized Shares

On December 22, 2025, the holders of a majority of the Company’s issued and outstanding voting securities approved by written consent an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the total number of authorized shares of common stock to 500,000,000.

The Company filed a Certificate of Amendment with the Secretary of State of Nevada on December 22, 2025, which became effective on that date.

Private Placement

On April 17, 2026, the Company completed the first closing of a private placement (the “2026 Notes Offerings”) of convertible promissory notes and warrants for aggregate gross proceeds of approximately $1.36 million. The notes mature 12 months from issuance and are convertible into shares of the Company’s common stock at an initial conversion price of $6.00 per share, subject to customary adjustments. In connection with a national securities exchange listing and firm commitment underwritten offering, the notes will automatically convert into the securities offered at the lower of 70% of the offering price or $6.00 per share.

In connection with the first closing of the 2026 Notes Offering, investors received warrants to purchase an aggregate of 226,332 shares of common stock at an exercise price of $7.50 per share for a five-year term. The warrant exercise price is subject to adjustment and may be reduced to an amount equal to 87.5% of the price per share of common stock paid by investors in this Offering. Of the $1,357,947 principal amount of notes issued, $102,947 represented the exchange of existing indebtedness by two investors on a dollar-for-dollar basis, with no discount applied.

On May 28, 2026, the Company completed a second closing under the 2026 Notes Offering for aggregate gross proceeds of $185,000. In connection with the second closing, investors received warrants to purchase an aggregate of 30,833 shares of common stock.

In connection with the 2026 Notes Offering, we issued 25,716 Placement Agent’s Warrants (the “PA Warrants”) to ThinkEquity, LLC as compensation for acting as the placement agent for the 2026 Notes Offering. The PA Warrants have an exercise price of $6.00 per share, subject to adjustment, and a term of five (5) years.

The securities were offered and sold to accredited investors in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D. The Company did not engage in general solicitation or advertising in connection with the offering.

The Company engaged ThinkEquity LLC as exclusive placement agent and paid customary fees, including placement agent warrants.

Corporate Information

Our principal executive offices are located at 800 W. Main St., Suite 1460, Boise, ID 83702. Our telephone number is 208-274-9220. Our website address is www.idaho-copper.com. Information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

2

Summary of Risk Factors

Risks Associated with our Mining Business

●	It is uncertain whether the Company’s mineral properties contain any proven or probable reserve, nor can the Company provide such assurance, but its business is highly dependent on the existence of the mineral property.

●	Due to the speculative characteristics of the mine exploration business, there is substantial risk that the Company will not find sufficient commercially exploitable minerals and fail in its business.

●	Even if the Company does eventually discover a mineral reserve on one or more of its properties, there can be no assurance that it will be able to develop such properties into producing mines and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties which are explored are ultimately developed into producing mines.

●	The Company cannot provide any assurance about financing for additional exploration. If its exploration costs are higher than anticipated, the Company may only be able to complete the exploration program with additional financing.

●	If the Company cannot raise sufficient capital after it establishes the existence of a mineral resource on any of its properties in a commercially exploitable quantity, it will not be able to exploit the resource, thus the business could fail.

●	Mineral exploration and development are subject to extraordinary operating risks. The Company does not currently insure against these risks. In the event of a cave-in or similar occurrence, its liability may exceed its resources, which would have an adverse impact on the business.

●	Mineral prices are subject to dramatic and unpredictable fluctuations.

●	The unpredictable inclement weather may restrict mineral exploration and cause delay or impact on the Company’s mining progress.

Risks Associated with our Capital Structure

●	If our business plan is not successful, the Company may not be able to continue operations as a going concern and shareholders may lose their entire investment in the Company.

●	We could face significant penalties for our failure to comply with the terms of our outstanding convertible notes.

●	You may experience dilution of your ownership interests because of the future issuance of additional shares of Common Stock or other securities that are convertible into or exercisable for Common Stock or preferred stock.

●	Shares of Common Stock are subject to the “penny stock” rules of the SEC, and the trading market in the Company’s securities is limited, which makes transactions in its stock cumbersome and may reduce the value of an investment in its stock.

●	Because the Company does not intend to pay any cash dividends on shares of Common Stock, its stockholders will not be able to receive a return on their shares unless they sell them.

●	The Company’s principal stockholders and management own a significant percentage of Common Stock and will be able to exercise significant influence over matters subject to stockholder approval.

Risks Related to Regulatory and Permitting Requirements in the Industry the Company Operates

●	Mineral operations are subject to applicable law and government regulation. Even if the Company discovers a mineral resource in a commercially exploitable quantity, applicable laws and regulations could restrict or prohibit the exploitation of that mineral resource.

●	Exploration development and exploitation activities are subject to comprehensive regulation and permitting, which may cause substantial delays or require capital outlays in excess of what is currently anticipated, causing a material adverse effect on the business. In addition, legal challenges from non-governmental organizations (NGO’s) can affect permitting timelines and prevent or extend timing of Company activities for exploration and exploitation.

●	The Company depends on its senior management team, and the loss of one or more key employees or an inability to attract and retain highly skilled employees could adversely affect the business.

Risks Related to this Offering

●	The price of our Common Stock and Warrants may be volatile.

●	If our listing application for our Common Stock and Warrants is not approved by NYSE American, we will not be able to consummate the offering and will terminate the offering.

●	The market price of our Common Stock and Warrants may be highly volatile, and you could lose all or part of your investment.

●	If you purchase our Common Stock and Warrants in the offering, you will suffer immediate and substantial dilution of your investment.

●	We have broad discretion in the use of our net proceeds from the Common Stock and Warrants sold in the offering and may not use them effectively.

●	There can be no assurances that the Warrants will be listed on the NYSE American. If our Warrants are not listed, you will own Warrants for which there is no public market. The Warrants are speculative in nature.

Implications of Being a Smaller Reporting Company

We qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, and to the extent we continue to qualify as a “smaller reporting company certain of the exemptions available to us may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2022 (the “Sarbanes-Oxley Act”); (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

3

THE OFFERING

Common Stock and accompanying Warrants offered by us	2,793,300 shares of Common Stock

Description of Warrants

The Warrants will be exercisable beginning on the date of issuance and expire on the five-year anniversary of the date of issuance at an initial exercise price per share equal to $8.125, which is 125% of the offering price of the Common Stock with accompanying warrant, subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting the common stock. Notwithstanding the foregoing, we shall not effect any exercise of Warrants to the extent that, after giving effect to an exercise, the holder of Warrants (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of the common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of the Common Stock then outstanding after giving effect to such exercise. The terms of the Warrants will be governed by a warrant agent agreement (the “Warrant Agent Agreement”), dated as of the closing date of this offering, that we expect to be entered into among us and Vstock Transfer LLC or the “Warrant Agent.” This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Warrants. For additional information regarding the Warrants, see “Description of Our Capital Stock and Securities We Are Offering.”

The Common Stock and Warrants will be separately issued, but the Common Stock will be issued and sold to purchasers in combination of one share of Common Stock and one Warrant to purchase one share for a combined assumed offering price of $6.50.

Public offering price:	It is currently estimated that the initial public offering price will be $6.50 per share.

Outstanding Common Stock before the Offering	13,997,273 shares.

Outstanding Common Stock after the Offering	17,357,455 shares (or 17,776,450 if the over-allotment option to purchase additional Common Stock is exercised in full, but not including exercise of any Warrants issued pursuant to the over-allotment option).

Over-allotment option Lock-up Agreements

We have granted the underwriter an option for a period of 45 days from the date of this prospectus to purchase up to an additional 418,995 shares of Common Stock and/or up to an additional 418,995 accompanying Warrants at the assumed public offering price (less underwriting discounts and commissions) to cover over-allotments, if any.

We have agreed with the underwriter not to offer for sale, issue, sell, contract to sell, pledge, or otherwise dispose of any of our Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, or to file or cause to be filed any registration statement with the Securities and Exchange Commission (the “Commission”) relating to any such securities, for a period of 90 days after the date of this prospectus, without the prior written consent of the underwriter. These restrictions apply for a period of six (6) months following the date of the underwriting agreement for converting bondholders and directors and officers, and three (3) months for certain holders of 5% or more of our outstanding shares of Common Stock. Separately a certain holder, IEMR, will be subject to resale limitations as long as it remains an “affiliate”. See “Underwriting” section on page 60.

Proposed NYSE American Symbol

We have applied to have our Common Stock listed on NYSE American under the symbol “COPR,” and the Warrants listed on NYSE American under the symbol “COPR WS.” No assurance can be given that our application will be approved. We believe that upon the completion of this offering, we will meet the standards for listing on NYSE American, and the closing of this offering is contingent upon such listing.

Our Common Stock is traded on the OTC Pink Limited Market of the OTC Markets Group Inc. under the symbol “COPR.”

Currently, there is no established trading market for the Warrants and no assurance can be given that an established trading market will ever develop for the Warrants.

Use of proceeds

We intend to use the net proceeds from this offering for general corporate purposes, including working capital, operating expenses, the retirement of certain debt and capital expenditures to complete the updated Preliminary Economic Assessment (PEA) report. See “Use of Proceeds.”

The number of shares of Common Stock outstanding after the Offering is based on 13,997,273 shares of Common Stock issued and outstanding as of the date of this prospectus. This figure excludes:

●	1,758,750 shares of Common Stock issuable upon the exercise of stock options at a weighted average price of $5.01;
●	2,995,914 shares of Common Stock issuable upon the exercise of warrants at a weighted average price of $3.17;
●	up to 2,793,300 shares of Common Stock issuable upon the exercise of the Warrants offered hereby; and
●

339,110 shares of Common Stock issuable upon the exercise of warrants at a weighted average price of $4.55 issuable to certain convertible promissory noteholders holding approximately $1.54 million of debt that will convert to common stock and warrants in the transaction, based on an assumed offering price of $6.50 per share.

●	230,770 shares of Common Stock issuable, at the option of the Company, for the purchase of mineral rights, based on an assumed offering price of $6.50 per share.

The number of shares outstanding after the Offering includes:

●	227,773 shares issuable to certain bondholders holding approximately $1.036 million of debt and accrued interest that will convert to Common Stock in the transaction, based on an assumed offering price of $6.50 per share;
●	339,109 shares issuable to certain convertible promissory noteholders holding approximately $1.54 million of debt that will convert to Common Stock and Warrants in the transaction based on an assumed offering price of $6.50 per share; and

Except as otherwise indicated, all information in this prospectus assumes:

●	no exercise of the over-allotment option; and
●	no exercise of the Underwriter’s Warrants.

4

 Summary Consolidated Financial Information

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We have derived the summary financial information for (i) the years ended January 31, 2026, and 2025 from our audited consolidated financial statements and related notes, and (ii) the three months ended April 30, 2026, and 2025, from our unaudited financial statements and related notes, each included at the end of this prospectus.

	Three Months Ended April 30,		For the Years Ended January 31,
Statement of Operations	2026	2025	2026	2025
Revenue	$-	$-	$-	$-
Total operating expenses	$1,340,324	$563,138	$2,623,677	$4,721,523
Operating loss	$(1,340,324)	$(563,138)	$(2,623,677)	$(4,721,523)
Total other expense	$(171,606)	$(119,750)	$(451,287)	$(415,809)
Net loss	$(1,511,930)	$(682,888)	$(3,074,964)	$(5,137,332)

		April 30, 2026	April 30, 2026
		Pro Forma with	Pro Forma as
Balance Sheet	April 30, 2026	Debt Conversions (1)	Adjusted (2)(3)(4)
Cash	$164,216	$164,216	$17,326,186
Total assets	$470,924	$470,924	$20,297,110
Total liabilities	$7,189,279	$6,109,279	$7,282,226
Total stockholders’ equity (deficit)	$(6,718,355)	$(5,638,355)	$13,014,884

[1]	The pro forma information with debt conversions gives effect to the automatic conversion in connection with the closing of this offering of approximately $1.036 million in aggregate outstanding principal and interest into 227,773 shares of Common Stock, based on an assumed offering price of $6.50 per share.

[2]	The proforma as adjusted information gives further effect to the issuance and sale of shares of our Common Stock in this offering, at the assumed public offering price of $6.50 per share, and after deducting underwriting discounts and offering expenses payable by us.

[3]

The proforma as adjusted information gives further effect to the issuance and conversion in connection of the offering of convertible promissory notes in our private placement in April 2026 and May 2026 for approximately $1.54 million.

[4]	The proforma as adjusted information gives further effect to the acquisition of mineral rights for $2.0 million ($0.5 million cash and $1.5 million in shares of Common Stock).

5

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before investing in our Common Stock, you should carefully consider the risks described below, as well as the other information in this prospectus, including our consolidated financial statements and the related notes. In addition, we may face additional risks and uncertainties not currently known to us, or which as of the date of this registration statement we might not consider significant, which may adversely affect our business. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of our Common Stock and Warrants could decline due to any of these risks or uncertainties, and you may lose part or all of your investment.

Risks Related to Our Business

Our ability to continue the exploration, permitting, development, and construction of the project, and to continue as a going concern, will depend in part on our ability to obtain suitable financing.

We have limited financial resources. We will need external financing to develop and construct the project and to complete the permitting process. Although the Company’s current capital resources and liquidity has included approximately $6 million in funding since 2023, we project that we will need approximately $12 million for fiscal year 2027. We expect to seek additional financing through joint ventures, capital markets, private financing sources, and the exercise of outstanding warrants and options.

We do not currently have sufficient funds or committed financing necessary to undertake a Preliminary Feasibility Study (PFS), a Bankable Feasibility Study (BFS) or commence construction of the Project, and we may be unable to raise the necessary funds.

The United States Forest Service (USFS) published a Final Decision Notice (DN) and Finding of no Significant Impact (FONSI) in the first quarter of 2025, approving the Company’s Drilling Plan of Operations (PoO). The PoO, along with satisfying bonding and other conditions, would allow the Company to carry out drilling and additional exploration activities at its Property, in conjunction with a Preliminary Feasibility Study (PFS). The estimated budget for the PFS is $40 million.

Following the PFS, the Company will prepare a Bankable Feasibility Study (BFS) incorporating permitting (including a federal Environmental Impact Statement (EIS)), Project Design Engineering, baseline environmental work, and other studies, reports and documents necessary to reach an investment decision. Following a positive investment decision, the Company would seek funding to build the Project. According to the TRS, as of December 31, 2020, the total initial capital cost estimate for the Project was approximately $1,263 million. Although we have not updated our capital cost estimates, based on significant inflation and increased financing costs since 2020, we expect the actual cost estimates to be higher than the 2020 estimate. These cost estimates may change materially due to inflation, competition or other unforeseen challenges at the Project site.

We do not currently have sufficient funds or committed financing to fund the PFS, the BFS, or commence construction of the Project. Our ability to obtain sufficient funds or committed financing may be impacted by various factors, including, but not limited to, our ability to raise additional funds at acceptable rates or at all; unfavorable interest rates; the incurrence of additional debt, which may be subject to certain restrictive covenants; restrictions on our use of government funding; dilution resulting from additional equity financing; our ability to control certain property as a result of our entry into joint ventures or other similar arrangements; and the loss of certain economic benefits of our property as a result of our entry into royalty agreements.

Our failure to obtain sufficient financing could result in the delay or indefinite postponement of exploration, permitting, development, construction, or production at the Project. The cost and terms of such financing may significantly reduce the expected benefits from development of the Project and/or render such development uneconomic. There can be no assurance that additional capital or other types of financing will be available when needed or that, if available, the terms of such financing will be favorable. Our failure to obtain financing could have a material adverse effect on our growth strategy and results of operations and financial condition.

The Company does not have a full staff of technical people and relies upon outside consultants to provide critical services.

The Company has a relatively small staff and depends upon its ability to hire consultants with the appropriate background and expertise. The Company’s inability to hire the appropriate consultants at the appropriate time could adversely impact the Company’s ability to advance its exploration and permitting activities. For example, the Company will need to hire additional staff and consultants in order to commence construction of the project.

6

The CFIUS Review Process is Inherently Uncertain and May Have a Material Adverse Effect on Our Business, Financial Condition, and the Trading Price of Our Securities.

We intend to submit a voluntary notice to the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), in connection with a prior transaction in which a foreign person acquired a significant equity stake in the Company. CFIUS is an interagency committee of the U.S. government authorized to review certain transactions involving foreign investment in U.S. businesses for national security considerations. International Energy & Mineral Resources (“IMER”), a foreign entity, is the holder of 6,073,435 shares of our common stock.

IEMR’s shares were not acquired through a direct purchase from, or transaction with, the Company. Rather, IEMR obtained a court judgment in British Columbia against Multi-Metal Development Limited (“MMD”) a former large shareholder of the Company. IEMR’s judgement against MMD arose from unpaid notes in the original principal amount of approximately $2.5 million issued by MMD to IEMR in 2013. In July of 2014, IEMR declared default under MMD’s notes. After a lengthy and unsuccessful period of negotiations between IEMR and MMD, IEMR eventually sued MMD under these notes and obtained a default judgment against MMD in the amount of $2.2 million in February of 2022. The British Columbia judgement against MMD was later domesticated in Idaho and, to satisfy that judgment, an Idaho state court issued a writ of execution directing the sale of MMD’s personal property, including its shares of the Company, at a public sheriff’s sale in Ada County, Idaho. IEMR, as the sole bidder at that sale, acquired MMD’s block of shares, which shares remain subject to the lock-up restrictions described elsewhere in this prospectus.

The CFIUS review process involves several potential stages, including an initial 45-day review period, which may be followed by a 45-day investigation period, and potentially, a referral to the President of the United States for a final determination. The timing and outcome of any CFIUS review are not within our control, and there can be no assurance as to when CFIUS will conclude its review or the terms on which it may do so. We can provide no assurance regarding the type of action that may be taken by CFIUS or that any action will, in fact, be taken.

We elected to submit a voluntary CFIUS notice after approximately two years of unsuccessful engagement with IEMR aimed at a negotiated resolution regarding its ownership of our common stock. Following the execution sale of MMD’s shares to IEMR in April of 2024, we engaged in several attempts to negotiate for the Company’s repurchase of all or part of these shares from IEMR on terms that would satisfy its monetary judgement against the former shareholder, MMD. IEMR did not, however, engage with these efforts in a consistent or rational manner. On the advice of outside specialist counsel, we determined that a voluntary filing with CFIUS was a practical means of addressing IEMR’s continued presence in our capital structure. Certain federal grants, loans, and loan guarantees targeted to the development of critical minerals may be more difficult to access for companies with significant foreign ownership. We believe that CFIUS action may aid in our ability access such programs.

We do not expect the CFIUS review process to result in any penalties, limitations, or other future adverse consequences to the Company itself, as the consequences of a CFIUS action, if any, would instead affect IEMR’s ownership and/or rights with respect to its shares in the Company. Potential outcomes of CFIUS review could include required divestiture of all or part of IEMR’s equity stake and/or limitations on its rights as a shareholder. Should divestiture of IEMR’s shares ultimately be ordered, the Company intends to bid for the reacquisition of the subject equity stake. There can be no assurance, however, that the CFIUS process will result in a sale of all or any portion of the equity stake, that the Company will be the successful purchaser in the event of such a sale, or that any action will be taken by CFIUS. CFIUS review outcomes are inherently difficult to predict and there is a risk that the CFIUS process will not ultimately result in any tangible benefit to the Company. We can provide no assurance that the CFIUS process will result in any action by CFIUS, including action related to the shares in question. There is also no assurance that the process will be concluded within any particular timeframe. Uncertainty arising from the pendency of the review process could adversely affect our business, financial condition, or the trading price of our securities.

We have no history of commercially producing metals from our mineral properties and there can be no assurance that we will successfully establish mining operations or profitably produce metals.

The project is not in production or currently under construction, and we have no ongoing mining operations or revenue from mining operations. Mineral exploration and development has a high degree of risk and few properties that are explored are ultimately developed into producing mines. The future development of the project will require obtaining federal and state permits and financing and the construction and operation of mines, processing plants and related infrastructure. As a result, we are subject to all of the risks associated with establishing new mining operations and business enterprises, including, among others:

●	The need to obtain necessary environmental and other governmental approvals and permits, and the timing and conditions of those approvals and permits;
●	The potential that future exploration and development of mineral claims on or near the project site may be impacted by litigation and/or consent decrees entered into by previous owners of mineral rights;
●	The availability and cost of funds to finance construction and development activities;
●	The timing and cost, which can be considerable, of the construction of mining and processing facilities as well as other related infrastructure;
●	Potential opposition from non-governmental organizations, environmental groups or local groups which may delay or prevent development activities;
●	Potential increases in construction and operating costs due to changes in the cost of labor, fuel, power, materials and supplies, services, and foreign exchange rates;
●	The availability and cost of skilled labor and mining equipment; and
●	The availability and cost of appropriate smelting and/or refining arrangements.

The costs, timing and complexities of mine construction and development are increased by the remote location of the project, with additional challenges related thereto, including access, water and power supply, and other support infrastructure. Cost estimates may increase significantly as more detailed engineering work and studies are completed. New mining operations commonly experience unexpected costs, problems and delays during development, construction, and mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, there are no assurances that our activities will result in profitable mining operations, that we will successfully establish mining operations, or that we will profitably produce metals at the Project.

In addition, there is no assurance that our mineral exploration activities will result in any discoveries of new ore bodies. If further mineralization is discovered there is also no assurance that the mineralized material would be economical for commercial production. Discovery of mineral deposits is dependent upon a number of factors and significantly influenced by the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit is also dependent upon a number of factors which are beyond our control, including the attributes of the deposit, commodity prices, government policies and regulation, and environmental protection requirements.

Mineral resource exploration and, if warranted, development, is a speculative business, characterized by a number of significant risks, including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits, which, though present, are insufficient in volume and/or grade to return a profit from production. There is no certainty that the expenditures that have been made and may be made in the future by the Company related to the exploration of its properties will result in discoveries of mineralized material in commercially viable quantities.

Most exploration projects do not result in the discovery of commercially viable mineral deposits and no assurance can be given that any particular level of recovery or mineral reserves will in fact be realized or that any identified mineral deposit will ever qualify as a commercially viable deposit which can be legally and economically exploited.

The Company’s mineral resource and mineral reserve estimates may not be indicative of the actual copper that can be mined.

Assay results from core drilling or reverse circulation drilling can be subject to errors at the laboratory analyzing the drill samples. In addition, reverse circulation or core drilling may lead to samples which may not be representative of the copper or other metals in the entire deposit. Mineral resource and mineral reserve estimates are based on interpretation of available facts and extrapolation or interpolation of data and may not be representative of the actual deposit. In the context of mineral exploration and future development, there is inherent variability between duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. There may also be unknown geologic details that have not been identified or correctly appreciated at the current level of delineation in these types of investigations. This results in uncertainties that cannot be reasonably eliminated from the estimation process. Some of the resulting variances can have a positive effect and others can have a negative effect on mining and processing operations. The calculations of amounts of mineralized material within mineral resources and mineral reserves are estimates only. Actual recoveries of copper and other potential by-products from mineral resources and mineral reserves may be lower than those indicated by test work. Any material change in the quantity of mineralization, grade, tonnage or stripping ratio, or the price of copper and other potential by-products, may affect the economic viability of a mineral property. In addition, there can be no assurance that the recoveries of copper and other potential by-products in small-scale laboratory tests will be duplicated in larger scale pilot plant tests under on-site conditions or during production. Notwithstanding the results of any metallurgical testing or pilot plant tests for metallurgy and other factors, there remains the possibility that the ore may not react in commercial production in the same manner as it did in testing.

7

Mining and metallurgy are an inexact science and, accordingly, there always remains an element of risk that a mine may not prove to be commercially viable. Until a deposit is actually mined and processed, the quantity of mineral reserves, mineral resources and grades must be considered as estimates only. In addition, the determination and valuation of mineral reserves and mineral resources is based on, among other things, assumed metal prices. Market fluctuations and metal prices may render mineral resources and mineral reserves uneconomic. Any material change in quantity of mineral reserves, mineral resources, grade, tonnage, percent extraction of those mineral reserves recoverable by underground mining techniques or stripping ratio for those mineral reserves recoverable by open pit mining techniques may affect the economic viability of a mining project, including the project and any future operations in which the Company has a direct or indirect interest. Any or all of these factors may lead to mineral resource and/or mineral reserve estimates being overstated, the mineable copper that can be received from the project being less than the mineral resource and mineral reserve estimates, and the project not being a viable project.

If the Company’s mineral resource and mineral reserve estimates for the project are not indicative of actual grades of copper and other potential by-products, the Company will have to continue to explore for a viable deposit or cease operations.

The Company faces numerous uncertainties in estimating economically recoverable mineral reserves and mineral resources, and inaccuracies in estimates could result in lower than expected revenues, higher than expected costs and decreased profitability.

Information concerning our mining properties in Item 2, Properties has been prepared in accordance with the requirements of S-K 1300. A mineral is economically recoverable when the price at which it can be sold exceeds the costs and expenses of mining, processing and selling the mineral. Mineral reserve and mineral resource estimates of the copper and other minerals in our mining properties are based on many factors, including engineering, economic and geological data assembled and analyzed by internal staff and third parties, which includes various engineers and geologists, the area and volume covered by mining rights, assumptions regarding extraction rates and duration of mining operations, and the quality of in-place mineral reserves and mineral resources. The mineral reserve and mineral resource estimates as to both quantity and quality are updated from time to time to reflect, among other matters, new data received. According to the TRS, as of December 31, 2020, the total initial capital cost estimate for the project was approximately $1,263 million. The Company has not updated its capital cost estimates as of January 31, 2025, however, based on significant inflation and increased financing costs since 2020, the Company expects the actual cost estimates to be higher than the 2020 estimate. These cost estimates may change materially due to inflation, competition or other unforeseen challenges at the Project site.

There are numerous uncertainties inherent in estimating quantities and qualities of minerals and costs to mine recoverable mineral reserves and mineral resources, including many factors beyond the Company’s control. Estimates of mineral reserves and mineral resources necessarily depend upon a number of variable factors and assumptions, any one of which may, if incorrect, result in an estimate that varies considerably from actual results. These factors and assumptions include, among others:

●	Geologic and mining conditions, including the Company’s ability to access certain mineral deposits as a result of the nature of the geologic formations of the deposits or other factors, which may not be fully identified by available exploration data;
●	Demand for the Company’s minerals;
●	Contractual arrangements, operating costs and capital expenditures;
●	Development and reclamation costs;
●	Mining technology and processing improvements;
●	The effects of regulation by governmental agencies and adverse judicial decisions;
●	The ability to obtain, maintain and renew all required permits;
●	Employee health and safety; and
●	The Company’s ability to convert all or any part of mineral resources to economically extractable mineral reserves.

8

As a result, actual tonnage recovered from identified mining properties and estimated revenues, expenditures and cash flows with respect to mineral reserves and mineral resources may vary materially from estimates. Thus, these estimates may not accurately reflect the Company’s actual minable or recoverable mineral reserves and mineral resources. Any material inaccuracy in estimates related to the Company’s mineral reserves or mineral resources could result in lower than expected revenues, higher than expected costs or decreased profitability and changes in future cash flow, which could materially and adversely affect the Company’s business, results of operations, financial position and cash flows. Additionally, reserve and resource estimates may be adversely affected in the future by interpretations of, or changes to, the SEC’s property disclosure requirements for mining companies.

The Company has a history of net losses and expects losses to continue for the foreseeable future.

We have a history of net losses, and we expect to incur net losses for the foreseeable future. The project has not advanced to the commercial production stage, and we have no history of earnings or cash flow from operations. We expect to continue to incur net losses unless and until such time the project commences commercial production and generates sufficient revenues to fund continuing operations. The development of our mineral properties to achieve production will require the commitment of substantial financial resources. The amount and timing of expenditures will depend on a number of factors, including the progress of ongoing exploration and development, the results of consultants’ analyses and recommendations, the rate at which operating losses are incurred, the process of obtaining required government permits and approvals, responding to opposition to the project, including potential litigation, the availability and cost of financing, the participation of our partners, and the execution of any sale or joint venture agreements with strategic partners. These factors, and others, are beyond our control. There is no assurance that we will be profitable in the future.

We have a limited property portfolio.

At present, our only material mineral property is the interest that we hold through our subsidiary in the project. Unless we acquire or develop additional mineral properties, we will be solely dependent upon this property. If no additional mineral properties are acquired by us, any adverse development affecting our operations and further development at the project may have a material adverse effect on our financial condition and results of operations.

We are subject to National Environmental Policy Act of 1970 (NEPA) review and may be unable to obtain or retain necessary permits, which could adversely affect our operations.

Our mining and exploration development activities are subject to extensive permitting requirements which can be costly to comply with and involve extended timelines. Specifically, we are subject to NEPA review. Formal review under NEPA is extensive and involves multiple actions, including public scoping, coordination with cooperating agencies, the release of environmental assessments and impact statements followed by public comment and objections, potential administrative objections, and the issuance of a final record of decision. Delays in the NEPA process, such as we are unable to timely obtain a record of decision from the United States Forest Service or fail to obtain requisite ancillary permits, may adversely impact our operations. Additionally, to the extent that we are granted necessary permits, we may be subject to a number of Project requirements or conditions including the installation or undertaking of programs to safeguard protected species and their habitat, sites, or otherwise limit the impacts of our operations. Previously obtained permits may be suspended or revoked for a variety of reasons. While we strive to comply with and conclude the NEPA review process, and obtain and comply with all necessary permits and approvals, any failure to do so may have negative impacts upon our business or financial condition, such as increased delays, curtailment of our operations, increased costs, implementation of mitigation or remediation requirements, the potential for litigation or regulatory action, and damage to our reputation.

9

We are subject to extensive environmental laws and regulations, where compliance failure may impact our operations.

Our mining, exploration, and development operations are subject to extensive environmental, health, and safety laws and regulations in the jurisdictions in which we operate and include those relating to the discharge and remediation of materials in the environment, waste and materials management, and natural resource protection and preservation. Numerous governmental authorities, such as the U.S. Environmental Protection Agency, and analogous state agencies, have the authority to enforce compliance with these laws and regulations and the permits issued thereunder, oftentimes requiring difficult and costly response actions. Certain environmental laws, such as CERCLA, impose strict, joint and several liability for costs required to remediate and restore sites where hazardous substances have been stored or released, including sites subject to legacy contamination. We may be required to remediate contaminated properties currently owned and operated by us regardless of whether such contamination resulted from our actions or from the conduct of others. Additionally, claims for damages to persons or property, including damages to natural resources, may result from the environmental, health, and safety impacts of our operations.

We may incur substantial costs to maintain compliance with environmental, health, and safety laws and regulations and such costs could increase if existing laws and regulations are revised or reinterpreted or if new laws or regulations become applicable to our operations. Failure to comply with these environmental, health, and safety laws and regulations may result in the imposition of restrictions on our operations, administrative civil or criminal liabilities, injunctions, third-party property damage or personal injury claims, investigatory cleanup or other remedial obligations, or other adverse effects on our business, financial condition, or operations. Current and future legislative, regulatory, and judicial action could result in changes to operating permits, material changes in operations, and increased capital and operating expenditures, among others.

Our operations are also subject to extensive laws and regulations governing worker health and safety and require us to ensure our employees receive adequate training and guidance to follow applicable environmental, health, and safety policies, procedures, and programs. Failure to comply with applicable legal requirements may cause us to incur significant legal liability, penalties, or fines, result in reputational damage, and negatively impact our employee retention. Our mines will be inspected on a regular basis by government regulators who may issue orders and citations if they believe a violation of applicable mining health and safety laws has occurred. In such cases, we may be subject to fines, penalties, or sanctions, and our operations temporarily shut down. Additionally, future changes in applicable laws and regulations, including more rigorous enforcement, could have an adverse impact on operations and result in increased material expenditures to achieve compliance.

Our operations, including permitting, may be subject to legal challenges which could result in adverse impacts to our business and financial condition.

Our mining, exploration, and development operations, and the permits required for such activities, may be subject to legal challenges at the international, federal, state, and local level by various parties. Such legal challenges may allege non-compliance with laws and regulations or the improper grant of permits by regulatory authorities. On June 25, 2025, several non-governmental organizations filed a lawsuit challenging the USFS decision to grant the Company an exploration operating permit at its CuMo Project (as defined herein). Even if we prevail, the litigation may be time-consuming and expensive, diverting management’s attention from core business operations and potentially causing delays in expansion plans or regulatory approvals. There can be no assurance regarding the outcome of this litigation or its potential impact on our business, financial condition, and results of operations.

Legal challenges may result in adverse impacts to permitting our planned operations such as increased defense costs, the performance of additional mitigation and remedial activities, or significant delays to our project. We may also be subject to more localized opposition, including efforts by environmental groups, which could attract negative publicity or have an adverse impact on our reputation.

Additionally, our project is located in a district with significant impacts from legacy mining operations prior to our acquisition of and tenure at the sites.

Our operations are subject to climate change risks.

Climate change may result in various and presently unknown physical risks, such as the increased frequency or intensity of extreme weather events or changes in meteorological and hydrological patterns that could adversely impact our business. Such physical risks may result in damage to our facilities causing our operations to temporarily slow down or come to a stop. Moreover, the physical risks associated with climate change could have financial implications for our business, such as increased capital or operating costs, and additional expenditures to maintain or increase the resiliency of our facilities and implement contingency measures. Moreover, our planned operations may be subject to challenge on the basis that they contribute adversely to climate change.

10

Mineral prices are subject to dramatic and unpredictable fluctuations.

The Company expects to derive revenues from the sale of its mineral resource properties or from the extraction and sale of molybdenum, silver, copper, and rhenium, and associated minerals. The price of those commodities has fluctuated widely in recent years. It is affected by numerous factors beyond the Company’s control, including international, economic, and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities, and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors on the price of copper and other metals, and therefore the economic viability of any of the Company’s exploration properties and projects, cannot accurately be predicted.

The Company’s title to its mineral properties and its validity may be disputed in the future by others claiming title to all or part of such properties.

The validity of mining rights may, in certain cases, be uncertain and subject to being contested. The Company’s mining rights, claims and other land titles, particularly title to undeveloped properties, may be defective and open to being challenged by governmental authorities and local communities.

The Company’s properties consist of various mining concessions in the United States. Under U.S. law, the concessions may be subject to prior unregistered agreements or transfers, which may affect the validity of the Company’s ownership of such concessions. A claim by a third party asserting prior unregistered agreements or transfer on any of the Company’s mineral properties, especially where commercially viable mineral reserves have been located, could adversely result in the Company losing commercially viable mineral reserves. Even if a claim is unsuccessful, it may potentially affect the Company’s current activities due to the high costs of defending against such claims and its impact on senior management’s time. If the Company loses a commercially viable mineral reserve, such a loss could lower the Company’s revenues or cause it to cease operations if this mineral reserve represented all or a significant portion of the Company’s operations at the time of the loss.

Certain of the Company’s properties may be subject to the rights or the asserted rights of various community stakeholders. The presence of community stakeholders may also impact on the Company’s ability to explore, develop or, in potentially the future, operate its mining properties. In certain circumstances, consultation with such stakeholders may be required and the outcome may affect the Company’s ability to explore, develop or operate its mining properties.

Certain of the Company’s mineral rights consist of unpatented mining claims. Unpatented mining claims present unique title risks due to the rules for validity and the opportunities for third-party challenge. These claims are also subject to legal uncertainty.

Risk of Termination or Non-Completion of Mining Claims Agreements Due to Force Majeure.

Fifty-four (54) of the 126 unpatented mining claims contained within the Company’s land package are owned by a third party who has granted the Company the option to acquire these claims pursuant to a Mining Claims Agreement dated July 25, 2017, (the “MCA”), which was modified by the First Amendment to the MCA dated August 19, 2025 (the “Amendment”). The MCA is currently suspended due to the occurrence of a Force Majeure event. Under the terms of the MCA, the Force Majeure provisions allow for the temporary suspension of obligations when events beyond the control of the parties—such as natural disasters, political instability, or other unforeseen circumstances including actions or inaction, or lawsuits which delay or prevent receipt of governmental permits or the right to conduct operations thereunder —occur. While the MCA remains in place during the suspension period, there is no assurance that the Force Majeure event will be resolved in a timely manner or at all. If the underlying circumstances persist indefinitely or are not satisfactorily resolved, the purchase and sale of the mining claims may never materialize. This could materially and adversely affect our ability to acquire or develop the underlying mining assets, impact our strategic growth plans, and limit future revenue opportunities.

The Company faces substantial competition within the mining industry from other mineral companies with much greater financial and technical resources and the Company may not be able to effectively compete.

The mineral resource industry is intensively competitive in all of its phases, and the Company competes with many companies possessing much greater financial and technical research resources. Competition is particularly intense with respect to the acquisition of desirable undeveloped copper and gold properties. The principal competitive factors in the acquisition of such undeveloped properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties. Competition could adversely affect the Company’s ability to advance the project or to acquire suitable prospects for exploration in the future on terms it considers acceptable. Increased competition could adversely affect the Company’s ability to attract necessary capital funding or acquire an interest in additional properties.

11

The Company depends on key personnel for critical management decisions and industry contacts but does not maintain key person insurance.

The Company is dependent on a relatively small number of key personnel, the loss of any of whom could have an adverse effect on the operations of the Company. The Company’s success is dependent to a great degree on its ability to attract and retain highly qualified management personnel. The loss of any such key personnel, through incapacity or otherwise, would require the Company to seek and retain other qualified personnel and could compromise the pace and success of its exploration and permitting activities. The Company does not maintain key person insurance in the event of a loss of any such key personnel.

Certain Company directors and officers also serve as officers and/or directors of other mining companies, which may give rise to conflicts.

Certain Company directors and officers are also directors, officers or shareholders of other companies that are similarly engaged in the business of acquiring, developing and exploiting natural resource properties. Such associations may give rise to conflicts of interest from time to time. Directors and officers of the Company with conflicts of interest are subject to and are required to follow the procedures set out in applicable corporate and securities legislation, regulations, rules and the Company’s policies.

The Company’s business involves risks for which the Company may not be adequately insured, if it is insured at all.

During exploration and development of, and production from, mineral properties, certain risks, and in particular, unexpected or unusual geological operating conditions including landslides, ground failures, fires, flooding and earthquakes may occur. It is not always possible to fully insure against such risks. The Company does not currently have insurance against all such risks and may decide not to take out insurance against all such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the securities of the Company.

Additionally, the Company is not insured against most environmental risks. Insurance against all environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products by third parties occurring as part of historic exploration and production) has not been generally available to companies within the industry. The Company periodically evaluates the cost and coverage of the insurance that is available against certain environmental risks to determine if it would be appropriate to obtain such insurance. Without such insurance, or with limited amounts of such insurance, and should the Company become subject to environmental liabilities, the payment of such liabilities would reduce or eliminate its available funds or could exceed the funds the Company has to pay such liabilities and could result in bankruptcy. Should the Company be unable to fully fund the remedial cost of an environmental problem, it might be required to enter into costly interim compliance measures pending completion of the required remedy.

A shortage of supplies and equipment, or the inability to obtain such supplies and equipment when needed and at expected prices, could adversely affect the Company’s ability to operate its business.

The Company is dependent on various supplies and equipment to carry out its activities. The shortage of such supplies, equipment and parts, or the inability to obtain such supplies and equipment when needed, whether as a result of inflated costs, supply chain disruptions or other reasons, could have a material adverse effect on the Company’s ability to carry out its activities and therefore have a material adverse effect on the cost of doing business.

12

Risks Related to Our Industry

Resource exploration and development is a high risk, speculative business.

Resource exploration and development is a speculative business, characterized by a high number of failures. Substantial expenditures are required to discover new deposits and to develop the infrastructure, mining and processing facilities at any site chosen for mining. Resource exploration and development also involves a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to adequately mitigate. Few properties that are explored are ultimately developed into producing mines, and there is no assurance that commercial quantities of ore will be discovered on any of the Company’s exploration properties. There is also no assurance that, even if commercial quantities of ore are discovered, a mineral property will be brought into commercial production, or if brought into production, that it will be profitable. The discovery of mineral deposits is dependent upon a number of factors, including the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit is also dependent upon, among a number of other factors, it’s size, grade, proximity to infrastructure, current metal prices, and government regulations, including regulations relating to required permits, royalties, allowable production, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but any one of these factors, or the combination of any of these factors, may prevent the Company from receiving an adequate return on invested capital. In addition, depending on the type of mining operation involved, several years can elapse from the initial phase of drilling until commercial operations are commenced. Some ore reserves may become unprofitable to develop if there are unfavorable long-term market price fluctuations in gold or other metals, or if there are significant increases in operating or capital costs. Most of the above factors are beyond the Company’s control, and it is difficult to ensure that the exploration or development programs proposed by the Company will result in a profitable commercial mining operation.

Mineral exploration and development is subject to numerous industry operating hazards and risks, many of which are beyond the Company’s control and any one of which may have an adverse effect on its financial condition and operations.

The project, and any future operations in which the Company has a direct or indirect interest, will be subject to all the hazards and risks normally incidental to resource companies and mining in general. Environmental hazards, unusual or unexpected geological operating conditions, such as rock bursts, structural cave-ins and landslides, fires, earthquakes and flooding, power outages, labor disruptions, industrial accidents such as explosions, unexpected mining dilution, metallurgical and other processing issues, metal losses and periodic interruptions due to inclement or hazardous weather conditions, and the inability to obtain suitable or adequate machinery, equipment or labor, are some of the industry operating risks involved in the conduct of exploration programs and the operation of mines. If any of these events were to occur, they could cause injury or loss of life, environmental damage, operational delays, monetary losses and/or severe damage to or destruction of mineral properties, production facilities or other properties. As a result, the Company could be the subject of a regulatory investigation, potentially leading to penalties and suspension of operations. In addition, the Company may have to make expensive repairs and could be subject to legal liability as an outcome of regulatory enforcement. The occurrence of any of these operating risks and hazards may have an adverse effect on the Company’s financial condition and operations, and correspondingly on the value and price of the Company’s common shares.

The Company may not be able to obtain insurance to cover these risks at affordable premiums or at all. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of operations or other mining activities, is not generally available to the Company or to other companies within the mining industry. The Company may suffer a materially adverse effect on its business if it incurs losses related to any significant events that are not covered by its insurance policies. Please also see, among other things, the risk factor found under the subheading “The Company’s business involves risks for which the Company may not be adequately insured, if it is insured at all” above.

Metal prices have fluctuated widely in the past and are expected to continue to do so in the future, which may adversely affect the amount of revenues derived from future commercial production.

The commercial feasibility of the project and the Company’s ability to arrange funding to conduct its planned exploration projects is dependent on, among other things, the price of copper and other potential by-products. Depending on the price to be received for any minerals produced, the Company may determine that it is impractical to commence or continue commercial production. A reduction in the price of copper or other potential by-products may prevent the project from being economically mined or result in the write-off of assets whose value is impaired as a result of low copper or other metals prices.

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Future revenues, if any, are expected to be in large part derived from the future mining and sale of copper and other potential by-products or interests related thereto. The prices of these commodities fluctuate and are affected by numerous factors beyond the Company’s control, including, among others:

●	International economic and political conditions;
●	Central bank purchases and sales;
●	Expectations of inflation or deflation;
●	International currency exchange rates;
●	Interest rates;
●	Global or regional consumptive patterns;
●	Speculative activities;
●	Levels of supply and demand;
●	Increased production due to new mine developments;
●	Decreased production due to mine closures;
●	Improved mining and production methods;
●	Availability and costs of metal substitutes;
●	Metal stock levels maintained by producers and others; and
●	Inventory carrying costs.

The effect of these factors on the price of copper and other potential by-products cannot be accurately predicted. If the price of copper and other potential by-products decreases, the value of the Company’s assets would be adversely affected, thereby adversely impacting the value and price of the Company’s common shares.

While the price of copper has recently been strong, there can be no assurance that copper prices will remain at such levels or be such that the project, and any future operations in which the Company has a direct or indirect interest, will be mined at a profit.

Rising metal prices encourage mining exploration, development, and construction activity, which in the past has increased demand for and cost of contract mining services and equipment.

Increases in metal prices tend to encourage increases in mining exploration, development, and construction activities. During past expansions, demand for and the cost of contract exploration, development and construction services and equipment have increased as well. Increased demand for and cost of services and equipment could cause project costs to increase materially, resulting in delays if services or equipment cannot be obtained in a timely manner due to inadequate availability, and increased potential for scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment, any of which could materially increase project exploration, development, or construction costs, result in project delays, or both. There can be no assurance that increased costs may not adversely affect the exploration and/or development of our mineral properties in the future.

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Global financial markets can have a profound impact on the global economy in general and on the mining industry in particular.

Many industries, including the copper and other base metal mining industries, are impacted by global market conditions. Some of the key impacts of financial market turmoil can include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global and specifically mining equity markets, commodity, foreign exchange and base metal markets, and a lack of market liquidity. A slowdown in the financial markets or other economic conditions, including but not limited to, reduced consumer spending, increased unemployment rates, deteriorating business conditions, inflation, deflation, volatile fuel and energy costs, increased consumer debt levels, lack of available credit, lack of future financing, a prolonged recession, changes in interest rates and tax rates may adversely affect the Corporation’s growth and profitability potential. Specifically:

●	A global credit/liquidity crisis, or a significant increase in interest rates, could impact the cost and availability of financing and the Company’s overall liquidity;

●	The volatility of copper and other potential by-product prices may impact the Company’s future revenues, profits and cash flow;

●	Volatile energy prices, commodity and consumables prices and currency exchange rates impact potential production costs; and

●	The devaluation and volatility of global stock markets impacts the valuation of the Company’s equity securities, which may impact its ability to raise funds through the issuance of equity.

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Risks Related to Capital Structure

We believe we currently have ineffective internal control over financial reporting.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements may not be prevented or detected on a timely basis. We identified a material weakness and believe we currently have ineffective internal control over financial reporting, primarily due: to the lack of sufficient accounting personnel to manage our financial accounting process, lack of segregation of duties, lack of proper accounting for complex financial instruments, lack of design and implementation of controls, which combined constituted a material weakness in our internal control over financial reporting.

We intend to remediate these deficiencies by putting into place proper internal controls and accounting systems to ensure effective internal control over its financial reporting. Completion of remediation does not provide assurance that our remediation or other controls will continue to operate properly or remain adequate and we cannot assure you that we will not identify additional material weaknesses in our internal control over financial reporting in the future. If we are unable to maintain effective internal control over financial reporting or disclosure controls and procedures, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the rules and forms of the SEC, could be adversely affected. This failure could negatively affect the market price and trading liquidity of our stock, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties and generally materially and adversely impact our business and financial condition.

However, completion of remediation does not provide assurance that our remediation or other controls will continue to operate properly or remain adequate and we cannot assure you that we will not identify additional material weaknesses in our internal control over financial reporting in the future. If we are unable to maintain effective internal control over financial reporting or disclosure controls and procedures, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the rules and forms of the SEC, could be adversely affected. This failure could negatively affect the market price and trading liquidity of our stock, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties and generally materially and adversely impact our business and financial condition

If securities or industry analysts do not continue to publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our Common Stock is influenced by the research and reports that securities or industry analysts publish about us or our business. If analysts who cover us downgrade our Common Stock or publish inaccurate or unfavorable research about our business model or our stock performance, or if our results of operations fail to meet the expectations of analysts, the price of our Common Stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn might cause the price of our Common Stock and trading volume to decline.

System security vulnerabilities, data breaches, and cyber-attacks could compromise proprietary or otherwise sensitive information or disrupt operations, which could adversely affect the Company’s business, reputation, operations, and stock price.

Information systems and other technologies, including those related to the Company’s financial and operational management, and its technical and environmental data, are an integral part of the Company’s business activities. Network and information systems related events, such as phishing attacks, computer hacking, cyber-attacks, computer viruses, worms or other destructive or disruptive software, process breakdowns, denial of service attacks, lost or misplaced data, programming errors, scams, burglary, human error, misdirected wire transfers, other malicious activities or any combination of the foregoing. We may also be adversely affected by power outages, natural disasters, terrorist attacks, or other similar events which could result in damages to the Company’s property, equipment and data. These events also could result in significant expenditures to repair or replace damaged property or information systems and/or to protect them from similar events in the future.

We have experienced cybersecurity incidents but have not suffered any material adverse impacts to our business and operations as a result of such incidents. No security measure is infallible. Our facilities and systems, and those of our third-party service providers, have been subject to certain cybersecurity incidents and are vulnerable to future adverse events. We may also identify previously undiscovered instances of security breaches or bad actors with present access to our systems.

In addition, as a general matter, the frequency and magnitude of cyber-attacks is increasing, and attackers have become more sophisticated. Cyber-attacks are similarly evolving and include without limitation use of malicious software, surveillance, credential stuffing, spear phishing, social engineering, use of deepfakes (i.e., highly realistic synthetic media generated by artificial intelligence), attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. The Corporation may be unable to anticipate, detect or prevent future attacks, particularly as the methodologies used by attackers change frequently or are not recognizable until deployed. We may also be unable to investigate or remediate incidents as attackers are increasingly using techniques and tools designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence.

Furthermore, any security breaches such as misappropriation, misuse, leakage, falsification, accidental release or loss of information contained in the Company’s information technology systems including personnel and other data that could damage its reputation, trigger reporting or other requirements under material contracts and require the Company to expend significant capital and other resources to remedy any such security breach. Insurance held by the Company may mitigate losses, however, in any such events or security breaches, such insurance coverage may not be sufficient to cover any consequent losses or otherwise adequately compensate the Company for any disruptions to its business that may result, including loss or disruption of a material contract resulting from such breach. Insurance coverage may also be entirely unavailable. The occurrence of any such events or security breaches could have a material adverse effect on the business of the Company. In particular, a cybersecurity incident resulting in a security breach or failure to identify a security threat could disrupt our business and could result in the loss of sensitive, confidential information or other assets, as well as an inability to complete transactions, litigation including individual claims or class actions, regulatory enforcement, violation of privacy or securities laws and regulations, and remediation costs, all of which could materially impact our reputation, operations, or financial performance.

There can be no assurance that these events and/or security breaches will not occur in the future or not have an adverse effect of the business, reputation, results of operations, and financial condition of the Company.

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You may experience dilution of your ownership interests because of the future issuance of additional shares of Common Stock or other securities that are convertible into or exercisable for Common Stock or preferred stock.

In the future, the Company may issue authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of present stockholders. The Company is authorized to issue an aggregate of 500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, 200 of which are designated Series A Convertible Non-Voting Preferred Stock. Additional shares of Common Stock or other securities that are convertible into or exercisable for Common Stock may be issued in connection with hiring or retaining employees, future acquisitions, future sales of securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of Common Stock may create downward pressure on the trading price of Common Stock.

We could face significant penalties for our failure to comply with the terms of our outstanding convertible notes.

Our convertible notes contain positive and negative covenants and customary events of default including requiring us in many cases to timely file SEC reports. In the event we are unable to perform our obligations under the convertible notes, or make timely payment, we could face significant penalties and/or liquidated damages and/or the conversion price of such notes could be adjusted downward significantly, all of which could have a material adverse effect on our results of operations and financial condition, or cause any investment in the Company to decline in value or become worthless. As of the date of this prospectus, we have not defaulted on the convertible notes.

Shares of Common Stock are subject to the “penny stock” rules of the SEC, and the trading market in the Company’s securities is limited, which makes transactions in its stock cumbersome and may reduce the value of an investment in its stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

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In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person; and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of shares of Common Stock and may cause a decline in the market value of the Company’s stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because the Company does not intend to pay any cash dividends on its Common Stock, its stockholders will not be able to receive a return on their shares unless they sell them.

The Company intends to retain any future earnings to finance the development and expansion of its business. The Company does not anticipate paying any cash dividends on share of Common Stock in the foreseeable future. Unless the Company pays dividends, its stockholders will not be able to receive a return on their shares unless they sell them. The Company cannot assure its stockholders that they will be able to sell shares when they desire to do so.

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Risks Related to this Offering

The price of our Common Stock and Warrants may be volatile and may be influenced by numerous factors, some of which are beyond our control.

Factors that could cause volatility in the market price of our Common Stock and Warrants include:

●	actual or anticipated fluctuations in our financial condition and operating results;

●	actual or anticipated changes in our growth rate relative to our competitors;

●	success of our competitors in commercializing products;

●	strategic transactions undertaken by us;

●	additions or departures of key personnel;

●	prevailing economic conditions;

●	disputes concerning our intellectual property or other proprietary rights;

●	U.S. or foreign regulatory actions affecting us or our industry;

●	sales of our Common Stock by our officers, directors or significant stockholders;

●	future sales or issuances of equity or debt securities by us;

●	business disruptions caused by natural disasters; and

●	issuance of new or changed securities analysts’ reports or recommendations regarding us.

In addition, the stock markets in general have experienced extreme volatility that have been often unrelated to the operating performance of the issuer. These broad market fluctuations may negatively impact the price or liquidity of our Common Stock and Warrants. In the past, when the price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business.

We have effected a reverse stock split of our Common Stock, which may not increase the market price of our common stock over the long term and could decrease the liquidity of our Common Stock.

In connection with our efforts to meet the initial listing requirements of the NYSE American, we have effectuated a reverse stock split of our Common Stock at a ratio of 1:20, as determined by our board of directors. While the primary purpose of the reverse stock split is to increase the per-share market price of our common stock, there can be no assurance that the reverse stock split will have that effect or that we will meet other applicable listing requirements of the NYSE American.

The market price of our Common Stock is influenced by many factors and may not reflect the proportional reduction in the number of outstanding shares resulting from the reverse stock split. The reverse stock split may also lead to a reduction in the trading volume and liquidity of our common stock, which could increase price volatility and make it more difficult for stockholders to buy or sell shares.

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Additionally, the reverse stock split may result in some stockholders owning “odd lots” of fewer than 100 shares, which may be more difficult or expensive to sell, potentially further reducing liquidity. There is also a risk that the reverse stock split could be viewed negatively by the market or investors, which could result in a decline in the market price of our Common Stock.

The price of our Common Stock and Warrants may be volatile, and purchasers of our Common Stock could incur substantial losses.

Our share price may be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their Common Stock and Warrants at or above the offering price. The market price for our Common Stock and Warrants will be influenced by many factors, including, but not limited to:

●	the success of our staffing arrangements and the marketing of our services;
●	the recruitment or departure of key personnel;
●	quarterly or annual variations in our financial results or those of companies that are perceived to be similar to us;
●	market conditions in the industries in which we compete and issuance of new or changed securities;
●	analysts’ reports or recommendations;
●	the failure of securities analysts to cover our Common Stock after this Offering or changes in financial estimates by analysts;
●	the inability to meet the financial estimates of analysts who follow our Common Stock;
●	the issuance of any additional securities of ours;
●	investor perception of our company and of the industry in which we compete; and
●	general economic, political, and market conditions.

If our listing application for our Common Stock and Warrants is not approved by NYSE American, we will not be able to consummate the offering and will terminate the offering.

If our listing application is not approved by NYSE American, we will not be able to consummate the offering and will terminate the offering. Failure to have our Common Stock and Warrants listed on NYSE American would make it more difficult for our stockholders to dispose of our Common Stock and Warrants and more difficult to obtain accurate price quotations on our Common Stock and Warrants. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our Common Stock and Warrants is not traded on a national securities exchange.

The market price of our Common Stock and Warrants may be highly volatile, and you could lose all or part of your investment.

The trading price of our Common Stock and Warrants is likely to be volatile. Upon the consummation of this offering, we will have a relatively small public float due to the relatively small size of the offering, and the concentrated ownership of our Common Stock and Warrants among our executive officers, directors, and greater than 5% stockholders. As a result of our small public float, our Common Stock and Warrants may be less liquid and have greater stock price volatility than the common stock of companies with broader public ownership.

Our stock price could be subject to wide fluctuations in response to a variety of other factors, which include:

●	whether we achieve our anticipated corporate objectives;
●	changes in financial or operational estimates or projections;
●	termination of the lock-up agreement or other restrictions on the ability of our stockholders and other security holders to sell shares after this offering; and
●	general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general has recently experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Such rapid and substantial price volatility, including any stock run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our stock. This volatility may prevent you from being able to sell your securities at or above the price you paid for your securities. If the market price of our Common Stock and Warrants after the offering does not exceed the offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

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If you purchase our Common Stock and Warrants in the offering, you will suffer immediate and substantial dilution of your investment.

The offering price of the Common Stock and Warrants is substantially higher than the net tangible book value per share. Therefore, if you purchase Common Stock and Warrants in the offering, your interest will be diluted immediately to the extent of the difference between the offering price and the net tangible book value per share after this offering. See “Dilution.”

We have broad discretion in the use of our net proceeds from the Common Stock and Warrants sold in the offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our operating results or enhance the value of our Common Stock and Warrants. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. The failure of our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our Common Stock to decline. Pending their use, we may invest our net proceeds from this offering in a manner that does not produce income, or that loses value. See “Use of Proceeds” in this prospectus.

There has been no independent valuation of our stock, which means that our Common Stock and accompanying Warrants may be worth less than the offering price in the offering.

The per share purchase price in the offering has been determined by us without independent valuation of our shares of Common Stock and Warrants. We established the offering price based on management’s estimate of the valuation of the Company’s shares of Common Stock and Warrants. This valuation is highly speculative and arbitrary. There is no relation to the market value, book value, or any other established criteria. We did not obtain an independent appraisal opinion on the valuation of our shares. Our shares of Common Stock and Warrants may have a value significantly less than the offering price, and the shares may never obtain a value equal to or greater than the offering price.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock and Warrants could be negatively affected.

Any trading market for our Common Stock and Warrants may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Common Stock and Warrants could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our Common Stock and Warrants could be negatively affected.

Future issuances of debt securities, which would rank senior to our Common Stock upon any bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our Common Stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our Common Stock.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our Common Stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of Common Stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our Common Stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our Common Stock.

The Warrants are speculative in nature.

The Warrants do not confer any rights of common stock ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common stock at a fixed price for a limited period of time. Commencing on the date of issuance, holders of the Warrants may exercise their rights to acquire the Common Stock and pay an exercise price of $8.125 per share, subject to certain adjustments, prior to the fifth anniversary of the date of issuance, after which date any unexercised Warrants will expire and have no further value.

There can be no assurance that the Warrants will be listed on the NYSE. If the Warrants are not listed, holder of Warrants will own Warrants for which there is not public market.

We have applied to list the Warrants on the NYSE American. There can be no assurance that our application will be approved prior to the closing date of this offering or at all. There is currently no market for the Warrants and if our application is rejected there will be no public market for the Warrants sold in this offering and the liquidity of the Warrants will be limited. Failure to develop an active trading market could make it difficult to sell the Warrants.

There is no assurance that any of the Warrants will be exercised and we will receive the exercise proceeds therefrom.

The Warrants have an exercise price above the price of a share of Common Stock and warrant in this offering. If the price of our Common Stock does not exceed the Warrant exercise price, then it is unlikely that the Warrants will be exercised. The Warrants will expire on the fifth anniversary of their issuance, and if they expire without being exercised the Company will not receive any proceeds therefrom.

Additionally for the Warrants to be exercised for cash, the Company must keep an effective registration statement available for issuance of the Common Stock on exercise of the Warrants. If the Company fails to maintain an effective registration statement, then the Warrants may be exercised on a cashless basis, and the Company will not receive any cash amount from their exercise.

In the event of certain fundamental transactions, holders of the Warrants may require us, or our successor, to repurchase the unexercised portion of the Warrants for cash, which may reduce the total consideration paid to holders of our Common Stock as a result of the fundamental transaction.

In the event of certain “fundamental transactions,” as defined in the Warrants, any holder of the Warrants may, within 30 days of consummation of the transaction, require us to purchase the Warrant from the holder for cash by paying the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of the warrant on the date of the consummation of the fundamental transaction. For fundamental transaction that are not within our control, including transactions not approved by our Board of Directors, the holders of the Warrant will only be entitled to receive from us or our successor the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the warrant, that was offered and paid to the holders of our Common Stock in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof.

The types of fundamental transactions which may give rise to repurchase rights for holders of the Warrants include: (i) the merger or other amalgamation of the Company into another entity; (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets; (iii) a purchase, tender, or exchange offer (whether by the Company or another entity) that has been accepted by the holders of 50% or more of our outstanding Common Stock or 50% or more of the voting power of our common equity; (iv) a reclassification, reorganization or recapitalization of our Common Stock or any compulsory share exchange pursuant to which our Common Stock is effectively converted into or exchanged for other securities, cash or property; and (v) a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger, amalgamation or scheme of arrangement) whereby another person or group acquires 50% or more of our outstanding shares of Common Stock or 50% or more of the voting power of our common equity, excluding transactions where the Company issues new shares of common stock to acquire another entity.

As a result of this provision in the Warrants, in the event of certain fundamental transactions like the sale of all of our assets, a tender offer for our shares of common stock, a recapitalization resulting in the exchange of our common stock for other securities, or the merger or acquisition of the Company into another entity, existing holders of our Common Stock may receive total consideration (whether in the form of cash or securities) that is reduced by the amount of consideration that will be paid to Warrant holders who elect to have their Warrants repurchased. In addition, although no such transaction is currently contemplated, this provision of the Warrants may make an acquisition of the Company, a sale of the Company’s assets, tender offers for the Company’s shares, and similar transactions less attractive or more difficult to negotiate and complete.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated prospects, plans and objectives of management are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “might,” “will,” “should,” “can have,” “likely” and similar expressions are used to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Accordingly, our actual results could differ materially from those projected in the forward-looking statements for many reasons, including the risk factors listed in “Risk Factors” beginning on page 6 of this prospectus and elsewhere in or in the documents incorporated by reference in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus and hereafter in our other Commission filings and public communications.

You should evaluate all forward-looking statements made by us in the context of all risks and uncertainties described with respect to our business. We caution you that the risks and uncertainties identified by us may not be all of the factors that are important to you. Furthermore, the forward-looking statements included in this report are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

INDUSTRY AND OTHER DATA

This prospectus contains industry, market, and competitive position data from our internal estimates and research, industry and general publications, research surveys, and studies conducted by third parties. Industry publications, studies, and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our internal data and estimates are based on information obtained from trade and business organizations and other contacts in the markets we operate and our management’s understanding of industry conditions. While we believe each of these studies and publications are reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions are appropriate, an independent source has verified neither such research nor definitions.

The industry in which we operate is subject to risks and uncertainties due to various factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds to us from our issuance and sale in this offering will be approximately $16,703,934, assuming a public offering price of at an assumed public offering price of $6.50, per share of Common Stock and accompanying Warrant, based on a recent quoted price of our common stock on the OTC Pink Limited Market, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter’s over-allotment option to purchase additional Common Stock is exercised in full (excluding the exercise of any Warrants issued pursuant to the over-allotment option), we estimate that our net proceeds will be approximately $19,209,524.

These estimates exclude the proceeds, if any, from the exercise of the Warrants sold in this offering. If all of the Warrants sold in this offering were to be exercised in cash at an exercise price of $8.125 per share, inclusive of all Warrants issued pursuant to the underwriter’s over-allotment option if such option to purchase additional Warrants is exercised in full, we would receive additional net proceeds of approximately $26,099,897. We cannot predict when or if these Warrants will be exercised.

22

We currently anticipate that we will use the net proceeds of approximately $16,703,934 from this offering, together with our existing resources, as follows:

●	$350,000 to complete the last phase of an updated PEA Report that has already been in process since June 2024. The management team believes that it may show favorable and compelling economic results based on successful technical work completed in 2024 on ore sorting, scanning, and demonstrated variability of our orebody.
●	$5,753,934 for SG&A
●	$2,100,000 for the retirement of certain debt.
●	$8,600,000 towards a 2026 Drilling Program that would be a first phase of preliminary work of a Prefeasibility Study.
●	$500,000 to purchase the Property as defined in the Amended MCA.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering.

DIVIDEND POLICY

We presently intend to retain our earnings, if any, to finance the development and growth of our business and operations and do not anticipate declaring or paying cash dividends on our Common Stock in the foreseeable future.

Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our operating results, financial condition, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of April 30, 2026

●	on an actual basis; and

●	on an as adjusted basis to reflect (i) the issuance and sale of shares of Common Stock and accompanying Warrants by us in this offering at the assumed public offering price of $6.50 per share (based on a recent quoted price of our Common Stock on the OTC Pink Limited Market); (ii) the issuance and sale of the shares of Common Stock and accompanying Warrants by us in this offering without full exercise of the over-allotment option at the assumed public offering price of $6.50 per share; and (iii) debt conversion and repayment.

23

You should read this capitalization table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of April 30, 2026
		Pro Form as
		adjusted (1)
	Actual	Without Exercise of the
	(unaudited)	Over-allotment Option
Cash and cash equivalents	$164,216	$17,656,902
Total assets	$470,924	$20,463,610
Debt	$3,919,796	$4,001,665
Total liabilities	$7,189,279	$6,812,840
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding at
April 30, 2026	$-	$-
Common stock, $0.001 par value, 500,000,000 shares authorized, 13,948,917 issued and
outstanding at April 30, 2026	$13,949	$17,080
Additional paid-in capital	$34,997,532	$53,883,419
Total equity	$(6,718,355)	$13,650,770
Total capitalization	$(1,330,817)	$17,457,360

(1)	Reflects the sale of our Common Stock and accompanying Warrants in this offering at the assumed public offering price of $6.50 per share and the conversion of approximately $1.08 million of debt and related accrued interest to Common Stock in the transaction, based on an assumed offering price of $6.50 per share. Also includes the impact of $1.289 million in proceeds from the issuance and conversion of convertible promissory notes in connection with the offering.

The number of shares of Common Stock outstanding is based on 13,948,917 shares of Common Stock issued and outstanding as of April 30, 2026, and excludes:

●	1,758,750 shares of Common Stock issuable upon the exercise of stock options at a weighted average price of $5.01;
●	2,995,914 shares of Common Stock issuable upon the exercise of warrants at a weighted average price of $3.17;
●

227,773 shares issuable to certain bondholders holding approximately $1.036 million of debt and accrued interest that will convert to Common Stock in the transaction, based on an assumed public offering price of $6.50 per share;

●	339,109 shares issuable to certain convertible promissory noteholders holding approximately $1.54 million of debt that will convert to Common Stock and Warrants in the transaction based on an assumed offering price of $6.50 per share;
●	up to 2,793,300 shares of Common Stock issuable upon the exercise of the Warrants offered hereby;
●	339,110 shares of Common Stock issuable upon the exercise of the Warrants at a weighted average price of $4.55 issuable to certain convertible promissory noteholders holding approximately $1.54 million of debt that will convert to Common Stock and Warrants in the transaction, based on an assumed offering price of $6.50 per share; and
●	230,770 shares of Common Stock issuable for the purchase of mineral rights, based on an assumed offering price of $6.50 per share.

Except as otherwise indicated, all information in this prospectus assumes:

●	no exercise of the over-allotment option; and
●	no exercise of the Underwriter’s Warrants.

DILUTION

If you invest in our Common Stock and accompanying Warrants, your interest will be diluted immediately to the extent of the difference between the public offering price per share you will pay in this offering and the adjusted net tangible book value per share of our Common Stock after this offering.

The historical net tangible book value of our Common Stock as of April 30, 2026, was approximately $(6,718,355) or $(0.48) per share based upon 13,948,917 shares of Common Stock outstanding on such date. Historical net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of Common Stock outstanding.

Following this offering, our adjusted net tangible book value of our Common Stock will be $0.72 per share. Adjusted net tangible book value per share represents adjusted net tangible book value divided by the total number of shares outstanding after giving effect to the sale of the shares in this offering at the assumed public offering price of $6.50 per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. This represents an immediate increase in adjusted net tangible book value of $1.20 per share to existing stockholders and an immediate dilution of $5.57 per share to investors purchasing shares of Common Stock in this offering at the assumed public offering price.

The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per share	$6.50
Net tangible book value per share as of April 30, 2026	$(0.48)
Increase per share attributable to this offering	$1.20
As adjusted net tangible book value per share after this offering	$0.72
Dilution per share to new investors in this offering	$5.57

If the underwriters’ over-allotment option is exercised in full, our adjusted net tangible book value following the offering will be $1.13 per share, and the dilution to investors purchasing shares of Common Stock and accompanying Warrants in this offering will be $5.43 per share.

The number of shares of Common Stock outstanding is based on 13,948,917 shares of Common Stock issued and outstanding as of April 30, 2026 and 2,793,300 shares of Common Stock issuable in this offering and excludes an aggregate of 4,754,664 shares of Common Stock issued and outstanding issuable upon the exercise of stock options and warrants, and 227,773 shares of Common Stock issuable to certain bondholders converting approximately $1.036 million of debt and accrued interest into Common Stock in the transaction, and 339,109 shares issuable to certain convertible promissory noteholders holding approximately $1.36 million of debt that will convert to Common Stock in the transaction, based on a discounted offering price of $6.00, up to 2,793,300 shares of Common Stock issuable upon the exercise of the Warrants offered hereby, and up to 418,995 shares of Common Stock issuable upon the exercise of the Warrants issuable upon the exercise of the over-allotment option.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this report. The information and financial data discussed below is only a summary and should be read in conjunction with the historical financial statements and related notes herein. The financial statements fully represent the Company’s financial condition and operations; however, they are not indicative of the Company’s future performance. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this prospectus. All share and per share amounts in this section have been retrospectively adjusted for all periods presented to reflect the Reverse Stock Split effectuated on December 15, 2025.

Nature of Operations

The Company is in the process of exploring its mineral right interests in the United States and at the date of these consolidated financial statements, has not yet determined whether any of its mineral properties contain economically recoverable mineral reserves. Accordingly, the carrying amount of mineral right interests represents cumulative expenditures incurred to date and does not necessarily reflect present or future values. The recovery of these costs is dependent upon the discovery of economically recoverable mineral reserves and the ability of the Company to obtain the necessary financing to complete their exploration and development and to resolve any environmental, regulatory, or other constraints. Uncertainty also exists with respect to the recoverability of the carrying value of certain mineral right interests. The ability of the Company to realize its investment in resource properties is contingent upon the maintenance and integrity of the Company’s title to such properties.

Mining Operations

To determine material mining operations in accordance with subpart 1300 of SEC Regulation S-K, management considered both quantitative and qualitative factors, assessed in the context of the Company’s overall business and financial condition. The Company concluded that, as of the date of the filing of this Report, its sole material mining operation is the CuMo Project. The Company will update its assessment of individual material mining properties on an annual basis.

The information relating to such sole material mining operation is contained in the technical report summary (“TRS”) relating to the CuMo Project prepared in compliance with the Item 601(b)(96) and subpart 1300 of Regulation S-K. Reference should be made to the full text of the TRS, a copy of which was filed as Exhibit 96.1 to the Current Report on Form 8-K, dated January 27, 2023.

Pursuant to Item 1302(b)(5) of Regulation S-K (17 C.F.R. §229.1302(b)(5)), the Company states that the TRS was prepared by Shaun M. Dykes (our former Vice President and former Director), M. Sc. (Eng), P. Geo of Geologic Systems, Ltd. Mr. Dykes is currently serving as a technical advisor to the registrant. Mr. Dykes meets the qualifications specified under the definition of “Qualified Person” under Item 1300 of Regulation S-K.

The CuMo Project currently consists of one hundred and twenty-six (126) federal unpatented lode mining claims, and six (6) patented mining claims. In total, the project comprises approximately 2,640 acres. The unpatented lode mining claims and patented claims are situated in an unorganized mining district, in Boise County, Idaho, spanning Sections in Township 7N and 8N, Range 5E and 6E, Boise Meridian.

No assurances can be given that any of these plans will come to fruition or that if implemented they will necessarily yield positive results.

Going Concern Qualification

Several conditions and events cast substantial doubt about the Company’s ability to continue as a going concern. The Company has incurred cumulative net losses of $41,729,836 from its inception to April 30, 2026, and requires capital for its contemplated operational and marketing activities to take place. The Company’s ability to raise additional capital through debt or future issuances of capital stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raises substantial doubt about the Company’s ability to continue as a going concern. The Report of our independent registered public accountants on our financial statements for the year ended January 31, 2026, states that these conditions, among others, raise substantial doubt about our ability to continue as a going concern.

Exchange Transaction

As a result of the Share Exchange Agreement (as defined herein), which was consummated January 23, 2023, we are no longer a shell company. However, for the fiscal year ended as of December 31, 2022, we were a shell company and did not generate any revenues.

We changed our fiscal year to January 31.

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Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and notes thereto for the three months ended April 30, 2026 and 2025 and the years ended January 31, 2026, and 2025, and related management discussion herein.

Our consolidated financial statements are stated in U.S. Dollars and are prepared in accordance with US GAAP.

For the three months ended April 30, 2026, compared to the three months ended April 30, 2025

Revenue

The Company has had no revenue historically to date.

Operating Expenses

The Company had operating expenses of $1,340,324 for the three months ended April 30, 2026, compared to $563,138 for the three months ended April 30, 2025. The increase was primarily due to the increase in professional fees ($714,862 for the three months ended April 30, 2026 compared to $170,324 for the same period in 2025) related to legal fees and financing fees, an increase in payroll and related expenses ($182,500 for the three months ended April 30, 2026 compared to $65,000 for the same period in 2025), an increase in rent expense ($11,510 for the three months ended April 30, 2026 compared to $9,930 for the same period in 2025), an increase in stock-based compensation ($345,000 for the three months ended April 30, 2026 compared to $277,500 for the same period in 2025), and an increase in other general and administrative expenses ($86,452 for the three months ended April 30, 2026 compared to $40,384 for the same period in 2025).

Other Income / Expenses

The Company had other expenses, net, of $171,606 for the three months ended April 30, 2026, compared to $119,750 of expense for the three months ended April 30. 2025.

Net Loss

The Company had a net loss of $1,511,930 for the three months ended April 30, 2026, compared to $682,888 for the three months ended April 30, 2025.

Liquidity and Capital Resources

As of April 30, 2026, the Company had cash of $164,216. We do not have sufficient resources to effectuate our business. We estimate that ongoing expenses will be comprised primarily of general expenses including overhead, legal and accounting fees. The Company does not project revenue for the next few years, as is typical in mining companies. The Company has and will continue to raise capital to fund the expenses. To maintain our plan of growth, we need to raise a minimum of an additional $12,000,000. These factors raise substantial doubts about the Company’s ability to continue as a going concern.

Operations used cash of $855,058 for the three months ended April 30, 2026, compared to cash used of $225,967 for the same period in 2025.

We used cash in investing activities of $0 for the three months ended April 30, 2026, compared to $0 for the same period in 2025.

We had cash provided by financing activities for the three months ended April 30, 2026, of $995,000 compared to $133,000 for the same period in 2025.

26

We will have to raise funds to pay for our expenses. We may have to borrow money from shareholders or issue debt or equity or enter into a strategic arrangement with a third party. There can be no assurance that additional capital will be available to us. We currently have no arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since we have no such arrangements or plans currently in effect, our inability to raise funds for our operations will have a severe negative impact on our ability to remain a viable company.

For the Year Ended January 31, 2026 Compared to the Year Ended January 31, 2025

Revenue

The Company did not have revenues for the year ended January 31, 2026, or January 31, 2025.

Operating expenses

The Company had operating expenses of $2,623,677 for the year ended January 31, 2026, compared to $4,721,523 for the year ended January 31, 2025, comprised of the following categories:

	2026	2025	$ Change	% Change
Professional fees	$559,053	$912,804	$(353,751)	-39%
Payroll and related expenses	258,467	157,500	100,967	64%
Rent expense	22,088	197,415	(175,327)	-89%
Stock-based compensation	1,454,167	2,966,115	(1,511,948)	-51%
Other general and administrative expenses	329,902	487,689	(157,787)	-32%
Total operating expenses	$2,623,677	$4,721,523	$(2,097,846)	-44%

Professional fees decreased due to decreases in costs associated with the increased costs related to the preparation of the Company’s Form S-1 in the year ended January 31, 2025 compared to the same period in 2026. Payroll and related expenses increased as officers and employees costs elevated with the preparation for operations to commence. Stock-based compensation decreased due to less conversions of consultants’ fees into common stock for the year ended January 31, 2026 compared to the same period in 2025. General and administrative costs decreased due to the decrease in the Company’s activity generally as it continues to seek the development of its existing mining claims.

Loss from operations

The Company had a loss from operations of $2,623,677 for the year ended January 31, 2026, compared to $4,721,523 for the year ended January 31, 2025.

Other Income / Expenses

The Company had $451,287 in net other expenses for the year ended January 31, 2026, compared to net other expenses of $415,809 for the year ended January 31, 2025.

Net loss

The Company had a net loss of $3,074,964 for the year ended January 31, 2026, compared to $5,137,332 for the year ended January 31, 2025.

Liquidity and Capital Resources

As of January 31, 2026, we had current assets of $92,016 and current liabilities of $4,678,066, and our working capital deficit was $4,586,050. We do not have sufficient resources to effectuate our business. We expect to incur expenses without revenues during the next twelve months of operations. We estimate that these expenses will be comprised primarily of general expenses including overhead, legal and accounting fees. To maintain our plan of growth, we need to raise a minimum of an additional $12,000,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

We will have to raise funds to pay for our expenses. We may have to borrow money from shareholders or issue debt or equity or enter into a strategic arrangement with a third party. There can be no assurance that additional capital will be available to us. We currently have no arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since we have no such arrangements or plans currently in effect, our inability to raise funds for our operations will have a severe negative impact on our ability to remain a viable company.

We currently have no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

27

Cash Flows

Operating Activities

For the year ended January 31, 2026, net cash used in operating activities was $818,603 compared to $2,503,508 for the year ended January 31, 2025.

Investing Activities

For the years ended January 31, 2026, and 2025, we reported no cash provided by our investing activities.

Financing Activities

For the year ended January 31, 2026, we had cash provided by financing activities of $742,199, related to proceeds from convertible notes payable and the sale of preferred stock. For the year ended January 31, 2025, we had cash provided by financing activities of $2,574,040, related to proceeds from notes payable.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

The financial statements have been prepared in conformity with US GAAP, which contemplates our continuation as a going concern. The Company has no revenue and has incurred losses to date of $40,217,906. In addition, the Company’s current liabilities exceed its current assets by $4,586,051. The Company intends on financing its future development activities and its working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources, including term notes until such time that funds provided by operations are sufficient to fund working capital requirements. These factors raise substantial doubt about the Company’s ability to continue operating as a going concern. The Company’s ability to continue our operations as a going concern, realize the carrying value of our assets, and discharge our liabilities in the normal course of business is dependent upon our ability to raise capital sufficient to fund its commitments and ongoing losses, and ultimately generate profitable operations.

Contractual Obligations

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information under this item.

Off Balance Sheet Items

Under SEC regulations, we are required to disclose off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, such as changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. An off-balance sheet arrangement means a transaction, agreement, or contractual arrangement to which any entity that is not consolidated with us is a party, under which we have:

●	any obligation under certain guarantee contracts,

●	any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets,

●	any obligation under a contract that would be accounted for as a derivative instrument, except that it is both indexed to our stock and classified in shareholder equity in our statement of financial position, and

●	any obligation arising out of a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

Going Concern

We incurred net losses of $3,074,964 for the year ended January 31, 2026. We had an accumulated deficit of $40,217,906 and working capital deficit of $4,586,051 as of January 31, 2026. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The continuation of the Company as a going concern through the next twelve months is dependent upon the continued financial support from its stockholders or external financing. There can be no assurances to that effect, nor assurance that we will be successful in securing sufficient funds to sustain the operations.

These financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of these uncertainties. We believe that the actions presently being taken to obtain additional funding and implement its strategic plan provides the opportunity for the Company to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results may differ from those estimates.

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Exploration Stage Company

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to accounting and reporting by exploration stage companies. An exploration stage company is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Major improvements and betterments are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful life. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations as other gain or loss, net.

The processing plant and other machinery are depreciated over an estimated useful life of ten years; vehicles are depreciated over an estimated life of five years; and computers and other office equipment over an estimated useful life of five years.

Mineral Properties

Costs of exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. Mineral property acquisition costs, including licenses and lease payments, are capitalized. Although we have taken steps to verify title to mineral properties in which it has an interest, these procedures do not guarantee our rights. Such properties may be subject to prior agreements or transfers and title may be affected by undetected defects.

Impairment losses are recorded on mineral properties used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. As of January 31, 2026, we did not recognize any impairment losses related to mineral properties held.

Impairment of Intangible Assets with Indefinite Useful Lives

We account for intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other (“ASC 350”). ASC 350 requires that intangible assets with indefinite useful lives no longer be amortized but instead be evaluated for impairment at least annually. On an annual basis, in the fourth quarter of the fiscal year, we review our intangible assets with indefinite useful lives for impairment by first assessing qualitative factors to determine whether the existence of events or circumstances makes it more-likely-than-not that the fair value of an intangible asset is less than its carrying amount. If it is determined that it is more-likely-than-not that the fair value of an intangible asset is less than its carrying amount, the intangible asset is further tested for impairment by comparing the carrying amount to its estimated fair value using a discounted cash flow. Impairment, if any, is measured as the amount by which an indefinite-lived intangible asset’s carrying amount exceeds its fair value.

Application of impairment tests requires significant management judgment, including the determination of fair value of each indefinite-lived intangible asset. Judgment applied when performing the qualitative analysis includes consideration of macroeconomic, industry and market conditions, overall financial performance of the entity, composition, or strategy changes affecting the recoverability of asset groups. Judgments applied when performing the quantitative analysis includes estimating future cash flows, determining appropriate discount rates and making other assumptions. Changes in these judgments, estimates and assumptions could materially affect the determination of fair value for each indefinite-lived intangible asset.

Impairment of Long-Lived Assets

For future long-lived assets, such as property and equipment and intangible assets subject to amortization, we continually monitor events and changes in circumstances that could indicate carrying amounts of future long-lived assets may not be recoverable. When such events or changes in circumstances are present, we assess the recoverability of future long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Recently Adopted Accounting Policies

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for convertible Instruments and Contracts in an Entity’s Own Equity, to address the complexity in accounting for certain financial instruments with characteristics of liabilities and equity. This ASU significantly changes the guidance on the issuer’s accounting for convertible instruments and the guidance on the derivative scope exception for contracts in an entity’s own equity so that fewer conversion features will require separate recognition, and fewer freestanding instruments, like warrants with require liability treatment. ASU 2020-06 is effective for smaller reporting companies for fiscal years beginning after December 15, 2023. The Company adopted this standard on February 1, 2024. As a result, the Company derecognized $405,305 for the remaining balance of the unamortized beneficial conversion features attributable to its outstanding convertible notes payable. The Company elected to use the modified retrospective approach as of the adoption date and recognized an adjustment to the opening balance of its accumulated deficit in the amount of $405,305.

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (“ASU 2024-03”). ASU 2024-03 is intended to improve disclosures about a public business entity’s expenses and provide more detailed information to investors about the types in commonly presented expense captions. The guidance is effective for annual periods beginning after December 15, 2026, and quarterly periods beginning after December 31, 2027, and can be adopted prospectively to financial statements issued for reporting periods after the effective date or retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the potential impact of this guidance on its financial statements.

Management does not believe any other recently issued but not yet effective accounting pronouncement, if adopted, would have a material impact on the Company’s present or future financial statements.

Seasonality

Our operating results are not affected by seasonality.

Inflation

Our business and operating results are not affected in any material way by inflation.

Changes in and Disagreements With Accountants and Financial Disclosure

On January 23, 2024, the Company dismissed Turner, Stone & Company, L.L.P. as its independent registered public accounting firm. On January 25, 2024, we engaged GreenGrowth CPAs, as our independent registered public accounting firm to audit our financials for the year ended January 31, 2024 and review the financials prepared by Turner, Stone & Company, L.L.P. for the period ended January 31, 2023 and during the interim period through January 24, 2024. The Board made the decision to engage GreenGrowth CPAs acting under authority delegated to it. During the fiscal year ending January 31, 2023, and during the interim period through January 24, 2024, we had no disagreements with Turner, Stone & Company, L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure. On October 2, 2024, the Company dismissed GreenGrowth CPAs as its independent registered public accounting firm. On the same date the Company engaged Novogradac & Company LLP as its independent registered public accounting firm to audit our financials for the year ended January 31, 2025. During the fiscal year ending January 31, 2024, and during the interim period through October 2, 2024, we had no disagreements with GreenGrowth CPAs on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure.

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DESCRIPTION OF BUSINESS

Overview

Idaho Copper Corporation is a mineral exploration and development company, focused on exploring and developing the CuMo Project. The CuMo Project currently consists of one hundred and twenty-six (126) federal unpatented lode mining claims, and six (6) patented mining claims. In total, the project comprises approximately 2,640 acres. Of the one hundred and twenty-six (126) mining claims, seventy-one (71) are in the name of Idaho Copper and fifty-five (55) are in the name of CuMo Molybdenum Mining Inc., an arm’s length party.

The unpatented lode mining claims and patented claims are situated in Boise County, Idaho, spanning Sections in Township 7N and 8N, Range 5E and 6E, Boise Meridian.

Idaho Copper seeks to capitalize on the looming copper supply deficit by advancing what is potentially one of the largest untapped copper projects in the United States. The economics of the project benefit from extensive high-value co-products including molybdenum and silver. A Preliminary Economic Assessment (PEA) was completed in May 2020 by SRK Consulting (Canada) Inc., and an updated PEA Report has been in process since June 2024.

Company History (2023 – Present)

On January 23, 2023, the Company entered into and consummated the transactions contemplated by a share exchange agreement (the “Share Exchange Agreement”) by and among the Company, International CuMo Mining Corporation (“ICUMO”), an Idaho corporation, and the shareholders of ICUMO (the “ICUMO Shareholders”). Pursuant to the terms of the Share Exchange Agreement, the ICUMO Shareholders transferred all the issued and outstanding shares of Common Stock of ICUMO to the Company in exchange for newly issued shares of the Company’s Common Stock (the “Exchange”). As a result of this transaction, ICUMO became a wholly owned subsidiary of the Company.

Pursuant to the terms of the Share Exchange Agreement, each share of ICUMO’s Common Stock held by the ICUMO Shareholders was converted into the right to receive the number of shares of Common Stock (the “Exchange Shares”) equal to an exchange ratio of 1.34 (the “Exchange Ratio”).

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As a result of the Exchange, a change in control of the Company occurred with the ICUMO Shareholders owning 90.1% of the issued and outstanding shares of Common Stock. Immediately after giving effect to the Exchange, there were 10,114,700 shares issued and outstanding shares of Common Stock, held as follows:

●	The stockholders of the Company prior to the Exchange held 1,002,700 shares of issued and outstanding Common Stock; and

●	The ICUMO Shareholders held 9,112,000 shares of issued and outstanding Common Stock.

Pursuant to the terms of the Share Exchange Agreement, on January 23, 2023 at the closing of the exchange the Company assumed: (i) all ICUMO’s obligations for the options, whether or not vested, granted to key management personnel pursuant to certain incentive stock option agreements, and any vested options (together, the “Incentive Stock Options”) are now exercisable to purchase shares of Common Stock at an exercise price of $2.50 until December 31, 2027; and (ii) all ICUMO’s obligations pursuant to certain warrants to purchase shares of ICUMO Common Stock, which warrants are now exercisable to purchase shares of Common Stock, at an exercise price of $3.00 (the “2021 Warrants”), until May 11, 2027. With respect to these Incentive Stock Options and 2021 Warrants, the Company assumed at closing, after applying the Exchange Ratio, vested and unvested options to purchase an aggregate of 2,830,750 shares of Common Stock and warrants exercisable for up to 2,077,000 shares of Common Stock.

At the closing, Ramon Lata, the sole officer, and director of the Company, resigned from all his offices and from the board of directors of the Company. In his place, the board of directors appointed four new directors, Robert Scannell, John Moeller, Shaun Dykes, and Andrew Brodkey, and the following four executive officers, Steven Rudofsky as Chief Executive Officer and President, Robert Scannell as Chief Financial Officer, Andrew Brodkey as Chief Operating Officer, and Shaun Dykes as Vice President, Exploration.

The Company’s principal business is the advancement and development of the CuMo Project, located in Boise, Idaho. As part of its involvement, the Company holds certain interests and rights in various patented and unpatented mining claims that collectively form the CuMo Project. The interests and rights in these claims have been established through key agreements, specifically the 2004 Option to Purchase Agreement (as defined herein) and the MCA, as amended by the Amendment.

Option Agreement

On October 13, 2004, the Company (then known as Mosquito Consolidated Gold Mines, Inc., a wholly owned subsidiary of American CuMo Mining Corporation, which is now known as Multi-Metal Development Company) entered into an option agreement with CuMo Molybdenum Mining Inc., a Nevada corporation (“CMMI”), for the purchase of 8 unpatented mining claims owned by CMMI (the “Option Agreement”).

The Option Agreement provided for semi-annual payments of $15,000 creditable against a $3 million advance royalty, the issuance of 300,000 shares of Mosquito Consolidated Gold Mines, Inc., and a residual net smelter return (NSR) royalty in favor of CMMI of 1.5% to a maximum of $3,000,000.00 and thereafter a 0.5% payable for so long as the Option Agreement remains in effect.

All royalty payments are due and payable by the Company every 60 days by wire transfer.

The Company must carry out all mining and procession operations in a good, workman and miner like manner according to the rules and customs of good and economic mining and processing and conform at all times to all the applicable laws and regulations of the state to Idaho and all applicable federal regulations. The Company is required to maintain workman’s compensation insurance and a liability policy of at least $1 million dollars. Additionally, the Company must perform at least $25,000 worth of work on the property during the first year and at least $50,000 worth of work on the property each year thereafter.

In the event of a default by the Company (as defined in the Option Agreement), and such default is not remedied within thirty (30) days following receipt of written notice from CMMI, the Option Agreement shall automatically terminate on the thirty-first (31st) day. If the Company fails to make required royalty payments, and such failure is not remedied within twenty (20) days following receipt of written notice, the Option Agreement shall automatically terminate on the twenty-first (21st) day.

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The Option Agreement contains standard indemnification provisions.

On January 14, 2005, the parties entered into an amendment to the Option Agreement (the “Option Amendment”), which established a four-year term and included additional payment obligations. No payments were made under the Option Amendment, and it expired by its own terms in 2009, which expiration did not affect the validity or enforceability of the Option Agreement, which remains in full force and effect.

As of the date of this prospectus, all semi-annual payments have been made and the Option Agreement is in good standing.

Mining Claims Agreement

On July 25, 2017, CMMI, Western Geoscience Inc., a Nevada corporation, and Thomas Evans (collectively, the “Seller”) entered into the MCA with Multi-Metal Development Company, a British Columbia corporation (“MMD”) and the Company (collectively, with MMD, the “Buyer”) for the purchase of 152 unpatented mining claims owned collectively by the Sellers, in exchange for consideration consisting of $500,000 in cash, 2.5 million shares of American CuMo Mining Corporation and a seven (7) year convertible debenture valued at $1 million with an interest rate of eight and one half (8.5%) percent annually.

Pursuant to the MCA, the Buyers would be conveyed the NSR originally held by CMMI under the Option Agreement, and the Sellers would expressly renounce any further claims to, or any other rights arising under, the Option Agreement, or to the property interests conveyed thereunder.

In the event of a default by the Company (as defined in the Option Agreement), and such default is not remedied within thirty (30) days following receipt of written notice from CMMI, the Option Agreement shall automatically terminate on the thirty-first (31st) day. If the Company fails to make required royalty payments, and such failure is not remedied within twenty (20) days following receipt of written notice, the Option Agreement shall automatically terminate on the twenty-first (21st) day.

During the pendency of the MCA, Buyer, with the express permission of Seller, released and dropped some of the unpatented claims described in the MCA which were agreed by the parties as unnecessary for exploration or other operations. In addition, in 2023, Seller conveyed to Buyer by quitclaim deed a number of additional unpatented claims covered by the MCA, which had been titled in Seller’s names but were held in trust for the Buyer. Consequently, as of the date of this prospectus, a total of only 54 unpatented claims described in the MCA and the Option Agreement are collectively held by the Seller.

The MCA includes a force majeure clause that suspends the performance of Buyers’ obligations in the event of, among other things, government actions that prevent the issuance or receipt of required exploration or operational permits. The Sellers and Buyers have operated under the effects of such force majeure from the inception of the MCA to the date hereof, and that the conditions necessary to lift the force majeure suspension have not yet been satisfied.

First Amendment to the Mining Claims Agreement

On August 19, 2025, the Seller and Buyer entered into the Amendment. Pursuant to the Amendment the Seller agreed to transfer as part of the Property (as defined in the MCA) to be conveyed, the NSR and the claims subject to the Option Agreement, specifically CuMo #1 through CuMo #8 as described in the Option Agreement.

Additionally, the Buyer shall have the right, but not the obligation, to purchase the Property. Upon purchase of the Property, the Buyer shall deliver Seller, $500,000 and $1,500,000 worth of shares of Common Stock of the Company, which number of shares shall be calculated by dividing $1,500,000 by the market closing price of the Company’s common stock on the closing date. Upon consummation of the purchase of the Property, the Seller will renounce any other claims or rights granted to it under the Option Agreement and the Option Agreement will be deemed terminated.

MDD agreed to assign and transfer all of its rights and obligations under the MCA to the Company.

All other terms and provisions, except as amended by the Amendment, continue to be binding, unchanged and remain in full force and effect.

Private Placement by ICUMO

Prior to entering into the Share Exchange Agreement, from December 2022 to January 9, 2023, ICUMO conducted a private placement offering whereby it issued and sold notes in the total amount of $898,000 with a conversion price of $0.10 (the “Notes”) and 898,000 warrants to purchase ICUMO Common Stock, with an exercise price of $0.15 (the “2023 Warrants”). As a condition to entering into the Share Exchange Agreement, ICUMO and the Company agreed that the Company would exchange the Notes and 2023 Warrants for notes and warrants issued by the Company (the “Replacement Notes and Warrants”). Such Replacement Notes and Warrants were issued by the Company to the holders of the Notes and 2023 Warrants on January 23, 2023. The warrants expire on January 9, 2028.

The Replacement Notes and Warrants are secured by a first priority lien on all of the assets and mining claims of the Company, other than certain patented lode mining claims that represent approximately 7.3% of the CuMo Project. As of the date of this prospectus, all of the Replacement Notes have been converted and certain of the Replacement Warrants have been exercised.

The Company continues to be a “smaller reporting company,” as defined under the Exchange Act, however, as a result of the Exchange, the Company has ceased to be a “shell company.”

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In connection with the Exchange, the Company entered into lock-up and leak-out agreements (“Lock-Up Agreements”) with (i) certain majority shareholders of ICUMO, (ii) the holders of the Incentive Stock Options, (iii) the majority stockholder of the Company prior to the Exchange; and (iv) certain service providers who will receive shares of Common Stock as payment for services rendered in connection with the Share Exchange Agreement. These Lock-Up Agreements cover the Exchange Shares, any Common Stock issued pursuant to the exercise of any Incentive Stock Options or 2021 Warrants, and all shares of Common Stock issued to such service providers (the “Covered Securities”). The Lock-Up Agreements did not require any additional restrictions to be added to the Covered Securities at issuance but rather were applicable to the holders of the Covered Securities. The Lock-up Agreements provide that the Covered Securities are subject to an 18-month lock-up from January 23, 2023, subject to (i) early release upon the Company up-listing to a national securities exchange, and (ii) termination upon certain corporate events and transactions, and also provide for certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement. At the end of the lock-up period, the Covered Securities are subject to a one-year leak-out restriction for public resales of five percent of the trailing ten (10) day average trading volume of the Common Stock. The Company may waive these restrictions.

In connection with the transactions contemplated by the Share Exchange Agreement, prior to the Closing, the Company assigned all the amounts owed to a third-party service provider to JHP Holdings, Inc. (“JHP”), the former controlling stockholder of the Company. Pursuant to the terms of this Debt Assignment and Release Agreement, JHP assumed all the outstanding debts of the Company as of January 23, 2023.

The CuMo Project, Geology and Mineralization

The CuMo Project currently consists of one hundred and twenty-six (126) federal unpatented lode mining claims, and six (6) patented mining claims. In total, the project comprises approximately 2,640 acres. The unpatented lode mining claims and patented claims are situated in an unorganized mining district, in Boise County, Idaho, spanning Sections in Township 7N and 8N, Range 5E and 6E, Boise Meridian.

The CuMo deposit is situated within the Idaho batholith and is part of a regional scale belt of porphyry and related deposits identified as the Idaho-Montana Porphyry Belt. Igneous complexes in this belt are interpreted to be related to an Eocene, intra-arc rift, and are characterized by alkalic rocks in the northeast, mixed alkalic and calc-alkalic rocks in the middle, and calc-alkaline rocks in the southwest. The CuMo deposit is located at the southwestern end of this belt and is associated with a calc-alkalic monzogranite, reported as 45-52Ma age that intrudes Cretaceous equigranular intrusive rocks of the Atlanta Lobe of the Idaho Batholith. The CuMo area is underlain by biotite granodiorite, the most common rock type of the Atlanta lobe of the Idaho batholith. All of the felsic intrusive phases contain molybdenite (MoS2) mineralization.

The CuMo deposit is located in an historic gold mining camp. Gold was discovered in the Boise Basin in 1862 and lode mining began within a year. As of 1940, total gold production amounted to 2.8 million ounces of which 74% was from placer operations. More gold has been produced from the Boise Basin than any other mining locality in Idaho. Although they are primarily gold deposits, considerable silver and minor copper, lead and zinc were produced as byproducts from the claims.

The area features two separate mineralizing events that are referred to as early Tertiary and early Miocene. The first event consists of gold-quartz veins containing minor sulfide minerals that occur within the Idaho batholith and are associated with weak wall rock alteration. Associated sulfide minerals include pyrite, arsenopyrite, sphalerite, tetrahedrite, chalcopyrite, galena, and stibnite. The second mineralizing event occurs within porphyry dikes and stocks as well as in the batholith, and is characterized by relatively abundant sulfide mineralization, subordinate quartz, and widespread wall rock alteration. Base metal mineralization consists of pyrite, sphalerite, galena, tetrahedrite, chalcopyrite, minor quartz, and siderite with local occurrences of pyrrhotite and enargite.

Molybdenum mineralization was discovered at CuMo in 1963. Mineralization on the property occurs in veins and veinlets developed within various intrusive bodies. Molybdenite (MoS2) occurs within quartz veins, veinlets, and vein stockworks. Whereas a typical porphyry deposit features disseminated mineralized areas distributed somewhat evenly throughout the orebody, CuMo is a stockwork-type deposit, Individual veinlets vary in size from tiny fractures to veinlets five centimeters in width, with an overall thickness averaging 0.3- 0.4 cm. Pyrite and/or chalcopyrite are commonly associated with molybdenite although molybdenite can occur alone without other metallic mineralization.

Due to their large size, the total contained economic molybdenum in this type of lower in-situ grade copper-molybdenum deposit can be equivalent to or exceed that of high-grade molybdenum deposits.

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Location, Access, Climate, Infrastructure and Topography

The CuMo Project is situated in the mountains of south-central Idaho, in the Boise National Forest, in Boise County, Idaho, approximately 15 miles northeast of the town of Idaho City, near the unincorporated community of Centerville, roughly 37 miles on a straight line, and 60 miles by road, from the city of Boise. Good all-weather highways, and USFS logging roads provide access to the project from Idaho City and Centerville. The trip from Boise takes approximately 1.5 hours. Access can be limited during some winter months when significant snow cover can impede passage via the Forest Service roads.

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The property is accessed by road from Boise by taking US State Highway 55 northerly for approximately 40 miles (65 km) to the town of Banks, Idaho, and then east on the Banks Lowman Road towards the town of Garden Valley for approximately 10 miles (16 km). One mile east of Garden Valley is a secondary road heading south across the Payette River. Following this secondary road, the westernmost edge of the CuMo claim block is approximately 10 miles (16 km) from Garden Valley. Alternatively, access can be gained by traveling northeast from Boise along Highway 21 past the towns of Idaho City and Centerville, along Grimes Creek, and then over the Grimes Pass.

The elevation of the CuMo project ranges between 5,100 feet and 7,200 feet. The project site features a mountain top which contains the bulk of the mineral deposit, deep ravines adjacent, and is largely forested, except for sections that have been cleared by several fires which occurred in 2014 and 2016.

The climate is defined by summer temperatures to a maximum of 100° F (38°C) and cold, windy winters with lows to -10° F (-23°C). Precipitation is moderately light with an average rainfall of 30 inches (<1 meter) and an average snowfall of approximately 140 inches (3.6 m). Vegetation in the project area consists of cedar, lodgepole pine, mountain mahogany, and juniper.

The area is serviced by the Idaho Power Company which supplies electricity to residents of Garden Valley, Lowman and Pioneerville. The nearest rail line is the Idaho Northern & Pacific line formerly operated by Union Pacific that runs through the town of Banks, approximately 20 road miles (32 km) to the west of the property. Equipment, supplies, and services for exploration and mining development projects are available at Boise. There is also a trained mining-industrial workforce available in Boise.

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Exploration and mining activities at the property can be conducted year-round, due to the established road system and its proximity to other infrastructure. The property is large enough to accommodate exploration within the current CuMo deposit property footprint.

Mining Property

To determine material mining operations in accordance with subpart 1300 of Commission Regulation S-K, management considered both quantitative and qualitative factors, assessed in the context of the Company’s overall business and financial condition. The Company concluded that, as of the date of the filing of this prospectus, its sole material mining operation is the CuMo Project. The Company will update its assessment of individual material mineral properties on an annual basis.

The information relating to such sole material mining operation is contained in the technical report summary (“TRS”) relating to the CuMo Project prepared in compliance with Item 601(b)(96) and subpart 1300 of Regulation S-K. Reference should be made to the full text of the TRS, a copy of which is filed as Exhibit 96.1 to this registration statement and is incorporated herein by reference. A glossary of terms used herein can be found in the TRS.

Pursuant to Item 1302(b)(5) of Regulation S-K (17 C.F.R. §229.1302(b)(5)), the Company states that the TRS was prepared by Shaun M. Dykes, M. Sc. (Eng), P. Geo of Geologic Systems, Ltd. Mr. Dykes served as a director of the Company and Vice President, Exploration. Mr. Dykes met the qualifications specified under the definition of “Qualified Person” under Item 1300 of Regulation S-K. Mr. Dykes resigned from his position as an officer of the Company and a member of the Board on March 27, 2023.

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The CuMo Project currently consists of one hundred and twenty-six (126) federal unpatented lode mining claims, and six (6) patented mining claims. In total, the project comprises approximately 2,640 acres. The unpatented lode mining claims and patented claims are situated in an unorganized mining district, in Boise County, Idaho, spanning Sections in Township 7N and 8N, Range 5E and 6E, Boise Meridian.

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The names of the unpatented claims, and the place of record of the location notices thereof in the official records of the Boise County recorder, and the authorized office of the Bureau of Land Management are as follows:

Table 1

The following table lists the unpatented mining claims currently a part of the CuMo Project:

Table 1 : Claims List

Unpatented CuMo Claim List

Item	Claim Name / No.	BLM Serial No.	County Instrument No.	Initial Staking Date
1	CUMO #1	188031	201255	Mar-05
2	CUMO #2	188032	201256	Mar-05
3	CUMO #3	188033	201257	Mar-05
4	CUMO #4	188034	201258	Mar-05
5	CUMO #5	188035	201259	Mar-05
6	CUMO #6	188036	201260	Mar-05
7	CUMO #7	188037	201261	Mar-05
8	CUMO #8	188038	201262	Mar-05
9	NEW CUMO #9	187938	199561	Nov-04
10	NEW CUMO #10	187939	199562	Nov-04
11	NEW CUMO #11	187940	199563	Nov-04
12	NEW CUMO #12	187941	199564	Nov-04
13	NEW CUMO #13	187942	199565	Oct-04
14	NEW CUMO #14	187943	199566	Oct-04
15	NEW CUMO #15	187944	199567	Oct-04
16	NEW CUMO #16	187945	199568	Oct-04
17	NEW CUMO #17	187946	199569	Oct-04
18	NEW CUMO #18	187947	199570	Oct-04
19	NEW CUMO #19	187948	199571	Oct-04
20	NEW CUMO #20	187949	199572	Oct-04
21	NEW CUMO #21	187950	199573	Oct-04
22	NEW CUMO #22	187951	199574	Nov-04
23	NEW CUMO #23	187952	199774	Nov-04
24	NEW CUMO #24	187953	199775	Nov-04
25	NEW CUMO #25	187954	199575	Nov-04
26	NEW CUMO #26	187955	199576	Nov-04
27	NEW CUMO #27	187956	199577	Nov-04
28	NEW CUMO #28	187957	199578	Nov-04
29	NEW CUMO #29	187958	199579	Nov-04
30	NEW CUMO #30	187959	199580	Nov-04
31	NEW CUMO #31	187960	199581	Nov-04
32	NEW CUMO #32	187961	199582	Nov-04
33	NEW CUMO #33	187962	199583	Nov-04
34	NEW CUMO #34	187963	199584	Nov-04
35	NEW CUMO #35	187964	199585	Nov-04
36	NEW CUMO #36	187965	199586	Nov-04
37	NEW CUMO #37	187966	199587	Nov-04
38	NEW CUMO #38	187967	199588	Nov-04
39	NEW CUMO #39	187968	199589	Nov-04
40	NEW CUMO #40	187969	199590	Nov-04
41	NEW CUMO #41	187970	199591	Nov-04
42	NEW CUMO #42	187971	199592	Nov-04
43	NEW CUMO #43	187972	199593	Nov-04
44	NEW CUMO #44	187973	199594	Nov-04
45	NEW CUMO #45	187974	199595	Nov-04

Unpatented CuMo Claim List

Item	Claim Name / No.	BLM Serial No.	County Instrument No.	Initial Staking Date
46	NEW CUMO #46	187975	199596	Nov-04
47	NEW CUMO #47	187976	199597	Nov-04
48	NEW CUMO #48	187977	199598	Nov-04
49	NEW CUMO #49	187978	199599	Nov-04
50	NEW CUMO #50	187979	199600	Nov-04
51	NEW CUMO #51	187980	199601	Nov-04
52	NEW CUMO #52	187981	199602	Nov-04
53	NEW CUMO #53	187982	199603	Nov-04
54	NEW CUMO #54	187983	199604	Nov-04
55	NEW CUMO #55	187984	199605	Nov-04
56	NEW CUMO #56	187985	199606	Nov-04
57	NEW CUMO #57	187986	199607	Nov-04
58	NEW CUMO #58	187987	199608	Nov-04
59	NEW CUMO #59	187988	199609	Nov-04
60	NEW CUMO #60	187989	199776	Nov-04
61	CUMO #62	188205	202147	May-05
62	CUMO #63	188206	202148	May-05
63	CUMO #65 FRACT.	188208	202150	May-05
64	CUMO #68 FRACT.	188211	202153	May-05
65	CUMO #70 FRACT.	188213	202155	May-05
66	CUMO #85	188228	202271	May-05
67	CUMO #87	188230	202273	May-05
68	CUMO #89	188232	202275	May-05
69	CUMO #91	188234	202277	May-05
70	CUMO #93	188236	202279	May-05
71	CUMO #94	188237	202281	May-05
72	CUMO #95	188238	202282	May-05
73	CUMO #99	188240	202367	May-05
74	CUMO #101	188242	202369	May-05
75	CUMO #121	188258	202283	May-05
76	CUMO #122	188259	202284	May-05
77	CUMO #123	188260	202285	May-05
78	CUMO #124	188283	202286	May-05
79	CUMO #125	188261	202287	May-05
80	CUMO #132	188268	202294	May-05
81	CUMO #133	188269	202295	May-05
82	CUMO #134	188270	202296	May-05
83	CUMO #135	188271	202297	May-05
84	CUMO #136	188272	202298	May-05
85	CUMO #137	188273	202299	May-05
86	CUMO #138	188274	202300	May-05
87	CUMO #148	188285	202310	May-05
88	CUMO #149 FRACT.	188286	202311	May-05
89	CUMO #150	188257	202312	May-05
90	CUMO #151 FRACT.	188287	202313	May-05

Unpatented CuMo Claim List

Item	Claim Name / No.	BLM Serial No.	County Instrument No.	Initial Staking Date
91	CUMO #152	188288	202314	May-05
92	CUMO #153	188289	202315	May-05
93	CUMO #154	188290	202316	May-05
94	CUMO #176 FRACT.	188306	202324	May-05
95	CUMO #177 FRACT.	188307	202325	May-05
96	CUMO #178	188308	202326	May-05
97	CUMO #179	188309	202327	May-05
98	CUMO #180	188310	202328	May-05
99	CUMO #181	188311	202329	May-05
100	CUMO #182 FRACT.	188312	202330	May-05
101	CUMO #183 FRACT.	188313	202331	May-05
102	CUMO #184	188314	202332	May-05
103	CUMO #185	188315	202333	May-05
104	CUMO #186	188316	202334	May-05
105	CUMO #187	188317	202335	May-05
106	CUMO #188 FRACT.	188318	202336	May-05
107	Sharon #1	177221	159054	Oct-94
108	Sharon #2	177222	159055	Oct-94
109	Sharon #3	177223	159056	Oct-94
110	Sharon#4	177224	159057	Oct-94
111	Sharon#5	177225	159058	Oct-94
112	Sharon#6	177226	159059	Oct-94
113	Sharon#7	177227	159060	Oct-94
114	Sharon#8	177228	159061	Oct-94
115	Sharon#9	177229	159062	Oct-94
116	Sharon#10	177230	159063	Oct-94
117	Blackjack#1	177236	159064	Oct-94
118	Blackjack#2	177237	159065	Oct-94
119	JRA No. 16	76851	106515	Sep-82
120	JRA No. 18	76853	106517	Sep-82
121	JRA No. 20	76855	106519	Sep-82
122	JRA No. 21	76856	106520	Sep-82
123	JRA No. 29	76864	106528	Sep-82
124	JRA No. 30	76865	106529	Sep-82
125	JRA No. 31	76866	106530	Sep-82
126	JRA No. 45	76880	106544	Sep-82

On August 24, 2021, ICUMO and Computershare Trust Company of Canada entered into a 7.5% Secured Note Indenture under which the aggregate principal amount of notes authorized to be issued is $15,000,000, with a maturity date of May 31, 2028. The 7.5% Secured Note Indenture is secured by all of the mining claims of ICUMO that represent the CuMo Project, other than the patented lode mining claims located in Section 13, Township 8 North, Range 5 East, Boise Meridian, Boise County, Idaho, as depicted on Mineral Survey 1706: (i) Blackbird; (ii) Red Flag; (iii) Enterprise; (iv) Enterprise Fraction; (v) Commonwealth; and (vi) Baby Mine. In connection with this security interest, ICUMO and Computershare Trust Company of Canada, as Mortgagee, signed a Real Property Mortgage under which the Mortgagee has the right upon default by the mortgagor to choose to sell the real property constituting the unpatented claims set out above. Since August 2021, the Company has issued approximately $1.08 million principal amount of such notes. Holders of approximately $1.036 million of the outstanding principal balance have agreed to convert their debt into shares of Common Stock in connection with the offering, at a price equal to 70% of the price of the offering and have entered into lock-up agreements for 6 months following the offering.

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Table 2

The following table lists the patented mining claims currently a part of the CuMo Project:

On October 31, 2014, as subsequently amended March 26, 2015, and January 29, 2016, ICUMO entered into a Loan Agreement with La Familia II, LLC, evidenced by a secured promissory note, in the amount of $500,000. The promissory note accrues annual interest at 8.5%, has a maturity date of December 31, 2025, and is secured by a first priority deed of trust over the patented mining claims listed above.

History of CuMo Project Exploration

The Boise Basin was first explored following the discovery of placer gold deposits in 1862. Several lode gold deposits were discovered and developed immediately following the initial alluvial gold rush, with significant production occurring in the late 1800’s and early 1900’s. No production has occurred on the CuMo Project claim footprint itself.

The first interest in the CuMo property was shown during aerial reconnaissance by Amax Exploration (“Amax”) in 1963. Follow-up geochemical rock and soil sampling indicated anomalous molybdenum and copper values. Forty claims were then staked, and three previously existing claims were optioned. A 2.5 mile (4 km) rough access road was constructed in 1964 to facilitate collection of rock samples and geological mapping. Amax completed detailed bedrock mapping on the CuMo property between 1964 and 1981.

In 1968, Curwood Mining Company staked 12 claims and undertook detailed mapping and geochemical rock sampling. Several trenches were excavated, and one line of dipole-dipole array induced polarization (“IP”) geophysical survey was conducted.

In 1969, Midwest Oil Corp. optioned the property and conducted exploration drilling through 1972 (four short rotary holes (less than 100 ft) initially, which were later deepened using diamond drilling, followed by six cored holes). Midwest also performed an IP survey in 1971 and an airborne magnetic survey in 1973.

In 1973, Midwest formed a joint venture with Amax and then subsequently Midwest was merged with Amoco Minerals Company (“AMOCO”) resulting in an Amax-AMOCO joint venture with AMOCO as operator. During the period 1973 to 1981, the Amax-AMOCO joint venture completed 30,822 ft of drilling, surface geological mapping, re-logging of the core, road construction, an aerial topographic survey, and age dating. In 1980, Amax Exploration Inc. transferred its interest to Climax Molybdenum Company (“Climax”), also a subsidiary of Amax Inc. In 1982, Climax collected more than 300 soil geochemical samples from three different grids.

A total of twenty-three (23) diamond holes and three RC holes were drilled on the property during this timeframe. Most RC holes were pre-collars to diamond drill holes with only the diamond drill component of the holes being used for resource modelling and sampling. The historic holes were sampled mostly at a 20ft sample interval. All the sample rejects were delivered directly from Climax’s secure facility in Colorado and are stored in the project secure warehouse facility for use by the project.

The drilling efforts from 1969 to 1982 were the only actual drilling done on the property until ICUMO in 2006, who under option from American CuMo completed one diamond drillhole and partially completed another before relinquishing the project back to American CuMo in late 2006. Thereafter, American CuMo between 2006 and 2012 drilled a total of 25,486.82 m in forty-two (42) holes. Drilling consisted of both HQ and NQ diameter core with holes being started with HQ diameter and then reducing at a major fault intersection or at 1000ft which ever was less. Core recoveries were monitored and were excellent (90%+). All holes were surveyed down-the-hole at regular intervals (100 feet) using a Reflex survey instrument. All core was collected at the drill site by the diamond drillers under supervision of onsite geology staff and delivered to a secure warehouse facility in Garden Valley where they were logged, analyzed and samples collected. All drill sites were surveyed using a total field station in order to accurately locate the holes.

The 2006 through 2012 results confirmed the extent and grade of mineralization on the property as indicated by previous drilling and demonstrated continuity of mineralization between the original wide-spaced holes.

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American CuMo’s work resulted in the interpretation and modelling of three distinct mineralized zones within the deposit. These zones were previously interpreted by Amax as distinct shells that were produced by separate intrusions. Re-interpretation of down-hole histograms for copper (Cu), silver (Ag) and molybdenite (MoS2) suggests the mineralized zones are part of a single, large, concentrically zoned system with an upper copper-silver zone, underlain by a transitional copper-molybdenum zone, in turn underlain by a lower molybdenum-rich zone. Three-dimensional modeling of the above zonation indicates the current area being drilled is located on the north side of a large system extending 4.5km (15,000ft) in diameter, of which 1.5km (~5,000ft) has been drilled.

Resource Reports and Preliminary Economic Assessments

In 2008, an initial Resource Estimate compliant with Canadian National Instrument 43-101 was commissioned by American CuMo under its former name, Mosquito Consolidated Gold Mines Ltd. This estimate was based on information from 31 diamond drillholes completed through 2007. The deposit was subdivided into three mineral domains based on the drill hole data: a Cu-Ag zone, a Cu-Mo zone, and a Mo zone. Within each mineral domain 20 ft. composites were formed. Blocks 50 x 50 x 50 ft. were estimated for MoS2, Cu, Ag and W by ordinary kriging.

In May 2009, the authors of the 2008 report provided an updated Resource Estimate based on a total of 42 diamond drill holes totaling 76,436 ft, including 11 completed during 2008. Using a Recoverable Metal Value (the “RCV”) cutoff at various US dollar values per ton, and at certain assumed metal recoveries and metal prices, the authors presented tonnages, metal grades, and contained metal for indicated and inferred resource calculations in all 3 mineralized zones.

In November 2009, Ausenco Canada Inc. (“Ausenco”), an independent, third-party engineering firm employed by American CuMo, published a NI 43-101 compliant Preliminary Economic Assessment, throughput Scoping Study Report based on the same 42 diamond drillholes. In a manner similar to the May 2009 report, Ausenco reported tonnages, metal grades and contained metal for indicated and inferred resource calculations in all 3 mineralized zones. Ausenco went further and proposed a mining and processing operational design at various mining rates, from 50,000 to 200,000 tons per day of ore to mill throughput. This firm also included provisions and estimated capital and operating costs for a conceptual open pit mine, waste dumps, tailings storage facility, plant/concentrator, molybdenum roaster, and ancillary facilities. Based on this data, Ausenco was able to perform a Preliminary Economic Assessment (PEA) of the CuMo project, at various throughput rates, which yielded numeric results for Net Present Value, Internal Rate of Return, Payback, and cash operating costs per pound of molybdenum equivalent.

In 2011, a new technical study for a NI 43-101 compliant Resource update was commissioned with Snowden Mining Consultants. The resource estimate update was based on a total of 54 diamond drillholes totaling 99,404 ft. Of these, 12 diamond drillholes were completed in 2009 and 2010. Again, using assumed metal recoveries and selected RCV cut-off grades, Snowden reported updated global Indicated Resources and global Inferred Resources Snowden adopted most of the other design parameters and assumptions offered by Ausenco.

In August 2015, Gary Giroux of Giroux Consultants Ltd. (one of the authors of the 2008 and 2009 Reports) was employed by American CuMo to publish a NI 43-101 compliant, updated resource estimate. This update was based on a total of 65 diamond drill holes totaling 120,685 feet (36,784.9 meters). Nine (9) of the sixty-five (65) diamond drill holes were completed in 2012 since the previous resource calculation. Using low, medium, and high metal price assumptions, and different cutoff grades for RCV, Giroux calculated Measured, Indicated, and Inferred mineral resource numbers for ore contained within a conceptual pit shell.

Finally, in 2020 SRK authored a NI 43-101 compliant Preliminary Economic Assessment and Technical Report (PEA) for the CuMo project. This document, relying on the previously published 2015 resource estimate, proposed an open pit mine and concentrator combination at a milling rate of 150,000 tons per day, and an initial mine life of 30 years. It also incorporated particle-based ore sorting technology to remove 28% of the mining waste from the ore stream, prior to entering the concentrator.

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The mineral resource estimates contained in the TRS are based on drilling completed through 2012 on a total of 65 diamond drill holes totaling 36,166 m (118,654 ft). As no additional drilling has been completed since the 2015 resource was estimated, the mineral resource estimates are considered current and have not been updated since that time.

The mineral resource estimates contained in the TRS were estimated in conformity with Committee for Mineral Reserves International Reporting Standards (CRIRSCO) “International Reporting Template for the public reporting of Exploration Targets, Exploration Results, Mineral Resources and Mineral Reserves” as adopted by the International Council on Mining & Metals November 2019. The mineral resources are reported in in accordance with §§229.1300 through 229.1305 (subpart 229.1300 of Regulation S-K).

The resource estimate was based on a total of 65 diamond drill holes totaling 36,166 m (118,654 ft). Nine of the 65 diamond drill holes were completed in 2012. As no additional drilling has been completed since the 2015 resource was estimated, it is considered current. The resource is considered an In-situ resource as it is based on the drilling and overall geological modeling.

Table 1 to Paragraph (D)(1)—CuMo Summary of Copper, Molybdenum, Silver, Rhenium and Sulphur Mineral Resources at the End of the Fiscal Year 2024 Based on Metal Prices (see table 2)

		Grades							Metal Recoveries (2)
Classification	short tons	Cu	MoS2	Ag	Re	S	RCV (1)	Rc v	Cu Recov	Mo Recov	Ag recov	Re Recov
	(Millions)%		%	Gms	PPM	%	$	Cutoff	%	%	%	%
Measured	297.2	0.076	0.081	2.09	0.03	0.229	17.83	$5.00	60 to 80	80 to 95	55 to 75	90
Indicated	1972.3	0.085	0.053	2.57	0.019	0.269	13.4	$5.00	60 to 80	80 to 95	55 to 75	90
Measured + Indicated	2269.6	0.084	0.057	2.5	0.021	0.264	13.98	$5.00	60 to 80	80 to 95	55 to 75	90
Inferred	2556.6	0.067	0.048	2.13	0.017	0.282	11.48	$5.00	60 to 80	80 to 95	55 to 75	90

* The detailed results of the resource calculation can be found in Exhibit 96.1 of this filing.\in particular sections 1.10.1 and Section 11. The point of reference for this mineral resource is an In-situ Resource.

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RCV calculation:

The RCV calculations were based on the following metal prices

Table 2: Metal prices for resources and represent the longer-term predictions for future prices combined with the moving average for the past 3 years.

Metal	Price
Copper (Cu), $/lb	3.00
Molybdenum trioxide (MoO3), $/lb	10.00
Molybdenum Metal (Mo), $/lb	15.00
Silver (Ag), $/ounce	12.50

Molybdenum is sold as molybdenum trioxide (MoO3) which has higher Mo content. The price used in this study for MoO3 is $10/lb. MoO3 is calculated from MoS2 by the following:

●	Pounds Mo = MoS2 * 20 / 1.6681
●	Pounds MoO3 = Pounds Mo * 1.5

The metal recoveries used to calculate RCV were a function of mineralized zones as follows:

Table 3: Metal recoveries sorted by mineralized zone

Metal	%Recoveries in Oxides	%Recoveries in Cu-Ag Zone	%Recoveries in Cu-Mo Zone	%Recoveries in Mo & MSI Zones
Cu	60.0	68.0	85.0	72.0
Mo	80.0	86.0	92.0	95.0
Ag	65.0	75.0	78.0	55.0

*Note – the recoveries for all metals in the MSI Zone were similar to the Mo Zone

Factors to use in RCV equation were as follows:

MoS2 Factor ($/ton) =	MoS2% * Mo Recovery % * 2000 lbs/ton * $/lb MoO3 * 1.5/1.6881

Cu Factor ($/ton) =	Cu % * Cu Recovery % * 2000 lbs/ton * $/lb Cu

Ag Factor ($/ton) =	Ag ppm * Ag Recovery % * $/oz Ag
31.1035 g/oz * 1.1023 tons/tonne

The equations to calculated RCV for each mineralized zone were as follows:

●	RCV (oxides) = (Cu% * 36.0) + (Ag(ppm) * 0.24) + (MoS2% * 143.88)
●	RCV (Cu-Ag) = (Cu% * 40.8) + (Ag(ppm) * 0.27) + (MoS2% * 154.67)
●	RCV (Cu-Mo) = (Cu% * 51.0) + (Ag(ppm) * 0.28) + (MoS2% * 165.46)
●	RCV (Mo) = (Cu% * 43.2) + (Ag(ppm) * 0.20) + + (MoS2% * 170.85)
●	RCV (MSI) = (Cu% * 43.2) + (Ag(ppm) * 0.20) + + (MoS2% * 170.85)

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Other assumptions:

In 2012, Snowden Mining Consultants (Snowden) used Geovia’s WhittleTM pit optimizer to determine a constraining open pit shell for the CuMo deposit. Optimization parameters were from Thompson Creek mine (a comparable open pit molybdenum project located in Idaho). The optimization parameters included mill feed, mining and processing costs of $9.28 per processed ton, overall pit slope angles of 45°, metallurgical recoveries as shown above and appropriate dilution and offsite costs and royalties. The commodity prices used in 2012 by Snowden for restraining the resource were Mo at $25/lb, Cu at $3/lb, Ag at $20/oz and W at $10/lb. This pit constraint is still valid. Once block inside the constraining pit were identified RCV values were recalculated using the current metal prices.

In the mineral resource estimate table above the base case of $5.00/t RCV cut-off is used and is selected based on operating costs and the results of grade improvement using a mineral sorting process. The $5.00 cut-off is suggested to separate waste from material that is fed into the sorters. From the sorters, only mill feed above an economic cut-off would be sent for immediate processing and is used in the economic analysis.

An estimate for rhenium (Re) and sulfur (S) associated with the MoS2 was completed using linear regression of MoS2 vs. Re and MoS2 vs S to show the average grades of Re and S that would be contained with MoS2 within each block. The Re and S were not used to determine the RCV value of resources.

There has been no changes to the disclosed mineral resource in the past 5 fiscal years.

Effect of Material Regulations on the current operations of the Company.

The Company’s current activities are subject to a number of laws and regulations, in particular including those with respect to exploration on federal lands (under the jurisdiction of the United States Forest Service (USFS)) and corresponding State of Idaho and local/Boise County laws and regulations. These laws and regulations, and permits/approvals granted by governmental entities thereunder, govern how the Company must conduct surveys and how it can build and maintain roads and drill pads, access the properties, conduct drilling and related exploration, transport staff and materials, secure, use and conserve water, protect identified species of flora and fauna, limit land disturbance, protect surface and groundwater, comply with mitigation requirements, and reclaim affected lands post-exploration. The Company is also required to post a bond with the USFS for reclamation assurance. Material compliance with these regulations is mandatory and is critical to the operations of the Company.

On March 14, 2025, the Company received a Decision Notice and Finding of No Significant Impact from the USFS approving its Exploration Plan of Operations (PoO) by the USFS (pursuant to an Environmental Assessment published by the USFS under the National Environmental Policy Act of 1970 (NEPA)) for the commencement of drilling and exploration activities. The PoO permits the Company to conduct exploration from April 15 to December 15 each calendar year for a 4-year period starting in 2025. Consequently, upon the posting of a bond, the submission of a yearly Plan of Operations, and other conditions required by the USFS and State of Idaho agencies, the Company could legally undertake exploration on federal CuMo lands in 2025. Additional approvals that the Company will need for any exploration activities will need to come from the Idaho Department of Water Resources, the Idaho Department of Environmental Quality, and Boise County Department of Roads. However, a lawsuit was filed by several Non-Governmental Organizations (NGO’s) on June 25, 2025, challenging the USFS approval of the PoO, asking for injunctive and other relief. The case was filed as Case No: 25-329 in the United States District Court for the District of Idaho. Therefore, the Company is most likely not able to carry out exploration under the Plan of Operations in 2025.

Significant encumbrances to and future permitting for the property.

There are no legal encumbrances affecting the properties except for the pledges of security under certain notes and debentures.

As to future permits and approvals beyond exploration, needed for development, construction and operation of a mining project at CuMo, and assuming that technical and economic evaluation of a project merits such development, the Company first will need to conduct extensive baseline environmental studies, hydrological studies, additional plant and animal surveys, and related activities required under NEPA to allow the USFS to publish an Environmental Impact Statement (EIS). Given the current lawsuit challenging the USFS permitting approvals, the Company anticipates that it could potentially begin carrying out drilling and exploration activities during 2026. Company expects that it will also begin additional technical analyses for a Preliminary Feasibility Study (PFS), described below, and commence environmental baseline work during 2026, leading to a PFS publication conceivably within 18 months. If the PFS results are positive, the Company would continue with additional technical work, environmental work, and preliminary engineering work, all in order to develop a Bankable Feasibility Study (BFS) and submit to the federal agency a Plan of Operations for construction, development and operation of a mining project under an EIS. The Company estimates that with no further legal challenges, an EIS could be published by the USFS as early as 2029. The Company again notes that current and future legal challenges from NGO’s could potentially prevent exploration in 2025 and beyond and can extend these approximate timelines.

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Internal Controls and Data Verification

Shaun M. Dykes, a former a director and officer of the Company, (the “Qualified Person”) reviewed the procedures used by ICUMO and produced a description and an analysis of the results as contained in Section 8 of the TRS. These are standard data verifications with no limitations.

All assay results used in the verification process by the Qualified Person were obtained from fully certified analytical laboratories with signed assay certificates.

The Qualified Person has reviewed the data collection and verification procedures followed by ICUMO and by third parties on behalf of ICUMO, and believes these procedures are consistent with industry best practices and acceptable for use in geological and resource modelling.

These procedures have also been verified by several independent qualified people over the years.

For more information about quality control/quality assurance and data verification, see Section 8 and Section 9 of the TRS.

The mineral resources estimated may ultimately be affected by a broad range of environmental, permitting, socio-economic (as discussed in Section 17 of the TRS), legal, title (as discussed in Section 3 of the TRS), marketing and political factors (as discussed in Section 22 of the TRS). At this time the authors are unaware of any of these factors that could materially affect the mineral resource estimate. Of course, going forward, relevant factors that could influence the resource estimate include changes to the geological, geotechnical or geometallurgical models, infill drilling to convert mineral resources to a higher classification, drilling to test for extensions to known resources, collection of additional bulk density data and significant changes to commodity prices. It should be noted that all these factors pose potential risk and opportunities to the current mineral resource.

Current Planned Working Programs

Ore Sorting and Updated Preliminary Economic Assessment

Idaho Copper presently is investigating the potential to utilize additional ore sorting technologies to optimize the separation of waste and low grade ore from higher grade mill feed post-mining and increase the head grade of ore being fed to a concentrator. The thin-veined, stockwork nature of the CuMo deposit lends itself well to ore sorting, since mineralized veins at CuMo largely carry the metals of interest and are much different from waste in appearance. A visual scanning exercise of all of the core recovered from previous drilling activities described herein revealed that up to 84% of the waste and lower grade ore mined can be theoretically separated from higher grade material through application of ore sorting, versus the 28% separation factor that SRK Consulting (Canada) Inc. (“SRK”) conservatively used in its 2020 Preliminary Economic Assessment (“PEA”). There are over 90 active mines in the world today which utilize some form of ore sorting.

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Idaho Copper signed an agreement in 2024 to test CuMo material with MineSense, Technologies Ltd., of Vancouver, BC, Canada, using their ShovelSense scanning systems, which employ X-ray fluorescence (the “XRF”) surface scanning technology. These systems are installed directly on mine shovel buckets and scan the blasted material as the shovel scoops it up, allowing the mine operator, based on cutoff grades, to differentiate ore from waste at the mining face. ShovelSense is currently being used successfully by at least three large producing copper open pit mines (Highland Valley BC, Copper Mountain BC, and Carmen de Andacollo Chile). The MineSense agreement was for the sum of $65,000 and contemplated that the service provider would run repetitive laboratory batch tests with its XRF sensor scanning equipment at its Vancouver facility. The Company provided representative run of mine ore samples from previous core drilling from then three geologic zones, which were processed by MineSense, who thereafter crushed the samples, re-ran them, and finally pulverized the samples and sent them to a laboratory for typical elemental analysis. The results of the MineSense testwork were very positive and demonstrated that CuMo ore is amenable to XRF ore separation technology.

Contemporaneously with this test work, in 2024 the Company executed a contract with Veracio, Inc., from Salt Lake City, Utah, to scan existing CuMo drill cores with mobile XRF scanners, in order to confirm that the CuMo deposit is variable in nature and amenable to selective separation by ore sorting techniques. Veracio scanned over 35,000 feet of core at the Company’s leased core storage facility in Idaho, at a footage rate of $8/foot, and with mobilization and incidentals, the Company has paid around $275,000. The results of this scanning testwork were again very positive, in that the variability of the orebody and its amenability to XRF sensor material separation were conclusively demonstrated.

The final ore sorting design at CuMo will likely not only rely on a single sorting pass, but may possibly integrate multiple sorting technologies, such as combining surface XRF scanning at the mining face on blasted material with downstream penetrative prompt gamma neutron activation analysis (PGNAA) or pulsed fast thermal neutron activation (PFTNA) scanners installed on material conveyors, and potentially bulk particle XRF scanners to finish. The potential combination of different ore sorting technologies and equipment could enable the Company to optimize the separation of ore from waste, substantially increasing the head grade of mill feed, and thereby reducing the size of the concentrator. Consequently, this will in theory allow the Company to significantly reduce capital and operating costs.

The Company initially contracted with SGS Bateman, Inc., (“SGS”) a noted professional mining industry consulting firm, to undertake metallurgical test work and act as lead author and Qualified Person(s) (QP), to publish an updated PEA, utilizing ore sorting results to revise the technical and economic sections of the document. The key terms of the SGS contract were, for an estimated cost of $429,000 (and an initial deposit of $110,000), SGS, and except for ore sorting, SGS was to provide all of the technical input for a Canadian NI-43-101 equivalent Technical Report and a compliant US SK-1300 Technical Report. These reports were to include all technical studies including geologic resources, mineable resources, pit optimization, mine planning and equipment scheduling, metallurgical analysis, concentrator design, capital and operating cost estimates, and an economic analysis. SGS was also engaged to conduct at its Lakefield, Ontario, Canada laboratories, metallurgical testwork on representative, post-ore sorting, higher-grade ore samples which were provided by the Company. As to ore sorting, the Company engaged Lycopodium, Inc, of Ontario, Canada, for an initial cost of roughly US$80,000, to provide a QP for an expert ore sorting analysis of the MineSense sorting results which will be incorporated into the updated PEA. Through several change orders, the scope of the Lycopodium contract was expanded, and presently the Company estimates that around $100,000 will be left to pay the service provider under this agreement.

The Company dismissed SGS Bateman in February 2025 and hired Barr Engineering Inc. (“Barr”) to act as overall author of and QP for the updated PEA. The Barr contract is for $433,000. SGS Bateman, however, is continuing with its metallurgical evaluations. The Company resolved all invoice issues with SGS Bateman. Expected budget for all of the work identified above is roughly $700,000. The updated PEA is anticipated to be published by year end 2026.

In February 2025, the Company retained Whittle Consulting (Australia) to assist in overall project optimization work. Whittle, using their patented Prober software, undertook a series of geologic, pit design and phasing, processing, and related evaluations which culminated in an optimized, internal financial model which is serving as the basis for the continued work by Barr Engineering for the PEA update. Whittle was compensated by a grant of 200,000 shares of the Company.

Additional Exploration and Metallurgical Studies; Pre-Feasibility Study

Following completion of the updated PEA, and under the approval by the USFS of approval of the Company’s Exploration Plan of Operations, but subject to the NGO litigation, the Company intends to proceed with additional exploration, including infill, expansion, and geotechnical pit wall drilling. The infill work is intended to enable the Company to reclassify resources currently labeled as Inferred, to the level of Indicated, or Measured and Indicated. The Company has tentatively budgeted $15 million for this drilling and exploration, and related field work.

The Company also plans, as part of the PFS work, to initiate additional studies, including, but not limited to: (1) determine the optimal concentrator design for both copper-silver, and molybdenum concentrate circuits, (2) investigate the potential to recover copper and/or molybdenum via heap leaching of lower grade ore that is stockpiled and not immediately processed at the concentrator. (3) investigate the use of hydrogen power or fuel cells for mobile and other equipment, (4) conduct an acid rock drainage evaluation, and (5) commission a geostatistical analysis of ore sorting simulations to determine an efficiency quotient. The Company has identified a number of outside consultants that can be engaged for a number of these studies. In total, the Company expects that these studies will cost approximately $1,000,000 and will take on the order of four (4) to six (6) months to complete.

These undertakings are part of the Company’s plan to develop an independent, third-party Pre-Feasibility Study (PFS) for the CuMo Project. In addition to the exploration and metallurgical work, explained above, the PFS will include expenditures for infrastructure and road improvements, environmental and permitting work, baseline environmental studies, preliminary engineering, community, and public/governmental relations work, and potentially costs for expansion of the current land position.

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Competitive Position in the Industry

The mineral exploration, development, and production industry are largely unintegrated. The Company competes with other exploration companies looking to acquire and obtain financing for the exploration and development of mineral resource properties. While the Company competes with other exploration companies to locate and acquire mineral resource properties, it may also compete with them for the removal or sales of mineral products from its properties if it should eventually discover their presence in quantities sufficient to make production economically feasible. Readily available markets for the sale of mineral products only sometimes exist for all mineral commodities; however, the principal CuMo Project commodities of copper, silver and molybdenum are traded on international exchanges and therefore, at a minimum a terminal market exists for which these commodities can be delivered and sold.

Competition

Idaho Copper’s competition includes large, established mining companies with substantial capabilities and more significant financial and technical resources than it. As a result of this competition, it may have to compete for financing and may need help to acquire the funding on terms it considers acceptable. ICUMO may also have to compete with other mining companies to recruit and retain qualified managerial and technical employees. If ICUMO cannot compete successfully for financing or qualified employees, its exploration programs may be slowed down or suspended, which may cause it to cease operations as a company.

Employees

As of the date of this prospectus, other than certain executives, Idaho Copper has no employees and does not have or maintain any employee benefit plans or similar plans under any applicable laws.

Property

Our principal place of business is located at 800 W. Main Street, Suite 1460, Boise, Idaho 83702. This location is a shared space and consists of approximately 1500 square feet of office and conference room space. Our current lease is month to month and we pay a monthly rent of $85. We do not anticipate that we will need to expand the office facility for the next 12 months.

Legal Proceedings

On June 25, 2025, the Idaho Conservation League and Golden Eagle Audubon Society (“Idaho Conservation”) filed a lawsuit against the U.S. Forest Service relating to the approval of our mining project. Idaho Conservation is an environmental and nongovernmental agency opposing exploration activities at the CuMo project and has challenged the Exploration Plan of Operations (PoO) submitted in June 2025. At this time, the Company is not a party to the litigation and does not anticipate that it will be named as a defendant; however, there can be no assurance that the Company will not become involved in the proceeding. As the matter is at a preliminary stage and the Company is not currently a party, no action is required by the Company at this time.

On September 12, 2025, International Energy & Mineral Resources Investment Company Limited (“IEMR”), a shareholder of the Company, filed a lawsuit in the Fourth Judicial District of Idaho seeking a declaratory judgment that the Lock-Up Agreement dated December 21, 2022, and its First Amendment dated March 30, 2024 (collectively, the “Lock-Up Agreement”) have terminated according to their terms and that IEMR may freely trade its shares.

The Company maintains that IEMR remains subject to the restrictions of the Lock-Up Agreement and filed its response to the lawsuit on September 30, 2025. On November 4, 2025, IEMR filed a motion for summary judgement on its declaratory judgement claim. The Company’s response in opposition to the motion for summary judgement was due on January 29, 2026. At that time, IEMR moved to dismiss the complaint without prejudice, and the court issued a stipulation dismissing the case.

Once IEMR is no longer subject to the Lock-Up Agreement, it would be deemed an “affiliate” of the Company for purposes of the Securities Act and the Exchange Act due to its ownership position. As a result, resales of its shares would be subject to the requirements and limitations of Rule 144 under the Securities Act, including the following:

●	Volume limitations: In any three-month period, IEMR may sell no more than the greater of (i) 1% of the Company’s outstanding shares of common stock or (ii) the average weekly trading volume during the four calendar weeks preceding the filing of a Form 144.
●	Manner of sale: Equity securities must generally be sold through a broker’s transaction or directly with a market maker.
●	Notice filing: If IEMR sells more than 5,000 shares or shares with an aggregate sales price greater than $50,000 in any three-month period, it must file a Form 144 with the SEC at or prior to the time of sale.

Other than the US District Court lawsuit referred to above, we are not involved in any material legal proceedings, nor are we aware of any legal proceedings threatened or in which any director or officer or any of their affiliates is a party adverse to our Company or has a material interest adverse to us.

We intend to submit a notice to the U.S. Committee on Foreign Investment in the United States (CFIUS) in connection with a previous transaction whereby a foreign person acquired a significant equity stake in the Company. The CFIUS review process is inherently uncertain and timing is not within our control.

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MANAGEMENT

The following table sets forth the names, ages, and positions of our current Board and executive officers:

Name	Age	Position
Andrew Brodkey	69	Director, Chief Executive Officer, President, Chief Operating Officer and Secretary
Robert Scannell	67	Director, Chief Financial Officer and Treasurer
Steven Rudofsky	63	Director
Gil Atzmon	66	Independent Director nominee(1)
Corey Redfield	66	Independent Director nominee(1)
David Herksovits	74	Independent Director nominee(1)
Dr. John Moeller	78	Independent Director nominee(1)

(1)	The nominee of independent director will become one of our independent directors effective upon the effectiveness of the registration statement of which this prospectus forms a part.

Directors are elected to serve until the earlier of the election and qualification of their successors, their removal for cause by the shareholders, or their resignation. Directors are elected by a plurality of the votes cast at the annual meeting of stockholders and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

Andrew Brodkey

Mr. Brodkey has been our Chief Executive Officer and President since July 2024. He has been our Chief Operating Officer since January 2022. Prior to that, from January 2018 to December 2021, he was the principal of Brodkey Executive Management Consulting, which was focused on the mining sector. He has more than 35 years of experience working with public companies in the mining and metals sector, including roles as VP, General Counsel at Magma Copper; VP of Business Development at BHP Copper; CEO of Pan American Lithium/First Potash Corp; CEO of Zoro Mining Corp; and CEO of Pacific Copper Corp. He was also the Managing Director of the International Mining Group at CB Richard Ellis, where he represented a number of major mining companies in the valuation, marketing and sales of mining projects. He holds a Bachelor of Science degree (with distinction) in Mining Engineering from the University of Arizona, and a Juris Doctor degree (cum laude) from Creighton University.

We believe Mr. Brodkey’s experience in the mining industry qualifies him to serve on our board of directors.

Robert Scannell

Mr. Scannell has been our Chief Financial Officer of the Company since January 2022. Since March 2015 he has been the Managing Partner of Feehan Partners, LP, a private family office. Previously, from May 1986 to March 1994, he served as a Vice President of Institutional Fixed-Income Sales at Merrill Lynch & Co. Mr. Scannell founded Tradewinds Investment Management, LP, which from 1994 to 2015 managed numerous funds investing in emerging markets, natural resources, and distressed assets. Mr. Scannell holds a Bachelor of Arts degree and Master of Business Administration degree from Penn State University, a Master of Science degree from the University of Washington, a Juris Doctor degree from Purdue University, and has been a Chartered Financial Analyst since 1993.

We believe Mr. Scannell’s background in the financial industry qualifies him to serve on our board of directors.

Steven Rudofsky

Mr. Rudofsky has been a director since August 2023. He served as our Chief Executive Officer from January 2022 to July 2024 and President of the Company from January 2023 to July 2024. He has been working in upstream and midstream natural resources for over 30 years. After beginning his career at Glencore (then Marc Rich and Co), he held senior and CEO positions at TransCanada Pipeline Ltd, Credit Agricole Investment Bank and Alfa Group of Russia. Since January 2012, Mr. Rudofsky has been a managing principal of Talex Commodities Capital, Ltd., which works with private equity and debt providers, including family offices, to implement innovative financing for the junior mining and oil & gas sectors, including streaming, convertible debt, and royalties. He holds a Bachelor of Arts degree from Clark University and a Juris Doctor degree from Emory University School of Law.

We believe Mr. Rudofsky’s experience in the natural resources industry and extensive private equity experience qualifies him to serve on our board of directors.

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Gil Atzmon, Independent Director Nominee

Mr. Atzmon will become one of our independent directors upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Atzmon has over 40 years’ experience in the energy and mineral sector, including positions as a field engineer in the oil services sector, an investment fund manager, an investment banker, and a mining executive. He was the Chairman, Chief Executive Officer and a Director of Zazu Metals, which he founded in November 2006, before its acquisition by Solitario Resources Corporation in June 2017. Mr. Atzmon has served as a director of Solitario Resources Corporation since June 2017 and was recently named its Chairman. Prior to that, from 2001 to 2002, Mr. Atzmon acted as Vice President, Corporate Development of Ivanhoe Mines Ltd. From 2000 to 2001, he served as a global energy and mining specialist in institutional equity sales for BNP Paribas. From 1998 to 2000, Mr. Atzmon was Chief Investment Strategist and Portfolio Manager for US Global Investors, Inc. Mr. Atzmon holds a Bachelor’s degree in Geology and Geography from Columbia College, Columbia University and obtained a Master’s degree in Energy and Mineral Resources from the University of Texas at Austin, Texas.

We believe Mr. Atzmon’s experience in the energy and mineral industry qualifies him to serve on our board of directors.

Corey Redfield, Independent Director Nominee

Mr. Redfield will become one of our independent directors upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Redfield is a commodities trader with extensive experience managing commodity price risk and investing in commodities-based companies. Most recently, from March 2018 to September 2021, he was a senior commodities trader at Cargill Inc. Prior to that, from January 2006 to October 2011, Mr. Redfield served as a senior trader at a large midwestern hedge fund. He was as adjunct professor of finance at the University of Minnesota from April 2002 to October 2008 and January 2021 to May 2017, and Vanderbilt University from August 2015 to December 2015. Mr. Redfield holds a Geology degree from the University of Minnesota-Morris and a Master’s degree from Vanderbilt University. He is also a Chartered Financial Analyst.

We believe Mr. Redfield’s experience in the financial industry qualifies him to serve on our board of directors.

David Herksovits, Independent Director Nominee

Mr. Herksovits will become one of our independent directors upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Herskovits is a retired audit partner of Deloitte & Touche LLP. Mr. Herskovits joined Deloitte in September 1974, was admitted to the partnership in 1985, and retired in 2013. During his career, Mr. Herskovits was responsible for major audit engagements for public and private companies. He also served in several technical and quality assurance roles at the firm. Mr. Herskovits has served as a Director of Camber Energy, Inc. since July 2018. Mr. Herskovits received his Bachelor’s degree from Cornell University and his Master’s degree from Harvard University.

We believe Mr. Herksovits’ experience in the financial industry qualifies him to serve on our board of directors.

Dr. John Moeller, Independent Director Nominee

Dr. Moeller will become one of our independent directors upon the effectiveness of the registration statement of which this prospectus forms a part. Dr. Moeller is an environmental engineer with broad experience in the permitting, development, and regulatory infrastructure of mining projects in Idaho. From approximately June 2010 to February 2019, Dr. Moeller represented the Idaho Copper project before state, local, and federal agency officials, and led the project’s highly visible environmental assessment process. Previously, he managed water quality and hazardous materials programs at the Idaho Department of Environmental Quality from approximately January 1981 to May 1990. Early in his career, he co-founded a state and federal interagency task force to permit and develop an open pit molybdenum mine in the headwaters of Idaho’s Salmon River. He chaired a governor-appointed task force to develop regulations for utilizing cyanide to leach precious metals from ores. That negotiated rule making was supported by a wide array of shareholders and approved by the legislature. He was awarded an EPA Bronze Medal for his work with hazardous waste and pollution prevention programs. He established the Boise, Idaho, office and was vice president of a national civil and environmental engineering firm from June 1990 to June 1998. Dr. Moeller was a Principal and served as Vice President of Environmental Services and Director at Forsgren Associates from June 1998 to February 2019. He conceived, founded, moderated, and co-hosted Idaho Wastewater Reuse Conferences.

From 2005 until 2017 he served as an adjunct faculty at Boise State University where he taught Water Quality Management for upper class and graduate students.

Dr. Moeller received his Bachelor of Science in Electrical Engineering and Master of Science in Zoology (Water Quality) from the University of Kentucky. He received his PhD in Biology/Zoology (Water Quality) from Idaho State University.

We believe Dr. Moeller’s vast experience as an engineer qualifies him to serve on our board of directors.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity, or until their respective successors have been elected and qualified or until his or her office is otherwise vacated in accordance with our articles of association as may be amended from time to time.

A director will also be removed from office for cause by the affirmative of the holders of two-thirds of the outstanding shares

Code of Ethics

On May 11, 2012, our board of directors approved a renewed Code of Ethics which is applicable to our officers and senior executives, which include our Chief Financial Officer, Treasurer and Chief Accounting Officer. On January 23, 2023, in connection with the Exchange, the board of directors adopted a revised and restated Code of Ethics, applicable to all officers and directors. This Code of Ethics embodies the Company’s commitment to conduct business in accordance with the highest ethical standards and applicable laws, rules, and regulations.

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The Code of Ethics promotes honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest. It promotes full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Commission and other public communications made by the Company. The Code of Ethics addresses the following areas:

●	Honest and Ethical Conduct
●	Conflicts of Interest
●	Compliance
●	Disclosure
●	Protection and Proper Use of Company Assets
●	Corporate Opportunities
●	Confidentiality
●	Fair Dealing

This Code embodies our commitment to conduct business in accordance with the highest ethical standards and applicable laws, rules and regulations. We will provide any person a copy of our Code of Ethics, without charge, upon written request to the Company’s Secretary. Requests should be addressed in writing to Idaho Copper Corporation 800 W. Main St., Suite 1460, Boise, Idaho 83702.

Role in Risk Oversight

Our board is primarily responsible for overseeing our risk management processes. The board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The board focuses on the most significant risks facing our company and our company’s general risk management strategy and also ensures that risks undertaken by our company are consistent with the board’s appetite for risk. While the board oversees our Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Each executive officer serves at the pleasure of the board.

Family relationships

There are no family relationships among any of our officers or directors.

Director Independence

Under Rule 303A of the NYSE American Rules, a director will only qualify as an “independent director” if, our board of directors affirmatively determines that the person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 303A of the NYSE Listed Company Manual, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has reviewed the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of Gil Atzmon, Corey Redfield, David Herksovits and John Moeller, is an “independent director” as defined under Rule 303A of the NYSE Listed Company Manual. Our board of directors also determined that John Moeller, David Herksovits and Corey Redfield will comprise our audit committee following this offering, Corey Redfield, Gil Atzmon, and Steven Rudofsky will comprise our compensation committee following this offering, Steven Rudofsky, John Moeller and David Herksovits will comprise our nominating and corporate governance committee following this offering, satisfy the independence standards for such committees established by the SEC and the NYSE Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

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Board Committees

Following this offering, we will have the following board of directors’ committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The anticipated composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors. Upon our listing on NYSE American, each committee’s charter will be available under the Corporate Governance section of our website at https://www.idaho-copper.com/. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Audit Committee. The audit committee’s responsibilities will include:

●	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

●	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

●	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

●	coordinating our board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

●	discussing our risk management policies;

●	meeting independently with our internal auditing staff, if any, registered public accounting firm and management;

●	reviewing and discussing with management our compliance with the FCPA;

●	reviewing and approving or ratifying any related person transactions; and

●	preparing the audit committee report required by the United States Securities and Exchange Commission rules.

After this offering, we expect that the initial members of our audit committee will consist of David Herksovits, Corey Redfield, and John Moeller. David Herksovits will be the chairperson of our audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE American. Our board has determined that David Herksovits is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE American. Under the SEC rules, members of the audit committee must also meet heightened independence standards. However, a minority of the members of the audit committee may be exempt from the heightened audit committee independence standards for one year from the date of effectiveness of the registration statement of which this prospectus forms a part. Our board of directors has determined that is independent under the heightened audit committee independence standards of the SEC and NYSE American.

As allowed under the applicable rules and regulations of the SEC and NYSE American, we intend to phase in compliance with the audit committee composition requirements prior to the end of the one-year transition period. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NYSE American.

Compensation Committee. The compensation committee’s responsibilities include:

●	reviewing and approving, or recommending for approval by the board of directors, the compensation of our Chief Executive Officer and our other executive officers;

●	overseeing and administering our cash and equity incentive plans;

●	reviewing and making recommendations to our board of directors with respect to director compensation;

●	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; and

●	preparing the annual compensation committee report required by SEC rules, to the extent required.

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After this offering, we expect the members of our compensation committee will consist of Corey Redfield, Gil Atzmon and Steven Rudofsky. Corey Redfield will be the chairperson of our compensation committee. Each of the members of our compensation committee is independent under the applicable rules and regulations of the NYSE American and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE American.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee’s responsibilities include:

●	identifying individuals qualified to become board members;

●	recommending to our board of directors the persons to be nominated for election as directors and to each board committee;

●

developing and recommending to our board of directors’ corporate governance guidelines, and reviewing and recommending to our board of directors proposed changes to our corporate governance guidelines from time to time;

●	overseeing a periodic evaluation of our board of directors; and

●

developing effective Environmental, Social and Governance (ESG) policies within the corporate governance guidelines to address social responsibility aimed at providing appropriate support to local communities within areas subject to hydrocarbon exploration operations, and environmental goals aimed at limiting the environmental footprint of operations, ameliorating any changes to the environment and targeting mechanisms to reduce or offset the carbon footprint of operations.

After this offering, we expect that the members of our nominating and corporate governance committee will consist of John Moeller, David Herksovits, and Steven Rudofsky. John Moeller will be the chairperson of our nominating and corporate governance committee. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of the NYSE American relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and NYSE American.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee will have been a current or former officer or employee. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during the last completed fiscal year.

Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any of the following events during the past ten years:

●	Any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
●	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

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●	Being subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities, or banking activities or to be associated with any person practicing in banking or securities activities;
●	Being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
●	Being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
●	Being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

The table below sets forth certain information about the compensation awarded to, earned by or paid to our Chief Executive Officer and our other two most highly compensated executive officers whose total compensation exceeded $100,000 for the last two fiscal years ended (each, a “Named Executive Officer”).

Summary Executive Compensation Table

						Non-equity	Nonqualified
						incentive	deferred
Name and				Stock	Option	plan	compensation	All other
Principal		Salary	Bonus	awards	awards	compensation	earnings	compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Steven Rudofsky
Director	2026	$-	$-	$-	$-	$-	$-	$-	$-
	2025	$104,167	$-	$55,000	$-	$-	$-	$-	$159,167

Robert Scannell
Treasurer, Chief	2026	$350,000	$-	$-	$-	$-	$-	$-	$350,000
Financial Officer	2025	$325,000	$-	$550,000	$-	$-	$-	$-	$875,000

Andrew Brodkey
President, Secretary, Chief	2026	$380,000	$-	$-	$-	$-	$-	$-	$380,000
Executive Officer, Chief Operating Officer, Director	2025	$325,000	$-	$565,400	$-	$-	$-	$30,000	$920,400

Employment Agreements

None of our executive officers are party to any employment agreement with us but expects to enter into employment agreements with certain of them after this offering.

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Executive Officer Agreements

Andrew Brodkey

Mr. Brodkey and the Company entered into a Management Agreement on December 15, 2021, for a term of one year with automatic renewals for one-year periods on December 31 of each year, subject to renegotiation within 60 days of the end of any one-year period unless earlier terminated, with or without cause, upon notice. Unless terminated for cause or other defined reasons, Mr. Brodkey is entitled to severance of one (1) month’s compensation for each two (2) months of service at the end of the third (3) month of service up to a maximum of two (2) years’ wages. Mr. Brodkey’s annual base compensation was $265,000 through May 1, 2024, at which time it was increased to $350,000, payable in a combination of cash and common stock, and he may participate in any Company economic benefit plans that exist or may be implemented. Mr. Brodkey works full-time for the Company devoting a minimum of 40 hours a week to his position.

Robert Scannell

Mr. Scannell and the Company entered into a Management Agreement on January 1, 2022, for a term of one year with automatic renewals for one-year periods at December 31 of each year, subject to renegotiation within 60 days of the end of any one-year period unless earlier terminated, with or without cause, upon notice. Unless terminated for cause or other defined reasons, Mr. Scannell is entitled to severance of one (1) month compensation for each two (2) months of service at the end of the third (3) month of service up to a maximum of two (2) years’ wages. Mr. Scannell’s annual base compensation was $250,00 through May 1, 2024, at which time it was increased to $350,000, reviewable at least annually, and he may participate in any Company economic benefit plans that exist or may be implemented. Mr. Scannell works full-time for the Company devoting a minimum of 40 hours a week to his position.

Director Agreements

Steven Rudofsky

Mr. Rudofsky and the Company entered into a Management Agreement on January 1, 2022, for a term of one year with automatic renewals for one-year periods at December 31 of each year, subject to renegotiation within 60 days of the end of any one-year period unless earlier terminated, with or without cause, upon notice. Unless terminated for cause or other defined reasons, Mr. Rudofsky is entitled to severance of one (1) month’s compensation for each two (2) months of service at the end of the third (3) month of service up to a maximum of two (2) years’ wages. Mr. Rudofsky resigned as the company’s CEO on July 15, 2024.

Option Plan

We have not adopted a stock option plan but may do so in the future.

Director Compensation

During the year ended January 31, 2026, no compensation has been paid to our directors in consideration for their services rendered in their capacities as directors.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our share capital by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares;

●	each of our named Executive Officers;

●	each of our Directors and Director nominees; and

●	all of our current Executive Officers and Directors as a group.

The calculations in the table below are based on 13,997,273 shares of Common Stock issued and outstanding as of the date of this prospectus, and 17,357,455 shares of Common Stock issued and outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option. All of our shareholders who own our Common Stock have the same voting rights.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date, plus the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our shares listed below have sole voting and investment power with respect to the shares shown.

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			Beneficial
	Beneficial Ownership Prior to		Ownership Immediately
	This Offering		after This Offering
		Approximate		Approximate
		percentage of		percentage of
	Number of	outstanding	Number of	outstanding
	Shares	Shares	Shares	Shares
Directors and Executive Officers:
Andrew Brodkey - Director, Chief Executive Officer, Chief Operating Officer and Secretary (3)	1,013,345	7.2%	1,013,345	5.9%
Robert Scannell - Director, Chief Financial Officer and Treasurer (2)	1,481,166	10.6%	1,481,166	8.5%
Steven Rudofsky - Director (1)	1,059,216	7.6%	1,059,216	6.0%
All Directors and Executive Officers as a Group (3 persons)	3,553,727	25.4%	3,553,727	20.4%

5% Stockholders:
International Energy & Mineral Resources (4)	6,073,435	43.4%	6,073,435	34.7%
Elatam Family Trust (5)	1,771,650	12.7%	1,771,650	10.1%

(1) Consists of: (1) 1,017,113 shares of Common Stock owned by Mr. Rudofsky; and (2) 42,083 shares of Common Stock underlying the 2022 warrants held by Mr. Rudofsky.

(2) Consists of: (1) 443,799 of Common Stock owned by Mr. Scannell and 421,017 shares of Common Stock of Feehan Partners LLP (“Feehan”) that Mr. Scannell, as General Partner of Feehan, has discretionary authority to vote and dispose of the shares held by Feehan and may be deemed to be the beneficial owner of these shares; (2) 134,000 shares of Common Stock underlying the 2021 warrants held by Mr. Scannell and 70,350 shares of Common Stock underlying the 2021 warrants held by Feehan that Mr. Scannell could be deemed to beneficially own; (3) 10,000 shares underlying the 2025 warrants held by Mr. Scannell, and (4) 402,000 shares of Common Stock underlying the 2022 options held by Mr. Scannell.

(3) Consists of: (1) 556,442 shares of Common Stock owned by Mr. Brodkey; (2) 54,940 shares of Common Stock underlying the 2021 warrants held by Mr. Brodkey; and (3) 402,000 shares of Common Stock underlying the 2022 options held by Mr. Brodkey.

(4) Consists of: 6,073,435 shares of Common Stock owned by International Energy & Mineral Resources (Hong Kong) Ltd. (IEMR). IEMR is a private company with a business address of Suite A 19/F, Ritz Plaza, 122 Austin Road TST KLN, Hong Kong.

(5) Consists of: (1) 886,075 shares of Common Stock owned by the Elatam Family Trust (“EFT”); and (2) 886,075 shares of Common Stock underlying the 2021 warrants held by the EFT. As a director of the EFT, Shahrazad Elatam had voting and dispositive power over these shares and may be deemed to be the beneficial owner of such shares. The address for EFT is 344 Dalton Road, Lalor Victoria 3075, Australia.

Change-in-Control Agreements

The Company does not have any change-in-control agreements with any of its executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE

The following is a description of transactions since the beginning of the last three completed fiscal years to which we have been a party, in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest:

On April 3, 2024, the officers of the Company, Mr. Rudofsky, Mr. Brodkey, and Mr. Scannell each elected to exercise 268,000 vested stock options with a strike price of $3.00 and an expiration date of September 30, 2027. All options were exercised on a cashless basis, resulting in the issuance of 169,250 shares per officer, or a total of 507,750 shares of common stock.

On April 4, 2024, Feehan and Mr. Brodkey executed cashless conversion of 133,333 warrants and 65,333 warrants, respectively, into 83,334 and 40,833 shares of common stock, respectively.

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On April 5, 2024, Mr. Rudofsky, Feehan, Mr. Brodkey, and Mr. Dykes converted notes payable of $125,000, $200,000, $98,000, and $30,000, respectively, into 83,333, 33,333, 65,333, and 20,000 shares of common stock, respectively.

On April 8, 2024, Mr. Rudofsky executed cashless conversion of 83,333 warrants into 52,083 shares of common stock.

On May 1, 2024, Mr. Rudofsky, Mr. Brodkey, and Mr. Scannell each elected to convert accrued compensation of $31,250, $17,500, and $62,500, respectively, into 9,766, 5,469, and 19, shares of common stock, respectively.

On August 2, 2024, Mr. Brodkey, Mr. Rudofsky, and Mr. Scannell each elected to convert accrued compensation of $42,500, $31,250, and $87,500, respectively, into 8,500, 6,250 and 17,500 shares of common stock, respectively.

On September 25, 2024, the Company issued stock incentives to: Mr. Brodkey 128,500 shares valued at $565,400: Mr. Scannell 125,000 shares valued at $550,000, and; Mr. Rudofsky 6,250 shares valued at $27,500.

On October 28, 2024, the Company issued a secured promissory note for $25,000 to Feehan, the Company’s chief financial officer and director. The note accrues interest at 10% and is due on October 28, 2025.

On November 4, 2024, the Company issued a secured promissory note for $25,000 to Feehan. The note accrues interest at 10% and is due on November 4, 2025.

On November 5, 2024, Mr. Brodkey and Mr. Scannell each elected to convert accrued compensation of $42,500 and $87,500 into 9,659 and 19,886 shares of common stock, respectively.

On November 5, 2024, Mr. Rudofsky exercised 25,000 warrants at $3.00 for $75,000.

On November 20, 2024, the Company issued a secured promissory note for $25,000 to Feehan. The note accrues interest at 10% and is due on November 20, 2025.

On December 3, 2024, the Company issued a secured promissory note for $25,000 to Feehan. The note accrues interest at 10% and is due on December 3, 2025.

On January 31, 2025, Mr. Brodkey and Mr. Scannell each elected to convert accrued compensation of $42,500 and $87,500 into 5,339 and 10,992 shares of common stock, respectively.

On January 31, 2025, Mr. Brodkey and Mr. Scannell each elected to convert accrued compensation of $55,000 and $62,500, respectively, into 6,910 and 7,852 shares of common stock, respectively.

On April 30, 2025, Mr. Brodkey and Mr. Scannell each elected to convert accrued compensation of $42,500 and $87,500 into 7,083 and 14,583 shares of common stock, respectively.

On June 30, 2025, the Company issued a secured promissory note for $40,000 to Feehan. The note was due on October 28, 2025. On October 31, 2025, the due date was extended to April 30, 2026. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate was adjusted to 7.5%.

On July 31, 2025, Mr. Brodkey and Mr. Scannell each elected to convert accrued compensation of $42,500 and $87,500 into 6,071 and 12,500 shares of common stock, respectively.

On August 5, 2025, the Company issued a promissory note for $15,000 to Feehan. The note was due on April 30, 2026. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate was adjusted to 7.5%.

On August 10, 2025, the Company issued Mr. Scannell 9,000 warrants for common stock in conjunction with loans by Feehan for $180,000.

On August 18, 2025, Mr. Rudofsky exercised warrants for 8,333 shares at$3.00 for $25,000.

On September 25, 2025, the Company issued a promissory note for $5,000 to Feehan. The note is due on April 30, 2026. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate was adjusted to 7.5%.

On October 14, 2025, the Company issued a promissory note for $15,000 to Feehan. The note is due on April 30, 2026. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate was adjusted to 7.5%.

On October 31, 2025, the Company issued a promissory note for $2,000 to Feehan. The note is due on February 28, 2026. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate was adjusted to 7.5%.

On October 31, 2025, Brodkey and Scannell elected to convert accrued compensation of $42,500 and $87,500 into 6,037 and 12,429 shares of common stock, respectively. Additionally, other parties converted $67,500 of accrued compensation into 9,588 shares of common stock. The conversion rate was $7.04 per share.

On December 1, 2025, the Company issued a promissory note for $2,000 to Feehan. The note is due on April 30, 2026.

On December 11, 2025, the Company issued a promissory note for $5,000 to Feehan. The note is due on April 30, 2026.

On December 23, 2025, Mr. Rudofsky exercised 8,333 warrants for 8,333 shares of common stock at an exercise price of $3.00.

On January 31, 2026, Brodkey and Scannell elected to convert accrued compensation of $42,500 and $87,500 into 5,445 and 12,284 shares of common stock, respectively. Additionally, other parties converted $51,667 of accrued compensation into 8,575 shares of common stock. The conversion rate was $7.10 per share.

On March 9, 2026, the Company issued a promissory note for $100,000 to Mr. Rudofsky. The note bears interest at 8% and is due on March 9, 2027.

Other Related Party Transactions

Except as disclosed above, no executive officer, director or any member of these individuals’ immediate families, any corporation or organization with whom any of these individuals is an affiliate or any trust or estate in which any of these individuals serve as a trustee or in a similar capacity or has a substantial beneficial interest in is or has been indebted to us at any time for the last two completed fiscal years.

Procedures for Approval of Related Party Transactions

Our Board is charged with reviewing and approving all potential related party transactions. All such related party transactions must then be reported under applicable Commission rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

DESCRIPTION OF SECURITIES

The following is a summary of some of the terms of our securities based on our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”). The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of our Articles of Incorporation, our Bylaws, which are filed as exhibits 3.1 and 3.2 to the registration statement of which this prospectus forms a part as well as the Nevada Revised Statutes (“NRS”) and any other documents referenced in the summary and from which this summary is derived.

General

The following description summarizes important terms of our capital stock, the rights of such stock, certain provisions of our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws and certain provisions of Revised Nevada Statutes. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, and applicable provisions of the Revised Nevada Statutes.

Common Stock

We are authorized to issue up to a total of 500,000,000 shares of Common Stock. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders.

As of June 25, 2026, there were 13,997,273 shares of Common Stock outstanding and 498 holders of record of our Common Stock.

Voting Rights

Holders of Common Stock are entitled to notice of any stockholders’ meeting. All voting rights are vested solely in the Common Stock. Holders of shares of Common Stock are entitled to vote upon the election of directors and upon any other matter submitted to the stockholders for a vote. Each share of Common Stock issued and outstanding is entitled to one noncumulative vote. A fraction of a share of Common Stock shall not be entitled to any voting rights whatsoever.

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Liquidation Rights

Except as otherwise provided in the Articles of Incorporation and subject to the rights of holders, if any, of preferred stock to receive preferential liquidation distributions to which they are entitled under the Article Third of the Articles of Incorporation or under the resolution or resolutions providing for the issue of shares of preferred stock, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Company, all assets of the Company shall be shared pro rata among the holders of the Common Stock.

Dividends

In general, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of funds legally available therefor at such times and in such amounts as our Board may from time to time determine. As a Nevada corporation, we are subject to the limitations of Nevada law, which allows us to pay dividends unless, after such dividend, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amount that would be needed if we were to be dissolved at the time of the dividend payment to satisfy the preferential rights of stockholders whose preferential rights are superior to those receiving the dividend.

Preferred Stock

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock (200 of which are designated Series A Convertible Non-Voting Preferred Stock and 2,500,000 which are designated as Series C Preferred Stock) with designations, rights and preferences as may be determined from time to time by our board of directors (commonly known as “blank check” preferred stock). The Board may, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common stockholder and may assist management in impeding an unfriendly takeover or attempted changes in control.

As of June 25, 2026, there were 0 shares of Series A Non-Voting Preferred Stock and 0 shares of Series C Preferred Stock outstanding. There are 0 holders of record of our Series A Non-Voting Preferred Stock and Series C Preferred Stock.

Series A Convertible Non-Voting Preferred Stock

Dividends

Holders of the Series A Non-Voting Preferred Stock shall be entitled to dividends, which shall accrue after December 31, 2024, provided there has not been an Uplist (as defined in the Certificate of Designation) by such date. Dividends shall accrue and be paid whether or not such dividends are declared by the Board and are payable on a quarterly basis at the rate of 12% per annum, based on the Liquidation Value (as defined below) of the shares of Series A Preferred Stock held by the holder. The dividends shall be paid solely in shares of Common Stock and the holder shall not be entitled to cash or any other property from the Company. All shares of the Series A Preferred Stock shall rank (i) senior to all of the Company’s Common Stock, and any other class of securities that is specifically designated junior to the Series A Preferred Stock (“Junior Securities”), and (ii) junior to all class or series of Preferred Stock or other capital stock of the Company created after the date of the Certificate of Designation (with the written consent of the holders of a majority of the shares of Series A Preferred Stock, specifically ranking senior to the Series A Preferred Stock).

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the outstanding Series A Preferred Stock are entitled, although not required to convert their shares of Series A Preferred Stock into shares of Common Stock, or convert their shares of Series A Preferred Stock into a promissory note (a “Liquidation Note”). Each share of Series A Preferred Stock on any given date shall have a value of $12,000 (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series A Preferred Stock, the “Liquidation Value”). The Liquidation Note shall be paid out of the assets of the Company available for distribution on parity with the holders of all convertible debt, including the convertible notes, issued prior to the date on which the Company initially issues such share, and before any payment shall be made to the holders of Series A Preferred Stock or junior securities by reason of such ownership, an amount in cash equal to the aggregate Liquidation Value of the Liquidation Note. The Series A Preferred Stock shall be paid out of the assets of the Company available for distribution before any payment shall be made to the holders of Junior Securities.

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Conversion

Upon written election to the Company, holders of Series A Preferred Stock shall have the right to convert each outstanding share (partial conversions are not permitted) of Series A Preferred Stock into an aggregate number of shares of Common Stock as determined by dividing (a) the Liquidation Value of the number of shares of Series A Preferred Stock being converted by (b) the Conversion Price in effect immediately prior to such conversion. The initial conversion price per share of Series A Preferred Stock (the “Conversion Price”) shall be $4.80 per share, subject to adjustment as applicable. For purposes of illustration only, if the holder has one (1) share of Series A Preferred Stock and wants to convert at the Conversion Price of $4.80, the holder shall receive 2,500 shares of Common Stock.

The Company shall at all times when any shares of Series A Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock, taking into account any adjustment to such number of shares so issuable in accordance with the terms of the Certificate of Designation.

Warrants to be Issued in this Offering

The following is a brief summary of certain terms and conditions of the Warrants and is subject in all respects to the provisions contained in the Warrants accompanying the Common Stock offered hereby and the Warrants Agent Agreement. You should review a copy of the form of Warrant and Warrant Agent Agreement for a complete description of the terms and conditions applicable to the Warrants.

Form. The Warrants will be issued in electronic certificated form.

Term. The Warrants will be exercisable on the date of issuance and will expire on the fifth anniversary of the date of issuance.

Exercisability. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of shares of Common Stock purchased upon such exercise, except in the case of a cashless exercise as discussed below. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the Common Stock. If we effect a merger, consolidation, sale of substantially all of our assets, or other similar transaction, then, upon any subsequent exercise of a Warrant, the Warrant holder will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of Common Stock then issuable upon exercise in full of the Warrant.

Exercise Price. The exercise price of the Warrants is $8.125 per share (assuming an offering price of $6.50 for the common share and accompanying Warrant). The exercise price is subject to appropriate adjustment in the event of certain stock splits, stock dividends, recapitalizations or otherwise. Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of the Warrant to the extent that, after giving effect to the exercise, the holder, together with its affiliates, and any other person acting as a group together with the holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to its exercise. The holder, upon notice to the Company, may increase or decrease the beneficial ownership limitation provisions of the Warrant, provided that in no event shall the limitation exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise of the Warrant.

Cashless Exercise. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the Common Stock issuable upon exercise of the Warrants the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus. Upon a cashless exercise, the Holder shall be entitled to receive the number of Warrant shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =

as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =

the number of Warrant shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

 If Warrant Shares are issued in such a “cashless exercise,” the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant shares shall take on the registered characteristics of the Warrants being exercised, and the holding period of the Warrants being exercised may be tacked on to the holding period of the Warrant shares.

Notwithstanding anything herein to the contrary, on the Termination Date (as defined in the Warrant Agent Agreement), this Warrant shall be automatically exercised via cashless exercise.

The number of Common Stock issued pursuant to a cashless exercise will be less than if exercised as a cash exercise.

Delivery of shares. We shall deliver the Common Stock underlying the Warrants to the holders exercising such Warrants by no later than 5:00 P.M. New York City time on the second trading day following the Warrants exercise date, provided the funds in payment of the exercise price for such Warrants have cleared on the trading day following the exercise date.

No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants, and the number of Warrants will be rounded to the nearest whole number.

Transferability. Subject to applicable laws and restrictions, a holder may transfer a Warrant upon surrender of the Warrant to us with a completed and signed assignment in the form attached to the Warrant. The transferring holder will be responsible for any tax that liability that may arise as a result of the transfer.

Authorized Shares. During the period the Warrants are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of Common Stock underlying the warrants upon the exercise of the Warrants.

Exchange Listing. Our Common Stock is currently traded on the OTC Pink Limited Market under the symbol “COPR.” We have applied for our Common Stock to be listed on the NYSE and we expect that our Common Stock will begin trading on the NYSE immediately following the effective date of the registration statement of which this prospectus forms a part. We have applied to list the Warrants on the NYSE, under the symbol “COPR WS.” No assurance can be given that our application will be approved on or prior to the closing of this offering or at all. There is currently no established trading market for the Warrants and no assurance can be given that a trading market will develop for the Warrants. If our application to list the Warrants on the NYSE is rejected, the liquidity of the Warrants will be limited.

Fundamental Transactions. In the event of any fundamental transaction, the holder shall have the right to receive for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the warrant is exercisable immediately prior to such event. Fundamental transactions, as defined in the Warrants, include: (i) the merger or other amalgamation of the Company into another entity; (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets; (iii) a purchase, tender, or exchange offer (whether by the Company or another entity) that has been accepted by the holders of 50% or more of our outstanding Common Stock or 50% or more of the voting power of our common equity; (iv) a reclassification, reorganization or recapitalization of our Common Stock or any compulsory share exchange pursuant to which our Common Stock is effectively converted into or exchanged for other securities, cash or property; and (v) a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger, amalgamation or scheme of arrangement) whereby another person or group acquires 50% or more of our outstanding shares of Common Stock or 50% or more of the voting power of our common equity, excluding transactions where the Company issues new shares of common stock to acquire another entity.

Notwithstanding the foregoing, at any time within 30 days of the consummation of a fundamental transaction, a holder may, at its election, require the Company (or its successor) to purchase the Warrant from the holder for cash by paying the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of the warrant on the date of the consummation of the fundamental transaction. However, if the fundamental transaction was not within the Company’s control, including not approved by the Company’s Board of Directors, the holder of the Warrant shall only be entitled to receive from the Company or its successor the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the warrant, that was offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof. In addition, if the fundamental transaction consists of the issuance of a number of shares of our Common Stock greater than 50% of our outstanding Common Stock for the acquisition of another entity, the holders shall not have the option to require us to purchase the Warrant.

Right as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock until they receive the Common Stock underlying the Warrants.

Waivers and Amendments. Any term of the Warrants issued in the offering may be amended or waived with the written consent of holders of the Warrants. The Warrants will be issued pursuant to a Warrant Agent Agreement by and between us and Vstock Transfer LLC, the warrant agent.

Anti-Takeover Effects of Nevada Law and Our Articles of Incorporation and Bylaws

General. Certain provisions of our Articles of Incorporation and our Bylaws, and certain provisions of the NRS could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult. These provisions, which are summarized below, may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation and our Bylaws and the applicable provisions of the NRS.

Special Meetings. Our Bylaws provide that special meetings of stockholders may only be called by the Board or a committee of the Board, which has been designated by the Board with such power and authorities as provided in a resolution of the Board, or in the Bylaws of the Company, with the authority to call special meetings. Special Meeting may not be called another person or persons.

Board Vacancies. Any vacancy on our Board, howsoever resulting, may be filled by a majority vote of the directors then in office even if less than a quorum is present. Any director elected to fill a vacancy shall hold office for a term expiring at the next annual meeting of stockholders, at which their successors are elected or appointed and the term of the class to which he or she has been elected expires, or until his or her earlier resignation or removal.

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Removal of Directors. Our Bylaws provide that any director, or the entire Board, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These laws generally apply to Nevada corporations with 200 or more stockholders of record. Our Articles of Incorporation include a provision electing that the Company not be governed by these laws.

In addition, NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

Series C Preferred Stock

Dividends. The holders of shares of Series C Preferred Stock have no dividend rights except as may be declared by the Company’s board of directors in its sole and absolute discretion, out of funds legally available for that purpose.

Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to the holders of the Common Stock and any other class or series of capital stock of the Company now or hereafter issued, a distribution out of the assets of the Company in an amount per share equal to the stated value of $5.00 per share (Liquidation Preference”) before any distribution is made to the holders of Common Stock or any other class or series of capital stock. After payment in full of the Liquidation Preference to the holders of Series C Preferred Stock, the remaining assets of the Company, if any, shall be distributed to the holders of Common Stock and any other class or series of capital stock in accordance with their respective rights and preferences.

Conversion. Outstanding shares of Series C Preferred Stock may be converted, at the option of holder, at the “Conversion Price”. The Conversion Price shall be the value per share of Common Stock of the Company, on a fully-diluted basis, as determined by an independent, reputable third-party valuation firm to be mutually agreed upon by the Company and the holder (the “Valuation Auditor”). The reasonable determination shall reflect the value of the Company as of the maturity date of the applicable promissory note. The determination of the Valuation Auditor shall be final and binding absent manifest error.

Voting. Except as otherwise required by law, the holders of Series C Preferred Stock shall have the right to vote together with the holders of Common Stock as a single class on all matters submitted to a vote or written consent of the stockholders of the Company, with each share of Series C Preferred Stock entitled to the number of votes equal to the number of shares of Common Stock on an as-converted basis. Except as otherwise required by law, the holders of Series C Preferred Stock shall have no separate class voting rights.

Transfer Agent

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC, with an address of 18 Lafayette Place, Woodmere, New York 11598, and its telephone number is (212) 828-8436.

SHARES ELIGIBLE FOR FUTURE SALE

Market sales of shares of our Common Stock after this offering and from time to time, and the availability of shares for future sale, may reduce the market price of our Common Stock. Sales of substantial amounts of our Common Stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our Common Stock and could impair our future ability to obtain capital, especially through an offering of equity securities. After the effective date of the registration statement of which this Prospectus is a part, all of the shares registered in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, unless the shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. The balance of shares which are not being registered will be eligible for sale pursuant to exemptions from registration. However, these shares not being registered are held by our management and other affiliates who are limited to selling only 1% of our issued and outstanding shares every 90 days.

Market Information

Our common stock is quoted on the OTC Pink Limited Market of OTC Markets Group Inc. under the symbol “COPR”. There has been limited trading in our Common Stock and there can be no assurances that an active trading market will ever develop.

Stockholders

As of June 25, 2026, there were 498 stockholders of record of our Common Stock.

Dividend Policy

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

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Lock-Ups

Pursuant to “lock-up” agreements, we, our executive officers and directors, and certain holders of 5% or more of our outstanding shares of Common Stock prior to completion of this offering, have agreed, without the prior written consent of the representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our Common Stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our Common Stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 90 days for the Company without the prior written consent of the underwriter. These restrictions apply for a period of six (6) months following the date of the underwriting agreement for converting bondholders and directors and officers, and three (3) months for any holders of 5% or more of our outstanding common shares. Separately a certain holder, IEMR, will be subject to resale limitations as long as it remains an “affiliate”.

Once IEMR is no longer subject to the Lock-Up Agreement, it would be deemed an “affiliate” of the Company for purposes of the Securities Act and the Exchange Act due to its ownership position. As a result, resales of its shares would be subject to the requirements and limitations of Rule 144 under the Securities Act, including the following:

●	Volume limitations: In any three-month period, IEMR may sell no more than the greater of (i) 1% of the Company’s outstanding shares of common stock or (ii) the average weekly trading volume during the four calendar weeks preceding the filing of a Form 144.
●	Manner of sale: Equity securities must generally be sold through a broker’s transaction or directly with a market maker.
●	Notice filing: If IEMR sells more than 5,000 shares or shares with an aggregate sales price greater than $50,000 in any three-month period, it must file a Form 144 with the SEC at or prior to the time of sale.

Rule 144

In general, under Rule 144, a person who has beneficially owned restricted shares for at least six months would be entitled to sell those securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and are current in filing our periodic reports. Persons who have beneficially owned restricted shares of common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed 1% of the number of shares of common stock outstanding. Such sales by affiliates must also comply with the manner of sale and notice provisions of Rule 144 and to the availability of current public information about us. Our Company had been a shell company prior to January 23, 2023, and we satisfied the requirements of Rule 144(i)(2).

Rule 701

In general, under Rule 701 of the Securities Act, each of our employees, officers, directors, consultants or advisors who purchases shares of our Common Stock from us in connection with a compensatory stock or option plan or other written agreement executed before the effective date of the registration statement under the Securities Act is entitled to resell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of ours can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of ours can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

The SEC has indicated that Rule 701 will apply to typical options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act. Following the offering, we intend to file a registration statement on Form S-8 under the Securities Act covering approximately shares of Common Stock issued or issuable upon the exercise of stock options, subject to outstanding options or reserved for issuance under our employee and director stock benefit plans. Accordingly, shares registered under the registration statement will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions or the contractual restrictions described above.

UNDERWRITING

ThinkEquity LLC (“ThinkEquity” or the “underwriter”) is acting as sole book-runner. Subject to the terms and conditions of an underwriting agreement between us and the underwriter, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of Common Stock and accompanying Warrants listed next to its name in the following table:

Name	Number of Shares of Common Stock and Accompanying Warrants
ThinkEquity LLC
Total

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The underwriting agreement provides that the obligation of the underwriter to purchase all of the shares of Common Stock and accompanying Warrants being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the shares of Common Stock and accompanying Warrants being offered to the public, other than those covered by the over-allotment option described below, if any of these shares of Common Stock and accompanying Warrants are purchased.

The underwriter is offering the shares of Common Stock and accompanying Warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the underwriter an option to purchase an additional fifteen percent (15%) of the total number of shares of this offering, exercisable no later than 45 calendar days after the date of the underwriting agreement, to purchase, based on the assumed offering price, up to an additional 418,995 shares of Common Stock and/or up to an additional 418,995 accompanying Warrants at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriter may exercise this option only to cover over-allotments, if any, made in connection with this offering and may exercise this option to purchase additional shares. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriter, and the underwriter will be obligated to purchase, these additional shares of Common Stock and accompanying Warrants.

Discounts and Expenses

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriter of the over-allotment option.

Total
	Per Share and Accompanying Warrant	Total (No Exercise)	Total (Full Exercise)
Public offering price	$	$	$
Underwriting discounts to be paid by us (7.0%):	$	$	$
Proceeds, before expenses, to us	$	$	$

The underwriter proposes to offer the shares of Common Stock and accompanying Warrants offered by us to the public at the public offering price per share of Common Stock and accompanying Warrants set forth on the cover of this prospectus. In addition, the underwriter may offer some of the shares of Common Stock and accompanying Warrants to other securities dealers at such price, less a concession of $       per share of Common Stock and accompanying Warrant. After the offering, the public offering price and concession to dealers may be changed. We have agreed to pay a non-accountable expense allowance to the underwriter equal to 1.0% of the gross proceeds received at the completion of this offering. We have paid $35,000 to the underwriter as an advance to be applied towards actual out-of-pocket expenses (the “Advance”). Any portion of the Advance shall be returned back to us to the extent not actually incurred in accordance with Financial Industry Regulation Authority (“FINRA”) Rule 5110(g)(4)(A).

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We have agreed to reimburse the underwriter for all of its expenses, including, but not limited to: (a) all filing fees and communication expenses relating to the registration of the Shares to be sold in the Offering (including the Option Securities) with the Commission; (b) all Public Filing System filing fees and expenses associated with the review of the Offering by FINRA; (c) all fees and expenses relating to the listing of such Public Securities on the Exchange and such other stock exchanges as the Company and the Representative together determine, including any fees charged by The Depository Trust Company (DTC) for new securities; (d) all fees, expenses and disbursements relating to background checks of the Company’s officers, directors and entities; (e) all fees, expenses and disbursements relating to the registration or qualification of such Public Securities under the “blue sky” securities laws of such states, if applicable, and other jurisdictions as the Representative may reasonably designate; (f) all fees, expenses and disbursements relating to the registration, qualification or exemption of such Public Securities under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (g) the costs of all mailing and printing of the underwriting documents (including, without limitation, the Underwriting Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers’ Agreement, Underwriters’ Questionnaire and Power of Attorney), Registration Statements, Prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final Prospectuses as the Representative may reasonably deem necessary; (h) the costs and expenses of a public relations firm; (i) the costs of preparing, printing and delivering certificates representing the Public Securities; (j) fees and expenses of the transfer agent for the shares of Common Stock; (k) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the Representative; (l) the costs associated with post-Closing advertising the Offering in the national editions of the Wall Street Journal and New York Times; (m) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, each of which the Company or its designee will provide within a reasonable time after the Closing in such quantities as the Representative may reasonably request; (n) the fees and expenses of the Company’s accountants; (o) the fees and expenses of the Company’s legal counsel and other agents and representatives; (p) the fees and expenses of the Representative’s legal counsel; (q) the cost associated with the Representative’s use of Ipreo’s book building, prospectus tracking and compliance software for the Offering; (r) reserved; (s) the Representative’s actual accountable “road show” expenses; and (t) the Representative’s market making and trading, and clearing firm settlement expenses for the Offering.The Representative may deduct from the net proceeds of the Offering payable to the Company on the Closing Date, or the Option Closing Date, if any, the expenses set forth herein to be paid by the Company to the Underwriters. Notwithstanding the foregoing, the accountable expenses to be paid by the Company to the Representative on Closing shall not exceed $55,000.

Underwriter’s Warrants

We have agreed to issue to the underwriter (or its permitted assignees) warrants to purchase up to a total 5% of the shares of Common Stock sold in the offering (the “Underwriter’s Warrants”). The Underwriter’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing 180 days from the commencement of sales of the securities in the offering, at a price per share equal to $8.125, which is 125% of the public offering price per share of Common Stock at the offering. Pursuant to FINRA Rule 5110(e), the Underwriter’s Warrant and any shares issued upon exercise of the Underwriter’s Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the underwriter or related persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

In connection with the 2026 Notes Offering, the Company engaged ThinkEquity LLC as exclusive placement agent. As compensation for its services, the Company issued to ThinkEquity 25,716 PA Warrants to purchase shares of the Company’s common stock at an exercise price of $6.00 per share. The PA Warrants have a term of five years from the date of issuance, are exercisable on a cash or cashless basis, are non callable, and are subject to customary anti dilution adjustments. In addition, the holders of the PA Warrants are entitled to certain registration rights with respect to the shares of common stock underlying the PA Warrants. Pursuant to FINRA Rule 5110(e), the PA Warrants and the shares of common stock issuable upon exercise thereof are subject to a lock up for a period of 180 days following the commencement of sales of this offering, subject to certain limited exceptions permitted by such rule.

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In addition, the Underwriter’s Warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the date of the underwriting agreement in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will a one-time demand registration right and unlimited piggyback rights consistent with FINRA Rule 5110). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Underwriter’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of Common Stock at a price below the warrant exercise price.

Determination of Offering Price

The offering price has been negotiated between the underwriter and us. In determining the offering price of the securities, the following factors were considered:

●	prevailing market conditions;

●	our historical performance and capital structure;

●	estimates of our business potential and earnings prospects;

●	an overall assessment of our management; and

●	the consideration of these factors in relation to market valuation of companies in related businesses.

Listing Application

We have applied for our Common Stock to be listed on NYSE American under the symbol “COPR” and the Warrants under the symbol “COPR WS.” The consummation of this offering is contingent upon the approval of our listing on NYSE. If our listing application is not approved by NYSE American, we will not consummate the offering and will terminate this offering.

Lock-Up Agreements

We have agreed with the underwriter, not to offer for sale, issue, sell, contract to sell, pledge, or otherwise dispose of any of our Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, or to file or cause to be filed any registration statement with the Securities and Exchange Commission (the “Commission”) relating to any such securities, for a period of 90 days after the date of this prospectus, without the prior written consent of the underwriter. These restrictions apply for a period of six (6) months following the date of the underwriting agreement for converting bondholders and directors and officers, and three (3) months for certain holders of 5% or more of our outstanding common shares. Separately a certain holder, IEMR, will be subject to resale limitations as long as it remains an “affiliate”.

Additionally, we agreed that for a period of twenty-four (24) months following the closing of this offering, we will not directly or indirectly offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of our shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock in any “at-the-market”, continuous equity or variable rate transaction, without the prior consent of ThinkEquity.

ThinkEquity may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the underwriter will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

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Right of First Refusal

We have granted the underwriter a right of first refusal, for a period of eighteen (18) months from the closing of this offering, to act as sole investment banker, back-runner and/or sole placement agent for any and all future public or private equity offering, including all equity-linked or debt offerings during such eighteen (18) month period of the Company, or any successor to or any subsidiary of the Company. We have agreed not to offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which we offer to retain the underwriter. Such offer shall be made in writing in order to be effective. The underwriter shall notify us within ten (10) business days of its receipt of the written offer contemplated above as to whether it agrees to accept such retention. If the underwriter should decline such retention, we shall have no further obligations to the underwriter with respect to the offering for which it has offered to retain the Underwriter.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters may over-allot in connection with this offering by selling more securities than are set forth on the cover page of this prospectus. This creates a short position in our securities for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of shares of Common Stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our securities or reduce any short position by bidding for, and purchasing, securities in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, securities in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our securities at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities and may discontinue any of these activities at any time without notice.

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In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our Common Stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our securities in excess of the highest independent bid price by persons who are not passive market makers;

●

net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our securities during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

LEGAL MATTERS

The validity of the shares and the warrants offered through this prospectus has been passed on by The Crone Law Group, P.C. Certain legal matters relating to the offering will be passed upon for the underwriter by Cozen O’Connor LLP.

EXPERTS

The financial statements included in this prospectus and in the registration statement for the fiscal year ended January 31, 2026, and 2025 have been audited by Novogradac & Company LLP. Novogradac & Company LLP is an independent registered public accounting firms. Such financial statements are included herein in reliance upon the authority of said firms as experts in auditing and accounting in this prospectus.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 14 of the registration statement of which this prospectus is a part or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission this registration statement on Form S-1 under the Securities Act with respect to the Common Stock being offered by this prospectus. This prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the Common Stock offered by this prospectus, you should refer to this registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

Upon effectiveness of this registration statement, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements, and other information will be available for inspection and copying at the public reference room and website of the Commission referred to above.

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ITEM 1 - CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

IDAHO COPPER CORPORATION

(UNAUDITED)

F-1

IDAHO COPPER CORPORATION

Condensed Consolidated Balance Sheet

(unaudited)

	April 30, 2026	January 31, 2026
ASSETS
Current assets
Cash	$164,216	$24,274
Other receivables	-	35,000
Prepaid expenses	73,626	32,742
Deferred offering costs	133,082	-
Total current assets	370,924	92,016

Deposit	100,000	100,000

Total assets	$470,924	$192,016

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$712,420	$478,652
Accounts payable and accrued expenses to related parties	151,000	186,613
Accrued interest, current portion	1,771,234	1,681,926
Convertible notes payable, net of discounts	610,947	-
Notes payable, net of discounts	119,849	330,876
Notes payable to related party	309,000	209,000
Bond liabilities, current portion	1,541,000	1,791,000
Total current liabilities	5,215,450	4,678,067
Non-current liabilities
Bond liabilities, non-current portion	1,339,000	1,339,000
Accrued interest, non-current portion	634,829	629,284
Total non-current liabilities	1,973,829	1,968,284
Total liabilities	7,189,279	6,646,351

Commitments and contingencies (Note 8)

Stockholders’ deficit
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 and 0 shares issued and outstanding at April 30, 2026 and January 31, 2026, respectively	-	-
Common stock, $0.001 par value, 500,000,000 shares authorized, 13,948,917 and 13,938,917 shares issued and outstanding at April 30, 2026 and January 31, 2026, respectively	13,949	13,939
Additional paid-in capital	34,997,532	33,749,632
Accumulated deficit	(41,729,836)	(40,217,906)
Total stockholders’ deficit	(6,718,355)	(6,454,335)

Total liabilities and stockholders’ deficit	$470,924	$192,016

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-2

IDAHO COPPER CORPORATION

Condensed Consolidated Statement of Operations

For the Three Months Ended April 30,

(unaudited)

	2026	2025
Revenue	$-	$-

Operating expenses
Professional fees	714,862	170,324
Payroll and related expenses	182,500	65,000
Rent expense	11,510	9,930
Stock-based compensation	345,000	277,500
Other general and administrative expenses	86,452	40,384
Total operating expenses	1,340,324	563,138

Operating loss	(1,340,324)	(563,138)

Other income (expense)
Amortization of debt discount	(36,801)	-
Interest expense	(134,805)	(119,750)
Total other income (expense), net	(171,606)	(119,750)

Net loss	(1,511,930)	$(682,888)

Basic and diluted net loss per common share	$(0.11)	$(0.05)
Basic and diluted weighted average common shares outstanding	13,941,951	13,099,967

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-3

IDAHO COPPER CORPORATION

Condensed Consolidated Statements of Changes in Stockholders’ Deficit

For the Three Months Ended April 30, 2026 and 2025

 (unaudited)

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, January 31, 2025	196.67	$-	13,073,161	$13,073	$31,960,915	$(37,142,942)	$(5,168,954)
Stock-based compensation	-	-	74,567	75	277,425	-	277,500
Exercise of warrants	-	-	22,500	23	107,977	-	108,000
Net loss for the period ended April 30, 2025	-	-	-	-	-	(682,888)	(682,888)
Balance, April 30, 2025	196.67	$-	13,170,228	$13,170	$32,346,318	$(37,825,830)	$(5,466,342)

Balance, January 31, 2026	-	$-	13,938,917	$13,939	$33,749,632	$(40,217,906)	$(6,454,335)
Stock-based compensation	-	-	10,000	10	344,990	-	345,000
Issuance of warrants with convertible notes payable	-	-	-	-	769,828	-	769,828
Deferred offering costs	-	-	-	-	133,082	-	133,082
Net loss for the period ended April 30, 2026	-	-	-	-	-	(1,511,930)	(1,511,930)
Balance, April 30, 2026	-	$-	13,948,917	$13,949	$34,997,532	$(41,729,836)	$(6,718,355)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

IDAHO COPPER CORPORATION

Consolidated Statements of Cash Flows

For the Three Months Ended April 30,

(unaudited)

	2026	2025
Cash flows from operating activities:
Net loss	$(1,511,930)	$(682,888)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	345,000	277,500
Amortization of debt discount	36,801	-
Change in assets and liabilities:
Prepaid expenses	(40,884)	(65,735)
Other receivable	35,000	3,644
Accounts payable and accrued expenses	225,689	46,367
Accounts payable and accrued expenses - related party	(35,613)	66,012
Accrued interest	90,879	129,133
Net cash used in operating activities	(855,058)	(225,967)

Cash flows from financing activities:
Proceeds from convertible notes payable	1,255,000	-
Proceeds from note payable	-	25,000
Proceeds from notes payable to related party	100,000	-
Repayment of debenture	(250,000)	-
Proceeds from exercise of warrants	-	108,000
Repayment of notes payable	(110,000)	-
Net cash provided by financing activities	995,000	133,000

Net (decrease) increase in cash	139,942	(92,967)

Cash at beginning of period	24,274	100,678

Cash at end of period	$164,216	$7,711

Cash paid for interest	$37,814	$11,785
Cash paid for taxes	$-	$-

Non-cash investing and financing activities:
Conversion of notes payable and accrued interest into convertible notes payable	$102,947	$-
Issuance of warrants for convertible notes payable	$780,854	$-
Deferred offering costs	$133,082	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

IDAHO COPPER CORPORATION

and Subsidiaries

Notes to the Condensed Consolidated Financial Statements

April 30, 2026

(unaudited)

NOTE 1 – NATURE OF OPERATIONS

The accompanying condensed consolidated financial statements include the financial statements of Idaho Copper Corporation (formerly known as Joway Health Industries Group Inc.) (referred to herein as “Idaho Copper”). Idaho Copper is hereinafter referred to as the “Company,” “we,” and “us.”

On February 3, 2022, the Company consummated the transactions contemplated by the Stock Purchase Agreement dated as of January 31, 2022 (the “Purchase Agreement”), by and among the Company, Crystal Globe Limited, a company incorporated under the laws of British Virgin Islands (the “Seller”), and JHP Holdings, Inc., a Nevada corporation (the “Buyer”), pursuant to which the Buyer purchased 832,241 shares of common stock of the Company from the Seller.

On January 23, 2023, the Company entered into and consummated the transactions contemplated by a share exchange agreement (the “Share Exchange Agreement”) by and among the Company, International CuMo Mining Corporation, an Idaho corporation (“ICUMO”), and all of the shareholders of ICUMO (collectively, the “ICUMO Shareholders”). Pursuant to the terms of the Share Exchange Agreement (the “RTO”), the ICUMO Shareholders transferred all the issued and outstanding shares of common stock of ICUMO to the Company in exchange for 9,112,000 shares of the Company’s common stock, par value $0.001 per share. As a result of this share exchange (the “Exchange”), ICUMO became a wholly owned subsidiary of the Company. See Note 6. For financial reporting purposes, the acquisition of ICUMO and the change of control in connection with the acquisition represented a “reverse merger” and ICUMO is deemed to be the accounting acquirer in the transaction. ICUMO is the acquirer for financial reporting purposes, and the Company is the acquired company. Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements prior to the acquisition are those of ICUMO.

The Company continues to be a “smaller reporting company,” as defined under the Exchange Act of 1934, as amended (the “Exchange Act”) following the Exchange, however, as a result of the Exchange, the Company has ceased to be a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act).

ICUMO Background

ICUMO is an exploration and development company with mineral right interests in the United States of America. ICUMO was originally incorporated under the laws of Nevada in 2005, as Mosquito Mining Corp. In 2013, the Company was moved to Idaho and the name changed to Idaho CuMo Mining Corporation. In early February 2023 the name was changed to Idaho Copper Corporation.

Nature of Operations

The Company is in the process of exploring its mineral rights interests in the United States and as of the date of these condensed consolidated financial statements, has not yet determined whether any of its mineral properties contain economically recoverable mineral reserves. Accordingly, the carrying amount of mineral right interests represents cumulative expenditures incurred to date and does not necessarily reflect present or future values. The recovery of these costs is dependent upon the discovery of economically recoverable mineral reserves and the ability of the Company to obtain the necessary financing to complete their exploration and development and to resolve any environmental, regulatory, or other constraints. Uncertainty also exists with respect to the recoverability of the carrying value of certain mineral rights interests. The ability of the Company to realize its investment in resource properties is contingent upon the resolution of the uncertainties and confirmation of the Company’s title to the mineral properties.

Basis of Presentation

The Company follows the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and has a year-end of January 31. On March 9, 2023, the Company filed with the State of Nevada for a year-end change from December 31 to January 31. The condensed consolidated financial statements are based on the balance sheets and statements of operations of ICUMO on a post-merger basis.

The unaudited condensed consolidated financial statements of the Company for the three month periods ended April 30, 2026, and 2025 have been prepared in accordance with US GAAP for interim financial information and pursuant to the requirements for reporting on Form 10-Q and Regulation S-X. Accordingly, they do not include all the information and footnotes required by US GAAP for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments unless otherwise indicated), which are, in the opinion of management, necessary for the fair presentation of the financial position and the results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year. The condensed consolidated balance sheet information as of January 31, 2026, was derived from the audited financial statements included in the Company’s financial statements as of and for the year ended January 31, 2026, included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended April 30, 2026, as filed with the Securities and Exchange Commission (the “SEC”). These condensed consolidated financial statements should be read in conjunction with that report.

F-6

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in the consolidation. The condensed consolidated financial statements included herein, are presented in accordance with US GAAP, and stated in United States dollars, and have been prepared by the Company, pursuant to the rules and regulations of the SEC.

Liquidity and Going Concern

We have incurred recurring losses since inception and expect to continue to incur losses as a result of legal and professional fees and our corporate general and administrative expenses. On April 30, 2026, we had $164,216 in cash. Our net loss incurred for the three months ended April 30, 2026, was $1,511,930 and the working capital deficit was $4,844,526 on April 30, 2026. We currently do not generate revenues and expect to continue to incur operating losses for the foreseeable future. As a result, there is substantial doubt about our ability to continue as a going concern. In the event that we are unable to generate sufficient cash from our operating activities or raise additional funds, we may be required to delay, reduce or severely curtail our operations or otherwise impede our on-going business efforts, which could have a material adverse effect on our business, operating results, financial condition and long-term prospects. The Company expects to seek to obtain additional funding through increased revenues and future financing. There can be no assurance as to the availability or terms upon which such financing and capital might be available. The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash is comprised of cash balances. Cash is held at major financial institutions and is subject to credit risk to the extent that those balances exceed applicable Federal Deposit Insurance Corporation (“FDIC”) insurance amounts of $250,000. From time to time, the Company has certain cash balances, including restricted cash, that may exceed insured limits. The Company utilizes large and reputable banking institutions which it believes mitigates these risks. The Company has not experienced any losses in such accounts. As of April 30, 2026, the Company’s cash balance did not exceed the insurance limits.

Stock-Based Compensation

The Company accounts for stock-based instruments issued to employees in accordance with ASC Topic 718, Compensation – Stock Compensation, and Certain Redeemable Financial Instruments. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. The value of the portion of an award that is ultimately expected to vest is recognized as an expense over the requisite service periods using the straight-line attribution method.

Fair Value of Financial Instruments

The book values of cash and accounts payable approximate their respective fair values due to the short-term nature of these instruments. The fair value hierarchy under US GAAP distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).

The hierarchy consists of three levels

●	Level one — Quoted market prices in active markets for identical assets or liabilities;
●	Level two — Inputs other than level one inputs that are either directly or indirectly observable; and
●	Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. We evaluate our hierarchy disclosures each quarter.

Net Loss Per Share

Net loss per common share is computed by dividing net loss by the weighted average common shares outstanding during the period as defined by FASB, ASC Topic 260, Earnings per Share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.

F-7

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income (loss) in the years in which those temporary differences are expected to be recovered or settled.

The effect of a change in tax rules on deferred tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

Tax benefits of uncertain tax positions are recognized only if it is more likely than not that the Company will be able to sustain a position taken on an income tax return. The Company has no liability for uncertain tax positions as of April 30, 2026. Interest and penalties, if any, related to unrecognized tax benefits would be recognized as interest expense. The Company does not have any accrued interest or penalties associated with unrecognized tax benefits, nor was any significant interest expense recognized during the three months ended April 30, 2026.

Recently Issued and Adopted Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (“ASU 2024-03”). ASU 2024-03 is intended to improve disclosures about a public business entity’s expenses and provide more detailed information to investors about the types in commonly presented expense captions. The guidance is effective for annual periods beginning after December 15, 2026, and quarterly periods beginning after December 31, 2027, and can be adopted prospectively to financial statements issued for reporting periods after the effective date or retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the potential impact of this guidance on its financial statements.

Convertible Debentures

The Company presents convertible debentures separately in its debt and equity components within the balance sheet. The fair value of a compound instrument at issuance is assigned to its respective debt and equity components. The fair value of the debt component is established first with the equity component being determined by the residual amount.

The Company measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date in which they are granted. Estimating fair values for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant.

The fair value of the Company’s stock option and warrant grants are estimated using the Black-Scholes-Merton Option Pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options or warrants, and future dividends. Compensation expenses are recorded based upon the value derived from the Black-Scholes-Merton Option Pricing model and based on actual experience. The assumptions used in the Black-Scholes-Merton Option Pricing model could materially affect compensation expense recorded in future periods.

Unproven Mineral Right Interests

The Company will capitalize into intangible assets all costs, net of any recoveries, of acquiring, exploring, and evaluating an unproven mineral right interest, until the rights to which they relate are placed into production, at which time these deferred costs will be amortized over the estimated useful life of the rights upon commissioning the property, or written-off if the rights are disposed of, impaired or abandoned, when applicable.

Management reviews the carrying amounts of mineral rights annually or when there are indicators of impairment and will recognize impairment based upon current exploration results and upon assessment of the probability of profitable exploitation of the rights. An indication of impairment includes but is not limited to expiration of the right to explore, substantive expenditure in the specific area is neither budgeted nor planned, and if the entity has decided to discontinue exploration activity in a specific area. Management’s assessment of the mineral right’s fair value is also based upon a review of other mineral right transactions that have occurred in the same geographic area as that of the rights under review.

F-8

Costs will include the cash consideration and the fair value of shares issued on the acquisition of mineral rights. Rights acquired under option or joint venture agreements, whereby payments are made at the sole discretion of the Company, are not accrued and are only recorded in the accounts when the payments are made. Proceeds from property option payments received by the Company are netted against the deferred costs of the related mineral rights, with any excess being included in operations.

The application of the Company’s accounting policy for unproven mineral right interests requires judgment in determining whether it is likely that future economic benefits will flow to the Company, which may be based on assumptions about future events or circumstances. Estimates and assumptions may change if new information becomes available. If, after expenditures are capitalized, information becomes available suggesting that the recovery of the expenditures is unlikely, the amount capitalized is impaired with a corresponding charge to profit or loss in the period in which the new information becomes available.

There may be material uncertainties associated with the Company’s title and ownership of its unproven mineral right interests. Ordinarily the Company does not own the land upon which an interest is located, and title may be subject to unregistered prior agreements or transfers or other undetected defects.

Impairment of Long-Lived Assets

The Company’s future long-lived assets and other assets (consisting of property and equipment) will be reviewed for impairment in accordance with the guidance of the FASB ASC Topic 360-10, Property, Plant, and Equipment. Long lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used are measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by that asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Reclamation Provision

An obligation to incur restoration, rehabilitation and environmental costs arises when environmental disturbance is caused by the exploration, development, or ongoing production of a mineral property interest. Such costs arising from the decommissioning of plant and other site preparation work, discounted to their net present value, are provided and capitalized at the start of each project to the carrying amount of the asset, as soon as the obligation to incur such costs arises. Discount rates using a pre-tax rate that reflect the time value of money are used to calculate the net present value. These costs are charged against profit or loss over the economic life of the related asset, through amortization using either the unit-of-production or straight-line method. The related liability is adjusted for each period for the unwinding of the discount rate and for changes to the current market-based discount rate, amount or timing of the underlying cash flows needed to settle the obligation. Costs for restoration of subsequent site damage which is created on an ongoing basis during production are provided for at their net present values and charged against profits as extraction progresses. As of April 30, 2026, there are no costs as production has not yet commenced.

Related Party Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant common influence, related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related party transactions that are in the normal course of business and have commercial substance are measured at the exchange amount, which is determined on a cost recovery basis.

Stock Purchase Warrants

The Company accounts for warrants issued to purchase shares of its common stock as equity in accordance with FASB ASC 480, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, Distinguishing Liabilities from Equity. We determine the accounting classification of warrants we issue, as either liability or equity classified, by first assessing whether the warrants meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Under ASC 480, warrants are considered liability classified if the warrants are mandatorily redeemable, obligate us to settle the warrants or the underlying shares by paying cash or other assets, and warrants that must or may require settlement by issuing variable number of shares. If warrants do not meet the liability classification under ASC 480-10, we assess the requirements under ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature.

If the warrants do not require liability classification under ASC 815-40, in order to conclude equity classification, we also assess whether the warrants are indexed to our common stock and whether the warrants are classified as equity under ASC 815-40 or other US GAAP. After all such assessments, we conclude whether the warrants are classified as liability or equity. Liability classified warrants require fair value accounting at issuance and subsequent to initial issuance with all changes in fair value after the issuance date recorded in the statements of operations. Equity classified warrants only require fair value accounting at issuance with no changes recognized subsequent to the issuance date.

F-9

NOTE 2 – RECLAMATION BONDS AND PROVISIONS

Reclamation Bonds and Provisions

During 2016, the Company entered into a surety agreement that guarantees the reclamation bond on the CuMo Property. In order to maintain the good standing of this surety, the Company is required to make an annual payment of $8,340. The Company has a deposit of $100,000 (as reflected in Deposit on the balance sheet) for the reclamation bond which has a face value of $278,000 as determined by the United States Department of Agriculture Forest Service.

The security deposit is refundable when the Company completes the required reclamation clean-up costs.

NOTE 3 – NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE

Notes Payable

On October 28, 2024, the Company issued a secured promissory note for $25,000 to Feehan Partners, LP (“Feehan”), a company controlled by Robert Scannell (“Scannell”), the Company’s chief financial officer and director. The note is non-interest bearing is due on October 28, 2025. On July 31, 2025, Feehan extended the due date for the note to April 30, 2026. On March 3, 2026, Feehan extended the due date for the note to April 1, 2027. After the due date, if unpaid, the note accrues interest at 7.5%.

On November 4, 2024, the Company issued a secured promissory note for $25,000 to Feehan. The note is non-interest-bearing and is due on November 4, 2025. On July 31, 2025, Feehan extended the due date for the note to April 30, 2026. On March 3, 2026, Feehan extended the due date for the note to April 1, 2027. After the due date, if unpaid, the note accrues interest at 7.5%.

On November 20, 2024, the Company issued a secured promissory note for $25,000 to Feehan. The note is non-interest-bearing and is due on November 20, 2025. On July 31, 2025, Feehan extended the due date for the note to April 30, 2026. On March 3, 2026, Feehan extended the due date for the note to April 1, 2027. After the due date, if unpaid, the note accrues interest at 7.5%.

On December 3, 2024, the Company issued a secured promissory note for $25,000 to Feehan. The note is non-interest-bearing and is due on December 3, 2025. On July 31, 2025, Feehan extended the due date for the note to April 30, 2026. On March 3, 2026, Feehan extended the due date for the note to April 1, 2027. After the due date, if unpaid, the note accrues interest at 7.5%.

On April 15, 2025, the Company issued a secured promissory note for $25,000 to Feehan. The note is non-interest-bearing and is due on April 15, 2026. On July 31, 2025, Feehan extended the due date for the note to April 30, 2026. On March 3, 2026, Feehan extended the due date for the note to April 1, 2027. After the due date, if unpaid, the note accrues interest at 7.5%.

On June 30, 2025, the Company issued a secured promissory note for $40,000 to Feehan. The note is non-interest-bearing and is due on October 28, 2025. On July 31, 2025, Feehan extended the due date for the note to April 30, 2026. On March 3, 2026, Feehan extended the due date for the note to April 1, 2027. After the due date, if unpaid, the note accrues interest at 7.5%.

On August 5, 2025, the Company issued a promissory note for $15,000 to Feehan. The note is non-interest bearing and is due on April 30, 2026. On March 3, 2026, Feehan extended the due date for the note to April 1, 2027. After the due date, if unpaid, the note accrues interest at 7.5%.

On August 12, 2025, the Company issued a promissory note for $25,000 to Gil Atzmon. The note bears interest of 7.5% and matures on February 28, 2026. On March 1, 2026, the note was in default.

On August 12, 2025, the Company issued a promissory note for $25,000 to Jon Powell. The note bears interest of 7.5% and matures on February 28, 2026. On March 1, 2026, the note was in default.

On September 25, 2025, the Company issued a promissory note for $5,000 to Feehan. The note is non-interest-bearing and is due on April 30, 2026. On March 3, 2026, Feehan extended the due date for the note to April 1, 2027. After the due date, if unpaid, the note accrues interest at 7.5%.

On October 14, 2025, the Company issued a promissory note for $15,000 to Feehan. The note is non-interest-bearing and is due on April 30, 2026. On March 3, 2026, Feehan extended the due date for the note to April 1, 2027. After the due date, if unpaid, the note accrues interest at 7.5%.

On October 31, 2025, the Company issued a promissory note for $2,000 to Feehan. The note is non-interest-bearing and is due on February 28, 2026. On March 3, 2026, Feehan extended the due date for the note to April 1, 2027. After the due date, if unpaid, the note accrues interest at 7.5%.

F-10

On December 1, 2025, the Company issued a promissory note for $2,000 to Feehan. The note is non-interest bearing, is due on April 30, 2026. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5%.

On December 11, 2025, the Company issued a promissory note for $5,000 to Feehan. The note is non-interest bearing, is due on April 30, 2026. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5%.

On December 22, 2025, the Company issued a promissory note for $50,000 to Girish Gaitonde (“Gaitonde”). In addition, the Company issued Gaitonde a stock purchase warrant to acquire 6,667 shares of common stock of the Company at an exercise price of $7.50 with an expiration date of December 22, 2028. In accordance with ASC 470-20-25-2, proceeds from the sale of a debt instrument with stock purchase warrants are allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at the time of issuance. The portion of the proceeds so allocated to the warrants are accounted for as additional paid-in capital. The remainder of the proceeds are allocated to the debt instrument portion of the transaction. The fair value of the warrants issued to Gaitonde was $33,335. Therefore, the Company recorded debt discount of $18,492 related to the warrants relative fair value issued to Gaitonde, which was amortized into interest expense over the term of the convertible promissory note agreement. For the year ended January 31, 2026, amortization of debt discount related to this note payable amounted to $10,878, which has been included in interest expense on the accompanying consolidated statements of operations. The note bears interest at 7.5% and is due on February 28, 2026. On April 17, 2026, as part of the issuance of convertible notes and warrants for common stock (see Convertible Notes Payable below), Gaitonde converted $51,624 of principal and accrued interest into a convertible note and received 16,937 warrants for common stock.

On December 22, 2025, the Company issued a promissory note for $25,000 to Tomasa Zwicke (“Zwicke”). In addition, the Company issued Zwicke a stock purchase warrant to acquire 6,667 shares of common stock of the Company at an exercise price of $7.50 with an expiration date of December 22, 2028. In accordance with ASC 470-20-25-2, proceeds from the sale of a debt instrument with stock purchase warrants are allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at the time of issuance. The portion of the proceeds so allocated to the warrants are accounted for as additional paid-in capital. The remainder of the proceeds are allocated to the debt instrument portion of the transaction. The fair value of the warrants issued to Zwicke was $16,665. Therefore, the Company recorded debt discount of $9,245 related to the warrants relative fair value issued to Zwicke, which was amortized into interest expense over the term of the convertible promissory note agreement. For the year ended January 31, 2026, amortization of debt discount related to this note payable amounted to $5,438, which has been included in interest expense on the accompanying consolidated statements of operations. The note bears interest at 7.5% and is due on February 28, 2026. The promissory note is in default as of March 1, 2026.

On January 15, 2026, the Company issued a promissory note for $100,000 to PV Partners, LP (“PV Partners”). In addition, the Company issued PV Partners 13,333 shares of common stock of the Company. The note bears interest at 10.5% and is due on February 13, 2026. On April 17, 2026, the promissory note was paid.

On January 16, 2026, the Company issued a promissory note for $50,000 to Jeff Hembrock (“Hembrock”). In addition, the Company issued Hembrock 6,666 shares of common stock of the Company. The note bears interest at 7.5%, is due on February 13, 2026. On April 17, 2026, as part of the issuance of convertible notes and warrants for common stock (see Convertible Notes Payable below), Hembrock converted $51,323 of principal and accrued interest into a convertible note and received 16,887 warrants for common stock.

On January 16, 2026, the Company issued a promissory note for $30,000 to Gil Atzmon (“Atzmon”). In addition, the Company issued Atzmon a stock purchase warrant to acquire 6,667 shares of common stock of the Company at an exercise price of $7.50 with an expiration date of December 22, 2028. In accordance with ASC 470-20-25-2, proceeds from the sale of a debt instrument with stock purchase warrants are allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at the time of issuance. The portion of the proceeds so allocated to the warrants are accounted for as additional paid-in capital. The remainder of the proceeds are allocated to the debt instrument portion of the transaction. The fair value of the warrants issued to Atzmon was $20,000. Therefore, the Company recorded debt discount of $11,869 related to the warrants relative fair value issued to Atzmon, which was amortized into interest expense over the term of the convertible promissory note agreement. For the year ended January 31, 2026, amortization of debt discount related to this note payable amounted to $3,018, which has been included in interest expense on the accompanying consolidated statements of operations. The note bears interest at 12%, is due on March 16, 2026.

On January 16, 2026, the Company issued a promissory note for $30,000 to Jon Powell (“Powell”). In addition, the Company issued Powell a stock purchase warrant to acquire 6,667 shares of common stock of the Company at an exercise price of $7.50 with an expiration date of December 22, 2028. In accordance with ASC 470-20-25-2, proceeds from the sale of a debt instrument with stock purchase warrants are allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at the time of issuance. The portion of the proceeds so allocated to the warrants are accounted for as additional paid-in capital. The remainder of the proceeds are allocated to the debt instrument portion of the transaction. The fair value of the warrants issued to Powell was $20,000. Therefore, the Company recorded debt discount of $11,869 related to the warrants relative fair value issued to Powell, which was amortized into interest expense over the term of the convertible promissory note agreement. For the year ended January 31, 2026, amortization of debt discount related to this note payable amounted to $3,018, which has been included in interest expense on the accompanying consolidated statements of operations. The note bears interest at 12% and is due on March 16, 2026.

On January 16, 2026, the Company issued a promissory note for $25,000 to Michael Ward (“Ward”). In addition, the Company issued Ward 3,333 shares of common stock of the Company. The note bears interest at 10.5% and is due on February 13, 2026. On April 17, 2026, the promissory note was paid.

On March 9, 2026, the Company issued a promissory note for $100,000 to Rudofsky. The note bears interest at 8% and is due on March 9, 2027.

F-11

As of April 30, 2026, the Company’s outstanding notes payable are as follows:

			Extended (1)
	Issue	Maturity	Maturity		Interest
Lender	Date	Date	Date	Amount	Rate	Secured
Feehan Partners	10/28/24	10/28/25	4/30/27	$25,000	N/A	Yes
Feehan Partners	11/4/24	11/4/25	4/30/27	$25,000	N/A	Yes
Feehan Partners	11/20/24	11/20/25	4/30/27	$25,000	N/A	Yes
Feehan Partners	12/3/24	12/3/25	4/30/27	$25,000	N/A	Yes
Feehan Partners	4/15/25	4/15/26	4/30/27	$25,000	N/A	Yes
Feehan Partners	6/30/25	10/1/25	4/30/27	$40,000	N/A	Yes
Feehan Partners	8/5/25	4/30/26	4/30/27	$15,000	N/A	No
Gil Atzmon (2)	8/12/25	2/28/26		$25,000	7.5%	No
Jon Powell (2)	8/12/25	2/28/26		$25,000	7.5%	No
Feehan Partners	9/25/25	4/30/26	4/30/27	$5,000	N/A	No
Feehan Partners	10/14/25	4/30/26	4/30/27	$15,000	N/A	No
Feehan Partners	10/31/25	2/28/26	4/30/27	$2,000	N/A	No
Feehan Partners	12/1/25	4/30/26	4/30/27	$2,000	N/A	No
Feehan Partners	12/11/25	4/30/26	4/30/27	$5,000	N/A	No
Tomasa Zwicke (2)	12/22/25	2/28/26		$25,000	7.5%	No
Gil Atzmon	1/16/26	3/16/26		$30,000	12.0%	No
Jon Powell	1/16/26	3/16/26		$30,000	12.0%	No
Steven Rudofsky	3/9/26	3/9/27		$100,000	8.0%	No
Total				$444,000
Less: Debt discount				$(15,151)
Total, net of discounts				$428,849

Note: Feehan Partners and Steven Rudofsky are related parties. See Note 6.

(1)	On March 3, 2026, notes extended to April 30, 2027.
(2)	In default as of the time of the filing of this Form 10-Q.

The future payments are as follows:

Fiscal Year
2027	$50,000
2028	$394,000
2029	$-
2030	$-
2031	$-
Thereafter	$-
Total	$444,000

F-12

Convertible Notes Payable

On April 17, 2026, the Company received cash of $1,255,000 from its initial closing in its private placement in exchange for convertible notes payable to several parties. The convertible notes payable mature on April 17, 2027. The convertible notes payable are non-interest-bearing, except in the case of default, which then 18% interest will apply. The convertible notes payable are convertible at $6.00 per share for a voluntary conversion. If the Company has successfully uplisted to the NYSE, the convertible notes payable will mandatory be converted at the lower of the listing price or 70% of the offering price of $6.50 in the Company’s Form S-1. As part of the issuance of the convertible notes payable, each convertible note payable holder received warrants for common stock, with an expiration date of April 17, 2031, at an exercise price of $6.00 per share. The warrants can be exercised as cashless. The following table reflects the convertible notes payable and warrants as issued on April 17, 2026:

Name	Principal	Quantity	Exercise Price
Brett A. Richards	$250,000	41,667	$6.00
Baron De Biltmore LLC	$200,000	33,333	$6.00
Gordon Holmes	$200,000	33,333	$6.00
Jeffrey V. & Karin R. Hembrock Revokable Trust	$101,323	16,887	$6.00
The Gaitonde Living Trust	$101,624	16,937	$6.00
Craig Kallman 2015 Living Trust	$100,000	16,667	$6.00
Dan Schneider	$50,000	8,333	$6.00
Waldemar Majdanski	$50,000	8,333	$6.00
Robert B. Hayes	$50,000	8,333	$6.00
Jason Snyder	$50,000	8,333	$6.00
SternAegis Ventures Defined Benefit Plan for the Benefit of Adam K. Stern	$25,000	4,167	$6.00
Z&M LLC	$15,000	2,500	$6.00
Clifford Bergen	$100,000	16,667	$6.00
Joel Yanowitz and Amy Metzenbaum 2003 Revocable Trust	$50,000	8,333	$6.00
Paracove Corp.	$15,000	2,500	$6.00
Total	$1,357,947	226,323
Less: Debt discount	$(747,000)
Total, net of discounts	$610,947

As of April 30, 2026, there have been no conversions of the convertible notes payable and no warrants for common stock exercised.

NOTE 4 – BOND LIABILITIES

The Company has bond liabilities as of April 30, 2026, and January 31, 2026, are as follows:

	Principal Amount		Interest	Note	Maturity
	4/30/2026	1/31/2026	Rate	Date	Date	Collateral	Origination	Features

Yin Yin Silver Limited	$500,000	$500,000	8.5%	8/4/15	12/27/27	(1)	(2)	(5) (8)
Yin Yin Silver Limited	$500,000	$500,000	8.5%	10/28/16	10/28/26	(1)	(2)	(5) (8)
Yin Yin Silver Limited	$250,000	$250,000	8.5%	12/27/17	4/8/25	(1)	(2)	(5) (8)
Barry Swenson	$500,000	$500,000	8.5%	12/31/17	12/31/25	(1)	(2)	(5)
Don H. Adair or Joanne Adair	$-	$125,000	8.5%	2/15/17	2/15/26	(1)	(3)	(6) (7)
Joseph Swinford or Danielle Swinford	$-	$50,000	8.5%	2/15/17	2/15/26	(1)	(3)	(6) (7)
Brandon Swain or Sierra Swain	$-	$50,000	8.5%	2/15/17	2/15/26	(1)	(3)	(6) (7)
Scott Collins or Kendra Collins	$-	$12,500	8.5%	2/15/17	2/15/26	(1)	(3)	(6) (7)
Carl Collins or Ellen Collins	$-	$12,500	8.5%	2/15/17	2/15/26	(1)	(3)	(6)
Bret Renaud	$5,000	$5,000	8.5%	10/14/17	10/14/24	(1)	(2)	(5) (9)
Elatam Group Ltd	$67,000	$67,000	7.5%	8/24/21	5/31/28	(1)	(2)	(6)
James Hardy	$7,000	$7,000	7.5%	8/24/21	5/31/28	(1)	(2)	(6)
Acepac Holdings	$1,000,000	$1,000,000	7.5%	8/24/21	5/31/28	(1)	(4)	(6)
Rick Ward	$15,000	$15,000	7.5%	8/24/21	5/31/28	(1)	(2)	(6)
Robert & Joan Sweetman	$10,000	$10,000	8.0%	7/1/18	7/1/25	(1)	(2)	(6) (10)
Michael Swenson	$10,000	$10,000	8.0%	7/1/18	7/1/25	(1)	(2)	(6) (10)
Connie Sun	$3,000	$3,000	8.0%	7/1/18	7/1/25	(1)	(2)	(6) (10)
Elizabeth Enoch	$10,000	$10,000	8.0%	8/1/18	7/1/25	(1)	(2)	(6) (10)
William C. Stanton and Carol Stanton	$3,000	$3,000	8.0%	7/1/18	7/1/25	(1)	(2)	(6) (10)
Total	$2,880,000	$3,130,000

F-13

(1)	All notes above are secured by the following collateral: all the assets of Idaho CuMo except for the following patented lode mining claims located in Section 13, Township 8 North, Range 5 East, Boise Meridian, Boise County, Idaho, as depicted on Mineral Survey 1706: (i) Blackbird, (ii) Red Flag, (iii) Enterprise, (iv) Enterprise Fraction, (v) Commonwealth, (vi) Baby Mine. Each Note will rank pari passu with all other Notes.

(2)	Financial investment by accredited investor.

(3)	Issued in exchange for 20 unpatented mining claims located approximately 10 miles northeast of Pioneerville, Idaho.

(4)	Issued to settle litigation between MultiMetal Development Ltd. (former parent company of Idaho Copper Corp) and Acepac Holdings.

(5)	Interest capitalized; accrual dates 6/30 and 12/31.

(6)	Interest paid in cash on 6/30 and 12/31.

(7)	On September 25, 2023, these notes were extended from February 15, 2024, to February 15, 2025. The extension was analyzed for modification versus extinguishment and was determined to be a modification. On December 16, 2024, the notes were extended again, to February 15, 2026.

(8)	The Company has been advised by counsel that the notes cannot be repaid without receipt of basic KYC/AML information from the bondholder including: Articles of Incorporation, evidence of good standing, a list of shareholders of the entity, and identification documents from each shareholder. The Company has repeatedly requested this information from the bondholder and has received no response. The notes are governed by British Columbia law, which has a 24-month statute of limitations on past due debt. If the creditor has not compiled the Company’s KYC/AML request in that time frame, the notes will be written off, and the principal and accrued interest will be taken into income.

(9)	This note is in default as of 10/14/24. The Company has attempted to contact Renaud without success.

(10)	These notes are in default as of 7/1/25.

Future payments are as follows:

Fiscal Year
2027	$1,291,000
2028	$500,000
2029	$1,089,000
2030	$-
2031	$-
Thereafter	$-
Total	$2,880,000

NOTE 5 – RELATED PARTY TRANSACTIONS

The Company compensated its officers $182,500 and $65,000, net of conversion to common stock, for the three months ended April 30, 2026, and 2025, respectively.

On July 31, 2025, Mr. Brodkey and Mr. Scannell elected to convert accrued compensation of $42,500 and $87,500 into 121,429 and 250,000 shares of common stock, respectively. The conversion rate was $0.35 per share.

F-14

On October 28, 2024, the Company issued a secured promissory note for $25,000 to Feehan. The note was due on October 28, 2025. On October 31, 2025, the due date was extended to April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5%.

On November 4, 2024, the Company issued a secured promissory note for $25,000 to Feehan. The note was due on November 4, 2025. On October 31, 2025, the due date was extended to April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5%.

On November 20, 2024, the Company issued a secured promissory note for $25,000 to Feehan. The note was due on November 20, 2025. On October 31, 2025, the due date was extended to April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5%.

On December 3, 2024, the Company issued a secured promissory note for $25,000 to Feehan. The note was due on December 3, 2025. On October 31, 2025, the due date was extended to April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5%.

On April 15, 2025, the Company issued a secured promissory note for $25,000 to Feehan. The note was due on April 15, 2026. On October 31, 2025, the due date was extended to April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5%.

On April 30, 2025, Brodkey and Scannell each elected to convert accrued compensation of $42,500 and $87,500 into 7,083 and 14,583 shares of common stock, respectively.

On June 30, 2025, the Company issued a secured promissory note for $40,000 to Feehan. The note was due on October 28, 2025. On October 31, 2025, the due date was extended to April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On August 5, 2025, the Company issued a promissory note for $15,000 to Feehan. The note is due on April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On August 10, 2025, the Company issued Scannell 10,000 warrants for 10,000 shares of common stock at an exercise price of $4.80.

On August 18, 2025, Rudofsky exercised 8,333 warrants for 8,333 shares of common stock at an exercise price of $3.00.

On September 25, 2025, the Company issued a promissory note for $5,000 to Feehan. The note is due on April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5%.

On October 14, 2025, the Company issued a promissory note for $15,000 to Feehan. The note is due on April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5%.

On October 31, 2025, the Company issued a promissory note for $2,000 to Feehan. The note is due on February 28, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5%.

On October 31, 2025, Brodkey and Scannell elected to convert accrued compensation of $42,500 and $87,500 into 6,037 and 12,429 shares of common stock, respectively. Additionally, other parties converted $67,500 of accrued compensation into 9,588 shares of common stock. The conversion rate was $7.04 per share.

F-15

On December 1, 2025, the Company issued a promissory note for $2,000 to Feehan. The note is due on April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5%.

On December 11, 2025, the Company issued a promissory note for $5,000 to Feehan. The note is due on April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5%.

On December 23, 2025, Mr. Rudofsky exercised 8,333 warrants for 8,333 shares of common stock at an exercise price of $3.00.

On January 31, 2026, Brodkey and Scannell elected to convert accrued compensation of $42,500 and $87,500 into 5,445 and 12,284 shares of common stock, respectively. Additionally, other parties converted $51,667 of accrued compensation into 8,575 shares of common stock. The conversion rate was $7.10 per share.

On March 9, 2026, the Company issued a promissory note for $100,000 to Rudofsky. The note bears interest at 8% and is due on March 9, 2027.

As of April 30, 2026, the Company has payables of $61,293 to Brodkey and $12,820 to Scannell.

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has authorized share capital of 10,000,000 shares of preferred stock with par value of $0.001.

On January 12, 2024, we entered into Unit Subscription Purchase Agreements (“Subscription Agreements”) with purchasers for an aggregate of 23 (“Units”) at a price of $12,000 per Unit. Each Unit comprised of one (1) share of Series A Convertible Non-Voting Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), and (ii) 3,125 common stock purchase warrants (the “Warrants”). The rights and preferences of the Series A Preferred Stock, include without limitation, the right of each holder thereof to convert each share of Series A Preferred Stock into 2,500 shares of the Company’s common stock, par value $0.001 par value per share as set forth in the Certificate of Designation of Series A Convertible Non-Voting Preferred Stock (the “Certificate of Designation”). The Warrant holders have the right to exercise the Warrants for three (3) years at an exercise price of $4.80 per share of common stock. The Units were offered and sold in reliance upon exemptions from the registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506(b) of Regulation D promulgated thereunder. The Company has agreed to file a registration statement to cover the re-sale of the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock, and upon the exercise of the Warrants. The Company intends to utilize the net proceeds from the sale of the Units in the Offering for working capital and general corporate purposes.

The warrants issued through January 31, 2024, had a Black-Scholes fair value of $156,746 for the 56,250 warrants issued.

Stock price	$1.40 – 4.00
Exercise price	$4.80
Expected volatility	521 -1,042%
Expected term (years)	3
Risk free rate	4.05 – 4.45%
Dividends	0%

Between February 2024 and January 2025, we entered into Subscription Agreements with certain accredited investors (each, a “Subscriber” and collectively, the “Subscribers”), pursuant to which the Company offered and sold to the Subscribers in a private placement offering (the “Offering”), Units for a purchase price of $12,000 per Unit, for gross proceeds of $2,084,040. Each Unit consists of one (1) share of the Company’s Series A Preferred Stock, and (ii) 3,125 Warrants. Each share of Series A Preferred Stock converts into 2,500 shares of the Company’s common stock. The Warrant entitles the holders to shares of common stock for three (3) years, at an exercise price of $4.80 per share.

Between August 6, 2025, and October 16, 2025, all shareholders of Series A Preferred Stock converted their collective 196.67 shares into 491,667 shares of Common Stock.

As of April 30, 2026 and January 31, 2026, the Company had 0 and 196.67 shares of Series A Preferred Stock issued and outstanding, respectively.

Common Stock

The Company has authorized share capital consisting of 500,000,000 shares of common stock with par value of $0.001.

F-16

On February 24, 2025, a warrant holder exercised a warrant for 11,250 shares of common stock for $54,000.

On March 25, 2025, a warrant holder exercised a warrant for 11,250 shares of common stock for $54,000.

On April 30, 2025, Brodkey and Scannell elected to convert accrued compensation of $42,500 and $87,500 into 7,083 and 14,583 shares of common stock, respectively. Additionally, other parties converted $147,500 of accrued compensation into 52,900 shares of common stock.

On May 16, 2025, a warrant holder exercised a warrant for 11,250 shares of common stock for $54,000. The conversion rate was $4.80 per share.

On May 30, 2025, a vendor converted a payable for $50,000 into 10,417 shares of common stock. The conversion rate was $4.80 per share.

On June 17, 2025, a vendor converted a payable for $150,000 into 31,250 shares of common stock. The conversion rate was $4.80 per share.

On July 25, 2025, a vendor was issued 41,667 shares of common stock valued at $200,000 for services. The conversion rate was $4.80 per share.

On July 31, 2025, Mr. Brodkey and Mr. Scannell elected to convert accrued compensation of $42,500 and $87,500 into 6,071 and 12,500 shares of common stock, respectively. Additionally, other parties converted $67,500 of accrued compensation into 9,643 shares of common stock. The conversion rate was $7.00 per share.

On August 18, 2025, Mr. Rudofsky exercised 8,333 warrants for 8,333 shares of common stock at an exercise price of $3.00.

On October 13, 2025, a consultant with a balance due in combined expenses and compensation of $46,048 utilized those payables for the value of the exercise price of warrants. The actual warrants (with an exercise price of $3.00) exercised was 23,812 into the same amount of shares of common stock. The value of the exercise price was $71,464. The Company incorrectly duplicated the open payable for compensation, which was converted into common stock on October 31, 2025. The duplication was $25,416 which was recorded as an other receivable at October 31, 2025, which will be offset with future compensation.

On October 31, 2025, Brodkey and Scannell elected to convert accrued compensation of $42,500 and $87,500 into 6,037 and 12,429 shares of common stock, respectively. Additionally, other parties converted $67,500 of accrued compensation into 9,588 shares of common stock. The conversion rate was $7.04 per share.

On December 15, 2025, the Company issued 29,167 shares of common stock to its legal counsel. The shares were valued at $140,000.

On December 20, 2025, 6,842 shares of common stock were issued for round up as part of the reverse split.

On December 23, 2025, Mr. Rudofsky exercised 8,333 warrants for 8,333 shares of common stock at an exercise price of $3.00.

F-17

On January 15, 2026, the Company issued a third party 6,666 shares of common stock as an incentive for financing.

On January 16, 2026, the Company issued a third party 13,333 shares of common stock as an incentive for financing.

On January 16, 2026, the Company issued a third party 3,333 shares of common stock as an incentive for financing.

On January 31, 2026, Brodkey and Scannell elected to convert accrued compensation of $42,500 and $87,500 into 5,445 and 12,284 shares of common stock, respectively. Additionally, other parties converted $51,667 of accrued compensation into 8,575 shares of common stock. The conversion rate was $7.10 per share.

On March 3, 2026, the Company issued 10,000 shares of common stock to a consultant.

As of April 30, 2026, and January 31, 2026, the Company had 13,948,917 and 13,938,917 shares issued, issuable, and outstanding, respectively.

Options

On January 23, 2023, as part of the RTO, the Company accepted the assignment of the stock options for common stock from ICUMO to the Company, as consented by the parties. The Company has 1,356,750 options issued to various officers, directors, and employees, based on milestones. As of January 31, 2026, and 2025, 1,132,300 and 60,300 options are vested. The exercise price for the options is $2.50, and they expire on December 31, 2027. The Company recognized $378,496 during the period ended January 31, 2025, in stock-based compensation expense related to the estimated vesting of these options. As of January 31, 2026, none of the remaining milestones necessary for these options to vest have been met. The remaining additional compensation to be recognized as these options vest is approximately $568,000 during fiscal 2027 based on the current estimated time to reach the milestones.

The remaining vesting milestones required to be met are (1) obtaining an updated PEA, (2) an uplist of the Company’s common stock to a national exchange and (3) the successful raising of $5 million or more in new capital. Each of these milestones vest an additional 20% of the options upon being met and were estimated to have a 50% probability of being met as of January 31, 2026. Management reviews the estimate of meeting each probability as well as the related timing at each reporting period.

On March 3, 2026, the Company issued Rudofsky, Brodkey and Scannell 268,000, 268,000 and 268,000 options for common stock, respectively. The options have an exercise price of $8.00, expire on September 30, 2032, and are fully vested.

As of April 30, 2026, the Company had 1,356,750 options outstanding with an exercise price of $2.50, to Brodkey, Scannell, and a former officer, each with 402,000 options. In addition, a former director of the Company holds 134,000 options and an independent consultant holds 16,750 options.

Warrants

On March 28, 2024, the Company issued 508,344 warrants for shares of common stock as part of financing. The warrants have an exercise price of $4.80 and expire on March 28, 2027.

On June 7, 2024, the Company issued 37,500 warrants for shares of common stock as part of financing. The warrants have an exercise price of $4.80 and expire on June 7, 2027.

On August 10, 2025, the Company issued Scannell 10,000 warrants for 10,000 shares of common stock at an exercise price of $4.80. The warrants were issued as compensation.

On August 12, 2025, the Company issued to a third party 1,250 warrants for 1,250 shares of common stock at an exercise price of $4.80. The warrants were issued as compensation.

On August 12, 2025, the Company issued to a third party 1,250 warrants for 1,250 shares of common stock at an exercise price of $4.80. The warrants were issued as compensation.

F-18

On February 24, 2025, 11,250 warrants were exercised at $4.80 for $54,000.

On March 25, 2025, 11,250 warrants were exercised at $4.80 for $54,000.

 On May 16, 2025, 11,250 warrants were exercised at $4.80 for $54,000.

On August 18, 2025, 8,333 warrants were exercised at $3.00 for $25,000.

On October 13, 2025, a consultant with a balance due in combined expenses and compensation of $46,048 utilized those payables for the value of the exercise price of warrants. The actual warrants (with an exercise price of $3.00) exercised was 23,812 into the same amount of shares of common stock. The value of the exercise price was $71,464. The Company incorrectly duplicated the open payable for compensation, which was converted into common stock on October 31, 2025. The duplication was $25,416 which was recorded as an other receivable at October 31, 2025, which will be offset with future compensation.

On December 22, 2025, 6,667 warrants with an exercise price of $7.50 were issued as an incentive for financing.

On December 22, 2025, 3,333 warrants with an exercise price of $7.50 were issued as an incentive for financing.

On December 23, 2025, 8,333 warrants were exercised at $3.00 for $25,000.

On January 16, 2026, 4,000 warrants with an exercise price of $7.50 were issued as an incentive for financing.

On January 16, 2026, 4,000 warrants with an exercise price of $7.50 were issued as an incentive for financing.

On March 9, 2026, 29,500 warrants with an exercise price of $3.00 were issued to Rudofsky as compensation.

On March 20, 2026, the Company issued Rudofsky, Brodkey and Scannell 83,750, 65,600 and 134,000 warrants, respectively. The exercise price is $8.00, and the warrants expire on January 16, 2028.

F-19

As of April 30, 2026, the Company had 1,726,777 warrants outstanding with an exercise price of $3.00, 54,674 warrants outstanding with an exercise price of $4.60, 577,094 warrants outstanding with an exercise price of $4.80 (see Note 3), 266,958 warrants outstanding with an exercise price of $7.50, and 283,350 warrants outstanding with an exercise price of $8.00. The schedule of outstanding warrants as of April 30, 2026, is as follows:

Exercise	Expiration		Exercise Price
Price	Date	Quantity	$3.00	$4.60	$4.80	$7.50	$8.00
$3.00	5/11/27	10,720	10,720
$3.00	11/29/27	1,535,807	1,535,807
$3.00	12/10/27	150,750	150,750
$3.00	3/9/29	29,500	29,500
$4.60	5/8/26	54,674		54,674
$4.80	11/17/26	6,250			6,250
$4.80	12/8/26	6,250			6,250
$4.80	12/11/26	3,125			3,125
$4.80	3/28/27	508,344			508,344
$4.80	6/7/27	37,500			37,500
$4.80	9/5/27	3,125			3,125
$4.80	8/10/28	10,000			10,000
$4.80	8/12/28	2,500			2,500
$7.50	12/22/28	10,000				10,000
$7.50	1/16/29	8,000				8,000
$7.50	1/16/29	248,958				248,958
$8.00	1/16/28	283,350					283,350
		2,908,853	1,726,777	54,674	577,094	266,958	283,350

Stock-based Compensation Expense

The Company recognizes stock-based compensation using the straight-line method over the requisite service period or derived service period. The Company recognized stock-based compensation for the three months ended April 30, 2026, and 2025 of $345,000 and $277,500, respectively.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Other than the potential challenges to the Exploration PoP anticipated to be filed by environmental and non-government organizations in opposition to exploration at CuMo, we have no knowledge of any material, active, pending or threatened proceeding against us or our subsidiaries, nor are we, or any subsidiary, involved as a plaintiff or defendant in any material proceeding or pending litigation. The defense of such claims, or any adverse outcome relating to any such claims, could have a material adverse effect on the Company’s liquidity, financial condition and cash flows.

Certain conditions may exist as of the date the condensed consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s condensed consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

The Company entered into a new long-term lease agreement for warehouse space in Idaho. The lease began on April 1, 2024, with an initial period of 3 years and an optional 3-year renewal at the end of the initial term. The Company may cancel the lease at any time after 13 months from the effective date of the lease by providing a 3-month notice of cancellation. The base lease payment is $3,600 through January 1, 2026, at which point base rent increases to $3,700 until January 1, 2027, at which point it increases to $3,800 until January 1, 2028, at which point it increases to $3,900. Prior to entering into this lease agreement, the Company was a party to a month-to-month lease which it had not terminated. The lessor and the Company agreed regain access to the warehouse including obtaining access to the Company’s property contained within such warehouse, the lessor agreed to the following additional payments. A single payment of $100,000 which was paid on March 5, 2024, and $6,000 per month beginning May 1, 2024, and ending on February 1, 2025. The agreement provides the following pricing:

2026	$3,700 per month
2027	$3,800 per month
2028	$3,900 per month

F-20

The remaining term of the lease was based on the amount of time left before the Company may exercise its right to cancel the lease, which is 13 months.

The Company considered whether it was probable it would exercise and extend beyond the initial 3-year term and determined it was not probable that the Company would exercise this renewal option.

The rent expense for the three months ended April 30, 2026, and 2025 was $11,510 and $9,930, respectively.

NOTE 8 – INCOME TAXES

As of April 30, 2026, and January 31, 2026, the Company has net operating loss carry forwards of $2,020,795 and $1,726,961, respectively, which may be available to reduce future years’ taxable income through 2046. The Company’s net operating loss carry forwards may be subject to annual limitations, which could reduce or defer the utilization of the losses as a result of an ownership change as defined in Section 382 of the Internal Revenue Code.

The Company’s tax expense differs from the “expected” tax expense for Federal income tax purposes (computed by applying the United States Federal tax rate of 21% and state rate of 5% to loss before taxes for fiscal years 2027 and 2026), as follows:

	April 30, 2026	January 31, 2026
Tax expense (benefit) at the statutory rate	$(237,327)	$(335,674)
State income taxes, net of federal income tax benefit	(56,506)	(79,922)
Change in valuation allowance	293,833	415,596
Total	$-	$-

The tax effects of the temporary differences between reportable financial statement income and taxable income are recognized as deferred tax assets and liabilities.

The tax years 2023 through 2026 remain open for examination by federal agencies and other jurisdictions in which it operates.

The tax effect of significant components of the Company’s deferred tax assets and liabilities at April 30, 2026, and January 31, 2026, are as follows:

	April 30, 2026	January 31, 2026
Deferred tax assets:
Net operating loss carryforward	$2,020,795	$1,726,961
Timing differences	-	-
Total gross deferred tax assets	2,020,795	1,726,961
Less: Deferred tax asset valuation allowance	(2,020,795)	(1,726,961)
Total net deferred taxes	$-	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

Because of the historical earnings history of the Company, the net deferred tax assets are offset by a 100% valuation allowance. The valuation allowance for the remaining net deferred tax assets was $2,020795 and $1,726,961 as of April 30, 2026, and January 31, 2026, respectively.

NOTE 9 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the condensed consolidated balance sheet through the date of this filing and determined there were no events to disclose or that require recognition in the accompanying condensed consolidated financial statements except as noted below.

On May 12, 2026, the Company issued 13,333 shares of common stock of the Company to a consultant for services.

On May 19, 2026, the Company issued 2,857 shares of common stock of the Company to a consultant. The consultant will received common stock valued at $20,000 per quarter for one year.

On May 28, 2026, the Company completed a second closing under the offering for gross proceeds of $185,000. In connection with the second closing, investors received warrants to purchase an aggregate of 30,833 shares of common stock.

F-21

IDAHO COPPER CORPORATION AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

IDAHO COPPER CORPORATION

(AUDITED)

F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Idaho Copper Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Idaho Copper Corporation (the “Company”) as of January 31, 2026, and 2025, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years ended January 31, 2026, and 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2026, and 2025, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has not yet generated any revenues. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Novogradac & Company LLP

Novogradac & Company LLP

We have served as the Company’s auditor since 2025.

Plantation, Florida

March 17, 2026, except for Note 11 as to which the date is May 11, 2026

F-23

IDAHO COPPER CORPORATION

Consolidated Balance Sheet

January 31,

	2026	2025
ASSETS
Current assets
Cash	$24,274	$100,678
Other receivables	35,000	3,644
Prepaid expenses	32,742	104,506
Total current assets	92,016	208,828

Right of use asset	-	7,090
Deposit	100,000	100,000

Total assets	$192,016	$315,918

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$478,652	$325,088
Accounts payable and accrued expenses to related parties	186,613	-
Accrued interest, current portion	1,681,926	860,768
Notes payable, net of discounts	330,876	-
Notes payable to related party	209,000	100,000
Lease liability	-	7,090
Bond liabilities, current portion	1,791,000	791,000
Total current liabilities	4,678,067	2,083,946
Non-current liabilities
Bond liabilities, non-current portion	1,339,000	2,339,000
Accrued interest, non-current portion	629,284	1,061,926
Total non-current liabilities	1,968,284	3,400,926
Total liabilities	6,646,351	5,484,872

Commitments and contingencies (Note 7)

Stockholders’ deficit
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 and 196.67 shares issued and outstanding at January 31, 2026 and 2025, respectively	-	-
Common stock, $0.001 par value, 500,000,000 shares authorized, 13,948,917 and 13,073,161 shares issued and outstanding at January 31, 2026 and 2025, respectively	13,939	13,073
Additional paid-in capital	33,749,632	31,960,915
Accumulated deficit	(40,217,906)	(37,142,942)
Total stockholders’ deficit	(6,454,335)	(5,168,954)

Total liabilities and stockholders’ deficit	$192,016	$315,918

The accompanying notes are an integral part of the consolidated financial statements.

F-24

IDAHO COPPER CORPORATION

Consolidated Statement of Operations

For the Years Ended January 31,

	2026	2025
Revenue	$-	$-

Operating expenses
Professional fees	559,053	912,804
Payroll and related expenses	258,467	157,500
Rent expense	22,088	197,415
Stock-based compensation	1,454,167	2,966,115
Other general and administrative expenses	329,902	487,689
Total operating expenses	2,623,677	4,721,523

Operating loss	(2,623,677)	(4,721,523)

Other income (expense)
Amortization of debt discount	(22,351)	(19,490)
Interest income	-	6,846
Interest expense	(428,936)	(403,165)
Total other income (expense), net	(451,287)	(415,809)

Net loss	(3,074,964)	$(5,137,332)

Basic and diluted net loss per common share	$(0.23)	$(0.42)
Basic and diluted weighted average common shares outstanding	13,432,656	12,351,678

The accompanying notes are an integral part of the consolidated financial statements.

F-25

IDAHO COPPER CORPORATION

Consolidated Statements of Changes in Stockholders’ Deficit

For the Years Ended January 31, 2026 and 2025

					Additional
	Preferred Stock		Common Stock		Paid-in	Subscription	Accumulated
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Total
Balance, January 31, 2024	23	$-	10,732,387	$10,732	$25,539,964	$(11,000)	$(31,600,305)	$(6,060,609)
Adoption of ASU 2020-06	-	-	-	-	-	-	(405,305)	(405,305)
Sale of preferred stock	173.67	-	-	-	2,084,040	11,000	-	2,095,040
Conversion of convertible notes payable	-	-	642,406	642	1,048,151	-	-	1,048,793
Exercise of warrants	-	-	353,563	354	383,646	-	-	384,000
Exercise of options	-	-	737,000	737	(737)	-	-	-
Stock-based compensation	-	-	607,806	608	2,965,507	-	-	2,966,115
Costs related to the sale of preferred stock	-	-	-	-	(59,656)	-	-	(59,656)
Net loss for the period ended January 31, 2025	-	-	-	-	-	-	(5,137,332)	(5,137,332)
Balance, January 31, 2025	196.67	$-	13,073,161	$13,073	$31,960,915	$-	$(37,142,942)	$(5,168,954)
				-
Balance, January 31, 2025	196.67	$-	13,073,161	$13,073	$31,960,915	$-	$(37,142,942)	$(5,168,954)
Stock-based compensation	-	-	269,686	270	1,393,897	-	-	1,394,167
Exercise of warrants	-	-	74,229	74	283,867	-	-	283,941
Conversion of preferred stock into common stock	(196.67)	-	491,667	492	(492)	-	-	-
Issuance of warrants as compensation	-	-	-	-	60,000	-	-	60,000
Issuance of common stock as financing incentive	-	-	23,332	23	(23)	-	-	-
Issuance of warrants as financing incentive	-	-	-	-	51,475	-	-	51,475
Reverse split round up	-	-	6,842	7	(7)	-	-	-
Net loss for the period ended January 31, 2026	-	-	-	-	-	-	(3,074,964)	(3,074,964)
Balance, January 31, 2026	-	$-	13,938,917	$13,939	$33,749,632	$-	$(40,217,906)	$(6,454,335)

The accompanying notes are an integral part of these consolidated financial statements.

F-26

IDAHO COPPER CORPORATION

Consolidated Statements of Cash Flows

For the Years Ended January 31,

	2026	2025
Cash flows from operating activities:
Net loss	$(3,074,964)	$(5,137,332)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,454,167	2,966,115
Amortization of debt discount	7,006	19,490
Change in assets and liabilities:
Prepaid expenses	71,764	(82,882)
Other receivable	(31,356)	-
Accounts payable and accrued expenses	153,563	(176,573)
Accounts payable and accrued expenses - related party	212,700	(366,295)
Accrued interest	388,517	273,969
Net cash used in operating activities	(818,603)	(2,503,508)

Cash flows from financing activities:
Proceeds from note payable	249,258	100,000
Proceeds from notes payable to related party	209,000	-
Repayment of debenture	-	(5,000)
Proceeds from exercise of warrants	283,941	384,000
Proceeds from sale of preferred stock, net	-	2,095,040
Net cash provided by financing activities	742,199	2,574,040

Net (decrease) increase in cash	(76,404)	70,532

Cash at beginning of period	100,678	30,146

Cash at end of period	$24,274	$100,678

Cash paid for interest	$93,460	$110,712
Cash paid for taxes	$-	$-

Non-cash investing and financing activities:
Conversion of convertible notes payable	$-	$1,048,793
Cashless exercise of warrants and options	$-	$20,563
Conversion of accounts payable into common stock	$-	$30,000

The accompanying notes are an integral part of these consolidated financial statements.

F-27

IDAHO COPPER CORPORATION

Notes to the Consolidated Financial Statements

January 31, 2026

NOTE 1 – NATURE OF OPERATIONS

The accompanying condensed consolidated financial statements include the financial statements of Idaho Copper Corporation (formerly known as Joway Health Industries Group Inc.) (referred to herein as “Idaho Copper”). Idaho Copper is hereinafter referred to as the “Company,” “we,” and “us.”

On February 3, 2022, the Company consummated the transactions contemplated by the Stock Purchase Agreement dated as of January 31, 2022 (the “Purchase Agreement”), by and among the Company, Crystal Globe Limited, a company incorporated under the laws of British Virgin Islands (the “Seller”), and JHP Holdings, Inc., a Nevada corporation (the “Buyer”), pursuant to which the Buyer purchased 832,241 shares of common stock of the Company from the Seller.

On January 23, 2023, the Company entered into and consummated the transactions contemplated by a share exchange agreement (the “Share Exchange Agreement”) by and among the Company, International CuMo Mining Corporation, an Idaho corporation (“ICUMO”), and all of the shareholders of ICUMO (collectively, the “ICUMO Shareholders”). Pursuant to the terms of the Share Exchange Agreement (the “RTO”), the ICUMO Shareholders transferred all the issued and outstanding shares of common stock of ICUMO to the Company in exchange for 9,112,000 shares of the Company’s common stock, par value $0.001 per share. As a result of this share exchange (the “Exchange”), ICUMO became a wholly owned subsidiary of the Company. See Note 6. For financial reporting purposes, the acquisition of ICUMO and the change of control in connection with the acquisition represented a “reverse merger” and ICUMO is deemed to be the accounting acquirer in the transaction. ICUMO is the acquirer for financial reporting purposes, and the Company is the acquired company. Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements prior to the acquisition are those of ICUMO.

The Company continues to be a “smaller reporting company,” as defined under the Exchange Act of 1934, as amended (the “Exchange Act”) following the Exchange, however, as a result of the Exchange, the Company has ceased to be a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act).

ICUMO Background

ICUMO is an exploration and development company with mineral right interests in the United States of America. ICUMO was originally incorporated under the laws of Nevada in 2005, as Mosquito Mining Corp. In 2013, the Company was moved to Idaho and the name changed to Idaho CuMo Mining Corporation. In early February 2023 the name was changed to Idaho Copper Corporation.

Nature of Operations

The Company is in the process of exploring its mineral rights interests in the United States and as of the date of these condensed consolidated financial statements, has not yet determined whether any of its mineral properties contain economically recoverable mineral reserves. Accordingly, the carrying amount of mineral right interests represents cumulative expenditures incurred to date and does not necessarily reflect present or future values. The recovery of these costs is dependent upon the discovery of economically recoverable mineral reserves and the ability of the Company to obtain the necessary financing to complete their exploration and development and to resolve any environmental, regulatory, or other constraints. Uncertainty also exists with respect to the recoverability of the carrying value of certain mineral rights interests. The ability of the Company to realize its investment in resource properties is contingent upon the resolution of the uncertainties and confirmation of the Company’s title to the mineral properties.

Basis of Presentation

The Company follows the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and has a year-end of January 31. On March 9, 2023, the Company filed with the State of Nevada for a year-end change from December 31 to January 31. The condensed consolidated financial statements are based on the balance sheets and statements of operations of ICUMO on a post-merger basis.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in the consolidation. The condensed consolidated financial statements included herein, are presented in accordance with US GAAP, and stated in United States dollars, and have been prepared by the Company, pursuant to the rules and regulations of the SEC.

F-28

Liquidity and Going Concern

We have incurred recurring losses since inception and expect to continue to incur losses as a result of legal and professional fees and our corporate general and administrative expenses. On January 31, 2026, we had $24,274 in cash. Our net loss incurred for the year ended January 31, 2026, was $3,074,964 and the working capital deficit was $4,586,051 on January 31, 2026. As a result, there is substantial doubt about our ability to continue as a going concern. In the event that we are unable to generate sufficient cash from our operating activities or raise additional funds, we may be required to delay, reduce or severely curtail our operations or otherwise impede our on-going business efforts, which could have a material adverse effect on our business, operating results, financial condition and long-term prospects. The Company expects to seek to obtain additional funding through increased revenues and future financing. There can be no assurance as to the availability or terms upon which such financing and capital might be available. The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash is comprised of cash balances. Cash is held at major financial institutions and is subject to credit risk to the extent that those balances exceed applicable Federal Deposit Insurance Corporation (“FDIC”) insurance amounts of $250,000. From time to time, the Company has certain cash balances, including restricted cash, that may exceed insured limits. The Company utilizes large and reputable banking institutions which it believes mitigates these risks. The Company has not experienced any losses in such accounts. As of January 31, 2026, the Company’s cash balance did not exceed the insurance limits.

Stock-Based Compensation

The Company accounts for stock-based instruments issued to employees in accordance with ASC Topic 718, Compensation – Stock Compensation, and Certain Redeemable Financial Instruments. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. The value of the portion of an award that is ultimately expected to vest is recognized as an expense over the requisite service periods using the straight-line attribution method.

Fair Value of Financial Instruments

The book values of cash and accounts payable approximate their respective fair values due to the short-term nature of these instruments. The fair value hierarchy under US GAAP distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).

The hierarchy consists of three levels

●	Level one — Quoted market prices in active markets for identical assets or liabilities;

●	Level two — Inputs other than level one inputs that are either directly or indirectly observable; and

●	Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. We evaluate our hierarchy disclosures each quarter.

Net Loss Per Share

Net loss per common share is computed by dividing net loss by the weighted average common shares outstanding during the period as defined by FASB, ASC Topic 260, Earnings per Share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases.

F-29

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income (loss) in the years in which those temporary differences are expected to be recovered or settled.

The effect of a change in tax rules on deferred tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

Tax benefits of uncertain tax positions are recognized only if it is more likely than not that the Company will be able to sustain a position taken on an income tax return. The Company has no liability for uncertain tax positions as of January 31, 2026. Interest and penalties, if any, related to unrecognized tax benefits would be recognized as interest expense. The Company does not have any accrued interest or penalties associated with unrecognized tax benefits, nor was any significant interest expense recognized during the year ended January 31, 2026.

Recently Issued and Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for convertible Instruments and Contracts in an Entity’s Own Equity, to address the complexity in accounting for certain financial instruments with characteristics of liabilities and equity. This ASU significantly changes the guidance on the issuer’s accounting for convertible instruments and the guidance on the derivative scope exception for contracts in an entity’s own equity so that fewer conversion features will require separate recognition, and fewer freestanding instruments, like warrants which require liability treatment. ASU 2020-06 is effective for smaller reporting companies for fiscal years beginning after December 15, 2023. The Company adopted this standard on February 1, 2024. As a result, the Company derecognized $405,305 for the remaining balance of the unamortized beneficial conversion features attributable to its outstanding convertible notes payable. The Company elected to use the modified retrospective approach as of the adoption date and recognized an adjustment to the opening balance of its accumulated deficit in the amount of $405,305.

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (“ASU 2024-03”). ASU 2024-03 is intended to improve disclosures about a public business entity’s expenses and provide more detailed information to investors about the types in commonly presented expense captions. The guidance is effective for annual periods beginning after December 15, 2026, and quarterly periods beginning after December 31, 2027, and can be adopted prospectively to financial statements issued for reporting periods after the effective date or retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the potential impact of this guidance on its financial statements.

Convertible Debentures

The Company presents convertible debentures separately in its debt and equity components within the balance sheet. The fair value of a compound instrument at issuance is assigned to its respective debt and equity components. The fair value of the debt component is established first with the equity component being determined by the residual amount.

The Company measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date in which they are granted. Estimating fair values for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant.

The fair value of the Company’s stock option and warrant grants are estimated using the Black-Scholes-Merton Option Pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options or warrants, and future dividends. Compensation expenses are recorded based upon the value derived from the Black-Scholes-Merton Option Pricing model and based on actual experience. The assumptions used in the Black-Scholes-Merton Option Pricing model could materially affect compensation expense recorded in future periods.

Unproven Mineral Right Interests

The Company will capitalize into intangible assets all costs, net of any recoveries, of acquiring, exploring, and evaluating an unproven mineral right interest, until the rights to which they relate are placed into production, at which time these deferred costs will be amortized over the estimated useful life of the rights upon commissioning the property, or written-off if the rights are disposed of, impaired or abandoned, when applicable.

Management reviews the carrying amounts of mineral rights annually or when there are indicators of impairment and will recognize impairment based upon current exploration results and upon assessment of the probability of profitable exploitation of the rights. An indication of impairment includes but is not limited to expiration of the right to explore, substantive expenditure in the specific area is neither budgeted nor planned, and if the entity has decided to discontinue exploration activity in a specific area. Management’s assessment of the mineral right’s fair value is also based upon a review of other mineral right transactions that have occurred in the same geographic area as that of the rights under review.

Costs will include the cash consideration and the fair value of shares issued on the acquisition of mineral rights. Rights acquired under option or joint venture agreements, whereby payments are made at the sole discretion of the Company, are not accrued and are only recorded in the accounts when the payments are made. Proceeds from property option payments received by the Company are netted against the deferred costs of the related mineral rights, with any excess being included in operations.

F-30

The application of the Company’s accounting policy for unproven mineral right interests requires judgment in determining whether it is likely that future economic benefits will flow to the Company, which may be based on assumptions about future events or circumstances. Estimates and assumptions may change if new information becomes available. If, after expenditures are capitalized, information becomes available suggesting that the recovery of the expenditures is unlikely, the amount capitalized is impaired with a corresponding charge to profit or loss in the period in which the new information becomes available.

There may be material uncertainties associated with the Company’s title and ownership of its unproven mineral right interests. Ordinarily the Company does not own the land upon which an interest is located, and title may be subject to unregistered prior agreements or transfers or other undetected defects.

Impairment of Long-Lived Assets

The Company’s future long-lived assets and other assets (consisting of property and equipment) will be reviewed for impairment in accordance with the guidance of the FASB ASC Topic 360-10, Property, Plant, and Equipment. Long lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used are measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by that asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Reclamation Provision

An obligation to incur restoration, rehabilitation and environmental costs arises when environmental disturbance is caused by the exploration, development, or ongoing production of a mineral property interest. Such costs arising from the decommissioning of plant and other site preparation work, discounted to their net present value, are provided and capitalized at the start of each project to the carrying amount of the asset, as soon as the obligation to incur such costs arises. Discount rates using a pre-tax rate that reflect the time value of money are used to calculate the net present value. These costs are charged against profit or loss over the economic life of the related asset, through amortization using either the unit-of-production or straight-line method. The related liability is adjusted for each period for the unwinding of the discount rate and for changes to the current market-based discount rate, amount or timing of the underlying cash flows needed to settle the obligation. Costs for restoration of subsequent site damage which is created on an ongoing basis during production are provided for at their net present values and charged against profits as extraction progresses. As of October 31, 2025, there are no costs as production has not yet commenced.

Related Party Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant common influence, related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related party transactions that are in the normal course of business and have commercial substance are measured at the exchange amount, which is determined on a cost recovery basis.

Stock Purchase Warrants

The Company accounts for warrants issued to purchase shares of its common stock as equity in accordance with FASB ASC 480, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, Distinguishing Liabilities from Equity. We determine the accounting classification of warrants we issue, as either liability or equity classified, by first assessing whether the warrants meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Under ASC 480, warrants are considered liability classified if the warrants are mandatorily redeemable, obligate us to settle the warrants or the underlying shares by paying cash or other assets, and warrants that must or may require settlement by issuing variable number of shares. If warrants do not meet the liability classification under ASC 480-10, we assess the requirements under ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature.

If the warrants do not require liability classification under ASC 815-40, in order to conclude equity classification, we also assess whether the warrants are indexed to our common stock and whether the warrants are classified as equity under ASC 815-40 or other US GAAP. After all such assessments, we conclude whether the warrants are classified as liability or equity. Liability classified warrants require fair value accounting at issuance and subsequent to initial issuance with all changes in fair value after the issuance date recorded in the statements of operations. Equity classified warrants only require fair value accounting at issuance with no changes recognized subsequent to the issuance date.

NOTE 2 – RECLAMATION BONDS AND PROVISIONS

Reclamation Bonds and Provisions

During 2016, the Company entered into a surety agreement that guarantees the reclamation bond on the CuMo Property. In order to maintain the good standing of this surety, the Company is required to make an annual payment of $8,340. The Company has a deposit of $100,000 (as reflected in Deposit on the balance sheet) for the reclamation bond which has a face value of $278,000 as determined by the United States Department of Agriculture Forest Service.

The security deposit is refundable when the Company completes the required reclamation clean-up costs.

F-31

NOTE 3 – NOTES PAYABLE

On October 28, 2024, the Company issued a secured promissory note for $25,000 to Feehan Partners, LP (“Feehan”), a company controlled by Robert Scannell (“Scannell”), the Company’s chief financial officer and director. The note is non-interest bearing is due on October 28, 2025. On July 31, 2025, Feehan extended the due date for the note to April 30, 2026. After the due date, if unpaid, the note accrues interest at 10%. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On November 4, 2024, the Company issued a secured promissory note for $25,000 to Feehan. The note is non-interest bearing and is due on November 4, 2025. On July 31, 2025, Feehan extended the due date for the note to April 30, 2026. After the due date, if unpaid, the note accrues interest at 10%. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On November 20, 2024, the Company issued a secured promissory note for $25,000 to Feehan. The note is non-interest bearing and is due on November 20, 2025. On July 31, 2025, Feehan extended the due date for the note to April 30, 2026. After the due date, if unpaid, the note accrues interest at 10%. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On December 3, 2024, the Company issued a secured promissory note for $25,000 to Feehan. The note is non-interest bearing and is due on December 3, 2025. On July 31, 2025, Feehan extended the due date for the note to April 30, 2026. After the due date, if unpaid, the note accrues interest at 10%. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On April 15, 2025, the Company issued a secured promissory note for $25,000 to Feehan. The note is non-interest bearing and is due on April 15, 2026. On July 31, 2025, Feehan extended the due date for the note to April 30, 2026. After the due date, if unpaid, the note accrues interest at 10%. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On June 30, 2025, the Company issued a secured promissory note for $40,000 to Feehan. The note is non-interest bearing and is due on October 28, 2025. On July 31, 2025, Feehan extended the due date for the note to April 30, 2026. After the due date, if unpaid, the note accrues interest at 10%. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On August 5, 2025, the Company issued a promissory note for $15,000 to Feehan. The note is non-interest bearing and is due on April 30, 2026. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On August 12, 2025, the Company issued a promissory note for $25,000 to Gil Atzmon. The note bears interest of 7.5% and matures on February 28, 2026. The promissory note is in default as of March 1, 2026 (see Note 10).

On August 12, 2025, the Company issued a promissory note for $25,000 to Jon Powell. The note bears interest of 7.5% and matures on February 28, 2026. The promissory note is in default as of March 1, 2026 (see Note 10).

On September 25, 2025, the Company issued a promissory note for $5,000 to Feehan. The note is non-interest bearing and is due on April 30, 2026. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On October 14, 2025, the Company issued a promissory note for $15,000 to Feehan. The note is non-interest bearing and is due on April 30, 2026. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On October 31, 2025, the Company issued a promissory note for $2,000 to Feehan. The note is non-interest bearing and is due on February 28, 2026. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On December 1, 2025, the Company issued a promissory note for $2,000 to Feehan. The note is non-interest bearing, is due on April 30, 2026. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On December 11, 2025, the Company issued a promissory note for $5,000 to Feehan. The note is non-interest bearing, is due on April 30, 2026. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On December 22, 2025, the Company issued a promissory note for $50,000 to Girish Gaitonde (“Gaitonde”). In addition, the Company issued Gaitonde a stock purchase warrant to acquire 6,667 shares of common stock of the Company at an exercise price of $7.50 with an expiration date of December 22, 2028. In accordance with ASC 470-20-25-2, proceeds from the sale of a debt instrument with stock purchase warrants are allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at the time of issuance. The portion of the proceeds so allocated to the warrants are accounted for as additional paid-in capital. The remainder of the proceeds are allocated to the debt instrument portion of the transaction. The fair value of the warrants issued to Gaitonde was $33,335. Therefore, the Company recorded debt discount of $18,492 related to the warrants relative fair value issued to Gaitonde, which was amortized into interest expense over the term of the convertible promissory note agreement. For the year ended January 31, 2026, amortization of debt discount related to this note payable amounted to $10,878, which has been included in interest expense on the accompanying consolidated statements of operations. The note bears interest at 7.5% and is due on February 28, 2026. The promissory note is in default as of March 1, 2026 (see Note 10).

F-32

On December 22, 2025, the Company issued a promissory note for $25,000 to Tomasa Zwicke (“Zwicke”). In addition, the Company issued Zwicke a stock purchase warrant to acquire 6,667 shares of common stock of the Company at an exercise price of $7.50 with an expiration date of December 22, 2028. In accordance with ASC 470-20-25-2, proceeds from the sale of a debt instrument with stock purchase warrants are allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at the time of issuance. The portion of the proceeds so allocated to the warrants are accounted for as additional paid-in capital. The remainder of the proceeds are allocated to the debt instrument portion of the transaction. The fair value of the warrants issued to Zwicke was $16,665. Therefore, the Company recorded debt discount of $9,245 related to the warrants relative fair value issued to Zwicke, which was amortized into interest expense over the term of the convertible promissory note agreement. For the year ended January 31, 2026, amortization of debt discount related to this note payable amounted to $5,438, which has been included in interest expense on the accompanying consolidated statements of operations. The note bears interest at 7.5% and is due on February 28, 2026. The promissory note is in default as of March 1, 2026 (see Note 10).

On January 15, 2026, the Company issued a promissory note for $100,000 to PV Partners, LP (“PV Partners”). In addition, the Company issued PV Partners 13,333 shares of common stock of the Company. The note bears interest at 10.5% and is due on February 13, 2026. The promissory note is in default as of March 1, 2026 (see Note 10).

On January 16, 2026, the Company issued a promissory note for $50,000 to Jeff Hembrock (“Hembrock”). In addition, the Company issued Hembrock 6,666 shares of common stock of the Company. The note bears interest at 7.5%, is due on February 13, 2026. The promissory note is in default as of February 14, 2026 (see Note 10).

On January 16, 2026, the Company issued a promissory note for $30,000 to Gil Atzmon (“Atzmon”). In addition, the Company issued Atzmon a stock purchase warrant to acquire 6,667 shares of common stock of the Company at an exercise price of $7.50 with an expiration date of December 22, 2028. In accordance with ASC 470-20-25-2, proceeds from the sale of a debt instrument with stock purchase warrants are allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at the time of issuance. The portion of the proceeds so allocated to the warrants are accounted for as additional paid-in capital. The remainder of the proceeds are allocated to the debt instrument portion of the transaction. The fair value of the warrants issued to Atzmon was $20,000. Therefore, the Company recorded debt discount of $11,869 related to the warrants relative fair value issued to Atzmon, which was amortized into interest expense over the term of the convertible promissory note agreement. For the year ended January 31, 2026, amortization of debt discount related to this note payable amounted to $3,018, which has been included in interest expense on the accompanying consolidated statements of operations. The note bears interest at 12%, is due on March 16, 2026.

On January 16, 2026, the Company issued a promissory note for $30,000 to Jon Powell (“Powell”). In addition, the Company issued Powell a stock purchase warrant to acquire 6,667 shares of common stock of the Company at an exercise price of $7.50 with an expiration date of December 22, 2028. In accordance with ASC 470-20-25-2, proceeds from the sale of a debt instrument with stock purchase warrants are allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at the time of issuance. The portion of the proceeds so allocated to the warrants are accounted for as additional paid-in capital. The remainder of the proceeds are allocated to the debt instrument portion of the transaction. The fair value of the warrants issued to Powell was $20,000. Therefore, the Company recorded debt discount of $11,869 related to the warrants relative fair value issued to Powell, which was amortized into interest expense over the term of the convertible promissory note agreement. For the year ended January 31, 2026, amortization of debt discount related to this note payable amounted to $3,018, which has been included in interest expense on the accompanying consolidated statements of operations. The note bears interest at 12% and is due on March 16, 2026.

On January 16, 2026, the Company issued a promissory note for $25,000 to Michael Ward (“Ward”). In addition, the Company issued Ward 3,333 shares of common stock of the Company. The note bears interest at 10.5% and is due on February 13, 2026. The promissory note is in default as of February 14, 2026 (see Note 10).

As of January 31, 2026, the Company’s outstanding notes payable are as follows:

			Extended (1)
	Issue	Maturity	Maturity		Interest		Accrued
Lender	Date	Date	Date	Amount	Rate	Secured	Interest
Feehan Partners	10/28/24	10/28/25	4/30/27	$25,000	N/A	Yes	$-
Feehan Partners	11/4/24	11/4/25	4/30/27	$25,000	N/A	Yes	$-
Feehan Partners	11/20/24	11/20/25	4/30/27	$25,000	N/A	Yes	$-
Feehan Partners	12/3/24	12/3/25	4/30/27	$25,000	N/A	Yes	$-
Feehan Partners	4/15/25	4/15/26	4/30/27	$25,000	N/A	Yes	$-
Feehan Partners	6/30/25	10/1/25	4/30/27	$40,000	N/A	Yes	$-
Feehan Partners	8/5/25	4/30/26	4/30/27	$15,000	N/A	No	$-
Gil Atzmon (2)	8/12/25	2/28/26		$25,000	7.5%	No	$889
Jon Powell (2)	8/12/25	2/28/26		$25,000	7.5%	No	$889
Feehan Partners	9/25/25	4/30/26	4/30/27	$5,000	N/A	No	$-
Feehan Partners	10/14/25	4/30/26	4/30/27	$15,000	N/A	No	$-
Feehan Partners	10/31/25	2/28/26	4/30/27	$2,000	N/A	No	$-
Feehan Partners	12/1/25	4/30/26	4/30/27	$2,000	N/A	No	$-
Feehan Partners	12/11/25	4/30/26	4/30/27	$5,000	N/A	No	$-
Girish Gaitonde (2)	12/22/25	2/28/26		$50,000	7.5%	No	$411
Tomasa Zwicke (2)	12/22/25	2/28/26		$25,000	7.5%	No	$205
PV Partners, LP (2)	1/15/26	2/13/26		$100,000	10.5%	No	$460
Jeff Hembrock (2)	1/16/26	2/13/26		$50,000	7.5%	No	$154
Gil Atzmon	1/16/26	3/16/26		$30,000	12.0%	No	$148
Jon Powell	1/16/26	3/16/26		$30,000	12.0%	No	$148
Michael Ward (2)	1/16/26	2/13/26		$25,000	10.5%	No	$108
Total				$569,000			$3,412

Note: Feehan Partners is a related party. See Note 6.

(1)	On March 3, 2025, notes extended to April 30, 2027.

(2)	In default at the time of filing of this Form 10-K (see Note 10).

F-33

The future payments are as follows:

Notes

Fiscal Year
2027	$569,000
2028	$-
2029	$-
2030	$-
2031	$-
Thereafter	$-
Total	$569,000

NOTE 4 – BOND LIABILITIES

The Company has bond liabilities as of January 31, 2026, and 2025, are as follows:

	Principal Amount		Interest	Note	Maturity
	1/31/2026	1/31/2025	Rate	Date	Date	Collateral	Origination	Features

Yin Yin Silver Limited	$500,000	$500,000	8.5%	8/4/15	8/4/25	(1)	(2)	(5) (8)
Yin Yin Silver Limited	$500,000	$500,000	8.5%	10/28/16	10/28/26	(1)	(2)	(5) (8)
Yin Yin Silver Limited	$250,000	$250,000	8.5%	12/27/17	12/27/27	(1)	(2)	(5) (8)
Barry Swenson	$500,000	$500,000	8.5%	12/31/17	12/31/25	(1)	(2)	(5)
Don H. Adair or Joanne Adair	$125,000	$125,000	8.5%	2/15/17	2/15/26	(1)	(3)	(6) (7)
Joseph Swinford or Danielle Swinford	$50,000	$50,000	8.5%	2/15/17	2/15/26	(1)	(3)	(6) (7)
Brandon Swain or Sierra Swain	$50,000	$50,000	8.5%	2/15/17	2/15/26	(1)	(3)	(6) (7)
Scott Collins or Kendra Collins	$12,500	$12,500	8.5%	2/15/17	2/15/26	(1)	(3)	(6) (7)
Carl Collins or Ellen Collins	$12,500	$12,500	8.5%	2/15/17	2/15/26	(1)	(3)	(6)
Jim Hammerel	$-	$5,000	8.5%	9/21/17	9/21/24	(1)	(2)	(5)
Bret Renaud	$5,000	$5,000	8.5%	10/14/17	10/14/24	(1)	(2)	(5) (9)
Elatam Group Ltd	$67,000	$67,000	7.5%	8/24/21	5/31/28	(1)	(2)	(6)
James Hardy	$7,000	$7,000	7.5%	8/24/21	5/31/28	(1)	(2)	(6)
Acepac Holdings	$1,000,000	$1,000,000	7.5%	8/24/21	5/31/28	(1)	(4)	(6)
Rick Ward	$15,000	$15,000	7.5%	8/24/21	5/31/28	(1)	(2)	(6)
Robert & Joan Sweetman	$10,000	$10,000	8.0%	7/1/18	7/1/25	(1)	(2)	(6) (10)
Michael Swenson	$10,000	$10,000	8.0%	7/1/18	7/1/25	(1)	(2)	(6) (10)
Connie Sun	$3,000	$3,000	8.0%	7/1/18	7/1/25	(1)	(2)	(6) (10)
Elizabeth Enoch	$10,000	$10,000	8.0%	8/1/18	7/1/25	(1)	(2)	(6) (10)
William C. Stanton and Carol Stanton	$3,000	$3,000	8.0%	7/1/18	7/1/25	(1)	(2)	(6) (10)
Total	$3,130,000	$3,135,000

(1)	All notes above are secured by the following collateral: all the assets of Idaho CuMo except for the following patented lode mining claims located in Section 13, Township 8 North, Range 5 East, Boise Meridian, Boise County, Idaho, as depicted on Mineral Survey 1706: (i) Blackbird, (ii) Red Flag, (iii) Enterprise, (iv) Enterprise Fraction, (v) Commonwealth, (vi) Baby Mine. Each Note will rank pari passu with all other Notes.

(2)	Financial investment by accredited investor.

(3)	Issued in exchange for 20 unpatented mining claims located approximately 10 miles northeast of Pioneerville, Idaho.

(4)	Issued to settle litigation between MultiMetal Development Ltd. (former parent company of Idaho Copper Corp) and Acepac Holdings.

(5)	Interest capitalized; accrual dates 6/30 and 12/31.

(6)	Interest paid in cash on 6/30 and 12/31.

(7)	On September 25, 2023, these notes were extended from February 15, 2024, to February 15, 2025. The extension was analyzed for modification versus extinguishment and was determined to be a modification. On December 16, 2024, the notes were extended again, to February 15, 2026.

(8)	The Company has been advised by counsel that the notes cannot be repaid without receipt of basic KYC/AML information from the bondholder including: Articles of Incorporation, evidence of good standing, a list of shareholders of the entity, and identification documents from each shareholder. The Company has repeatedly requested this information from the bondholder and has received no response. The notes are governed by British Columbia law, which has a 24-month statute of limitations on past due debt. If the creditor has not compiled the Company’s KYC/AML request in that time frame, the notes will be written off, and the principal and accrued interest will be taken into income.

(9)	This note is in default as of 10/14/24. The Company has attempted to contact Renaud without success.

(10)	These notes are in default as of 7/1/25.

Future payments are as follows:

Fiscal Year
2027	$1,541,000
2028	$500,000
2029	$1,089,000
2030	$-
2031	$-
Thereafter	$-
Total	$3,130,000

F-34

NOTE 5 – RELATED PARTY TRANSACTIONS

The Company compensated its officers $520,000 and $784,167, net of conversion to common stock, for the years ended January 31, 2026, and 2025, respectively.

On April 3, 2024, the officers of the Company, Steven Rudofsky (“Rudofsky”), Andrew Brodkey (“Brodkey”), and Scannell each elected to exercise 268,00 vested stock options with a strike price of $2.50 and an expiration date of September 30, 2027. All options were exercised on a cashless basis, resulting in the issuance of 169,250 shares per officer, or a total of 507,750 common shares.

On April 4, 2024, Feehan, a company controlled by Scannell, the Company’s chief financial officer and director and Brodkey executed cashless conversion of 133,333 and 65,333 warrants, respectively, into 83,334 and 40,833 shares of common stock, respectively.

On April 5, 2024, Rudofsky, Feehan, Brodkey, and Dykes converted notes payable of $125,000, $200,000, $98,000, and $30,000, respectively, into 83,333, 133,333, 65,333, and 20,000 shares of common stock, respectively.

On April 8, 2024, Rudofsky executed cashless conversion of 83,333 warrants into 52,083 shares of common stock.

On May 1, 2024, Rudofsky, Brodkey, and Scannell each elected to convert accrued compensation of $31,250, $17,500, and $62,500, respectively, into 9,766, 5,469, and 19,531 shares of common stock, respectively.

On July 31, 2025, Mr. Brodkey and Mr. Scannell elected to convert accrued compensation of $42,500 and $87,500 into 121,429 and 250,000 shares of common stock, respectively. The conversion rate was $0.35 per share.

On August 2, 2024, Brodkey, Rudofsky, and Scannell each elected to convert accrued compensation of $42,500, $31,250, and $87,500, respectively, into 8,500, 6,250, and 17,500 shares of common stock, respectively.

On September 25, 2024, the Company issued stock incentives to Brodkey (128,500 shares valued at $565,400), Scannell (125,000 shares valued at $550,000), and Rudofsky (6,250 shares valued at $27,500).

On October 28, 2024, the Company issued a secured promissory note for $25,000 to Feehan. The note was due on October 28, 2025. On October 31, 2025, the due date was extended to April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On November 4, 2024, the Company issued a secured promissory note for $25,000 to Feehan. The note was due on November 4, 2025. On October 31, 2025, the due date was extended to April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On November 5, 2024, Brodkey and Scannell each elected to convert accrued compensation of $42,500 and $87,500 into 9,659 and 19,886 shares of common stock, respectively.

On November 5, 2024, Rudofsky exercised 25,000 warrants at $3.00 for $75,000.

On November 20, 2024, the Company issued a secured promissory note for $25,000 to Feehan. The note was due on November 20, 2025. On October 31, 2025, the due date was extended to April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On December 3, 2024, the Company issued a secured promissory note for $25,000 to Feehan. The note was due on December 3, 2025. On October 31, 2025, the due date was extended to April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On January 31, 2025, Brodkey and Scannell each elected to convert accrued compensation of $42,500 and $87,500 into 5,339 and 10,992 shares of common stock, respectively.

On January 31, 2025, Brodkey and Scannell each elected to convert accrued compensation of $55,000 and $62,500 into 6,910 and 7,852 shares of common stock, respectively.

On April 15, 2025, the Company issued a secured promissory note for $25,000 to Feehan. The note was due on April 15, 2026. On October 31, 2025, the due date was extended to April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On April 30, 2025, Brodkey and Scannell each elected to convert accrued compensation of $42,500 and $87,500 into 7,083 and 14,583 shares of common stock, respectively.

On June 30, 2025, the Company issued a secured promissory note for $40,000 to Feehan. The note was due on October 28, 2025. On October 31, 2025, the due date was extended to April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On August 5, 2025, the Company issued a promissory note for $15,000 to Feehan. The note is due on April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On August 10, 2025, the Company issued to Scannell 10,000 warrants for 10,000 shares of common stock at an exercise price of $4.80.

On August 18, 2025, Rudofsky exercised 8,333 warrants for 8,333 shares of common stock at an exercise price of $3.00.

On September 25, 2025, the Company issued a promissory note for $5,000 to Feehan. The note is due on April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On October 14, 2025, the Company issued a promissory note for $15,000 to Feehan. The note is due on April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

F-35

On October 31, 2025, the Company issued a promissory note for $2,000 to Feehan. The note is due on February 28, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On October 31, 2025, Brodkey and Scannell elected to convert accrued compensation of $42,500 and $87,500 into 6,037 and 12,429 shares of common stock, respectively. Additionally, other parties converted $67,500 of accrued compensation into 9,588 shares of common stock. The conversion rate was $7.04 per share.

On December 1, 2025, the Company issued a promissory note for $2,000 to Feehan. The note is due on April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On December 11, 2025, the Company issued a promissory note for $5,000 to Feehan. The note is due on April 30, 2026. See Note 3. On March 3, 2026, the due date was extended to April 30, 2027, and the interest rate will be 7.5% (see Note 10).

On December 23, 2025, Mr. Rudofsky exercised 8,333 warrants for 8,333 shares of common stock at an exercise price of $3.00.

On January 31, 2026, Brodkey and Scannell elected to convert accrued compensation of $42,500 and $87,500 into 5,445 and 12,284 shares of common stock, respectively. Additionally, other parties converted $51,667 of accrued compensation into 8,575 shares of common stock. The conversion rate was $7.10 per share.

As of January 31, 2026, the Company has payables of $61,293 to Brodkey and $12,820 to Scannell.

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has authorized share capital of 10,000,000 shares of preferred stock with par value of $0.001.

On January 12, 2024, we entered into Unit Subscription Purchase Agreements (“Subscription Agreements”) with purchasers for an aggregate of 23 (“Units”) at a price of $12,000 per Unit. Each Unit comprised of one (1) share of Series A Convertible Non-Voting Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), and (ii) 3,125 common stock purchase warrants (the “Warrants”). The rights and preferences of the Series A Preferred Stock, include without limitation, the right of each holder thereof to convert each share of Series A Preferred Stock into 2,500 shares of the Company’s common stock, par value $0.001 par value per share as set forth in the Certificate of Designation of Series A Convertible Non-Voting Preferred Stock (the “Certificate of Designation”). The Warrant holders have the right to exercise the Warrants for three (3) years at an exercise price of $4.80 per share of common stock. The Units were offered and sold in reliance upon exemptions from the registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506(b) of Regulation D promulgated thereunder. The Company has agreed to file a registration statement to cover the re-sale of the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock, and upon the exercise of the Warrants. The Company intends to utilize the net proceeds from the sale of the Units in the Offering for working capital and general corporate purposes.

The warrants issued through January 31, 2024, had a Black-Scholes fair value of $156,746 for the 56,250 warrants issued.

Stock price	$1.40 – 4.00
Exercise price	$4.80
Expected volatility	521 -1,042%
Expected term (years)	3
Risk free rate	4.05 – 4.45%
Dividends	0%

Between February 2024 and January 2025, we entered into Subscription Agreements with certain accredited investors (each, a “Subscriber” and collectively, the “Subscribers”), pursuant to which the Company offered and sold to the Subscribers in a private placement offering (the “Offering”), Units for a purchase price of $12,000 per Unit, for gross proceeds of $2,084,040. Each Unit consists of one (1) share of the Company’s Series A Preferred Stock, and (ii) 3,125 Warrants. Each share of Series A Preferred Stock converts into 2,500 shares of the Company’s common stock. The Warrant entitles the holders to shares of common stock for three (3) years, at an exercise price of $4.80 per share.

Between August 6, 2025, and October 16, 2025, all shareholders of Series A Preferred Stock converted their collective 196.67 shares into 491,667 shares of Common Stock.

As of January 31, 2026, and 2025, the Company had 0 and 196.67 shares of Series A Preferred Stock issued and outstanding, respectively.

Common Stock

The Company has authorized share capital consisting of 500,000,000 shares of common stock with par value of $0.001.

As described in Note 3, the Company issued certain shares of its common stock for the conversion of convertible notes payable during the period ended January 31, 2025.

As described in Note 5, the Company issued certain shares of its common stock to related parties during the period ended April 30, 2025.

During April 2024, the Company issued 52,083 shares of common stock to an officer as a result of the cashless exercise of their warrants.

F-36

On May 1, 2024, Rudofsky, Brodkey, and Scannell each elected to convert accrued compensation of $31,250, $17,500, and $62,500, respectively, into 9,766, 5,469, and 19,531 shares of common stock, respectively.

On August 2, 2024, Brodkey, Rudofsky, and Scannell each elected to convert accrued compensation of $42,500, $31,250, and $87,500, respectively, into 8,500, 6,250, and 17,500 shares of common stock, respectively. Other employees and non-employees converted compensation of $574,750 into 21,950 shares of common stock.

On September 25, 2024, the Company issued stock incentives to Brodkey (128,500 shares valued at $565,400), Scannell (125,000 shares valued at $550,000), and Rudofsky (6,250 shares valued at $27,500). The Company also issued stock incentives to employees and non-employees (18,750 shares valued at $82,500).

On November 5, 2024, Brodkey and Scannell each elected to convert accrued compensation of $42,500 and $87,500 into 9,659 and 19,886 shares of common stock, respectively. Additionally, Shaun Dykes (“Dykes”), a former officer, and a consultant, converted accrued compensation of $47,500 and $20,000 into 10,795 and 4,545 shares of common stock, respectively.

On December 18, 2024, a vendor converted a payable for $30,000 into 6,250 shares of common stock.

On January 31, 2025, Brodkey and Scannell each elected to convert accrued compensation of $42,500 and $87,500 into 5,339 and 10,992 shares of common stock, respectively. Additionally, Dykes, a former officer, and a consultant, converted $47,500 and $20,000 into 5,967 and 2,513 shares of common stock, respectively.

On January 31, 2025, Brodkey and Scannell each elected to convert accrued compensation of $55,000 and $62,500 into 6,910 and 7,852 shares of common stock, respectively. Additionally, Dykes, a former officer, converted $165,534 of accrued compensation into 20,796 shares of common stock.

For the year ended January 31, 2025, the Company issued 119,390 shares of common stock for non-officer services.

For the year ended January 31, 2025, the Company issued approximately 9,450 shares of common stock to various individuals for services.

On February 24, 2025, a warrant holder exercised a warrant for 11,250 shares of common stock for $54,000.

On March 25, 2025, a warrant holder exercised a warrant for 11,250 shares of common stock for $54,000.

On April 30, 2025, Brodkey and Scannell elected to convert accrued compensation of $42,500 and $87,500 into 7,083 and 14,583 shares of common stock, respectively. Additionally, other parties converted $147,500 of accrued compensation into 52,900 shares of common stock.

On May 16, 2025, a warrant holder exercised a warrant for 11,250 shares of common stock for $54,000. The conversion rate was $4.80 per share.

On May 30, 2025, a vendor converted a payable for $50,000 into 10,417 shares of common stock. The conversion rate was $4.80 per share.

On June 17, 2025, a vendor converted a payable for $150,000 into 31,250 shares of common stock. The conversion rate was $4.80 per share.

On July 25, 2025, a vendor was issued 41,667 shares of common stock valued at $200,000 for services. The conversion rate was $4.80 per share.

On July 31, 2025, Mr. Brodkey and Mr. Scannell elected to convert accrued compensation of $42,500 and $87,500 into 6,071 and 12,500 shares of common stock, respectively. Additionally, other parties converted $67,500 of accrued compensation into 9,643 shares of common stock. The conversion rate was $7.00 per share.

On August 18, 2025, Mr. Rudofsky exercised 8,333 warrants for 8,333 shares of common stock at an exercise price of $3.00.

On October 13, 2025, a consultant with a balance due in combined expenses and compensation of $46,048 utilized those payables for the value of the exercise price of warrants. The actual warrants (with an exercise price of $3.00) exercised was 23,812 into the same amount of shares of common stock. The value of the exercise price was $71,464. The Company incorrectly duplicated the open payable for compensation, which was converted into common stock on October 31, 2025. The duplication was $25,416 which was recorded as an other receivable at October 31, 2025, which will be offset with future compensation.

On October 31, 2025, Brodkey and Scannell elected to convert accrued compensation of $42,500 and $87,500 into 6,037 and 12,429 shares of common stock, respectively. Additionally, other parties converted $67,500 of accrued compensation into 9,588 shares of common stock. The conversion rate was $7.04 per share.

On December 15, 2025, the Company issued 29,167 shares of common stock to its legal counsel. The shares were valued at $140,000.

On December 20, 2025, 6,842 shares of common stock were issued for round up as part of the reverse split.

On December 23, 2025, Mr. Rudofsky exercised 8,333 warrants for 8,333 shares of common stock at an exercise price of $3.00.

On January 15, 2026, the Company issued a third party 6,666 shares of common stock as an incentive for financing.

F-37

On January 16, 2026, the Company issued a third party 13,333 shares of common stock as an incentive for financing.

On January 16, 2026, the Company issued a third party 3,333 shares of common stock as an incentive for financing.

On January 31, 2026, Brodkey and Scannell elected to convert accrued compensation of $42,500 and $87,500 into 5,445 and 12,284 shares of common stock, respectively. Additionally, other parties converted $51,667 of accrued compensation into 8,575 shares of common stock. The conversion rate was $7.10 per share.

As of January 31, 2026, and 2025, the Company had 13,948,917 and 13,073,161 shares issued, issuable, and outstanding, respectively.

Options

On January 23, 2023, as part of the RTO, the Company accepted the assignment of the stock options for common stock from ICUMO to the Company, as consented by the parties. The Company has 1,356,750 options issued to various officers, directors, and employees, based on milestones. As of January 31, 2026, and 2025, 1,132,300 and 60,300 options are vested. The exercise price for the options is $2.50 and they expire on December 31, 2027. The Company recognized $378,496 during the period ended January 31, 2025, in stock-based compensation expense related to the estimated vesting of these options. As of January 31, 2026, none of the remaining milestones necessary for these options to vest have been met. The remaining additional compensation to be recognized as these options vest is approximately $568,000 during fiscal 2027 based on the current estimated time to reach the milestones.

The remaining vesting milestones required to be met are (1) obtaining an updated PEA, (2) an uplist of the Company’s common stock to a national exchange and (3) the successful raising of $5 million or more in new capital. Each of these milestones vest an additional 20% of the options upon being met and were estimated to have a 50% probability of being met as of January 31, 2026. Management reviews the estimate of meeting each probability as well as the related timing at each reporting period.

On April 3, 2024, Brodkey, Scannell, Rudofsky, and Dykes executed cashless conversions of 268,000 vested options each into 184,250 shares of common stock each.

As of January 31, 2026, the Company had 1,356,750 options outstanding with an exercise price of $2.50, to Brodkey, Scannell, and a former officer, each with 402,000 options. In addition, a former director of the Company holds 134,000 options and an independent consultant holds 16,750 options.

Warrants

On March 28, 2024, the Company issued 508,344 warrants for shares of common stock as part of financing. The warrants have an exercise price of $4.80 and expire on March 28, 2027.

On April 4, 2024, Feehan and Brodkey executed cashless conversion of 133,333 and 65,333 warrants, respectively, into 83,334 and 40,833 shares of common stock, respectively.

On April 6, 2024, Dykes executed cashless conversion of 20,000 warrants into 12,563 shares of common stock.

On April 6, 2024, four warrant holders executed cashless conversion of 80,400 warrants into 50,250 shares of common stock.

On April 8, 2024, Rudofsky executed cashless conversion of 83,333 warrants into 52,083 shares of common stock.

On June 7, 2024, the Company issued 37,500 warrants for shares of common stock as part of financing. The warrants have an exercise price of $4.80 and expire on June 7, 2027.

On August 10, 2025, the Company issued to Scannell 10,000 warrants for 10,000 shares of common stock at an exercise price of $4.80. The warrants were issued as compensation.

On August 12, 2025, the Company issued to a third party 1,250 warrants for 1,250 shares of common stock at an exercise price of $4.80. The warrants were issued as compensation.

On August 12, 2025, the Company issued to a third party 1,250 warrants for 1,250 shares of common stock at an exercise price of $4.80. The warrants were issued as compensation.

On September 5, 2024, the Company issued 3,125 warrants for shares of common stock as part of financing. The warrants have an exercise price of $4.80 and expire on September 5, 2027.

On November 5, 2024, Rudofsky exercised 25,000 warrants at $3.00 for $75,000.

On December 17, 2024, 11,250 warrants were exercised at $4.80 for $54,000.

On January 17, 2025, 11,250 warrants were exercised at $4.80 for $54,000.

On January 29, 2025, 67,000 warrants were exercised at $3.00 for $201,000.

On February 24, 2025, 11,250 warrants were exercised at $4.80 for $54,000.

On March 25, 2025, 11,250 warrants were exercised at $4.80 for $54,000.

F-38

On May 16, 2025, 11,250 warrants were exercised at $4.80 for $54,000.

On August 18, 2025, 8,333 warrants were exercised at $3.00 for $25,000.

On October 13, 2025, a consultant with a balance due in combined expenses and compensation of $46,048 utilized those payables for the value of the exercise price of warrants. The actual warrants (with an exercise price of $3.00) exercised was 23,812 into the same amount of shares of common stock. The value of the exercise price was $71,464. The Company incorrectly duplicated the open payable for compensation, which was converted into common stock on October 31, 2025. The duplication was $25,416 which was recorded as an other receivable at October 31, 2025, which will be offset with future compensation.

On December 22, 2025, 6,667 warrants with an exercise price of $7.50 were issued as an incentive for financing.

On December 22, 2025, 3,333 warrants with an exercise price of $7.50 were issued as an incentive for financing.

On December 23, 2025, 8,333 warrants were exercised at $3.00 for $25,000.

On January 16, 2026, 4,000 warrants with an exercise price of $7.50 were issued as an incentive for financing.

On January 16, 2026, 4,000 warrants with an exercise price of $7.50 were issued as an incentive for financing.

As of January 31, 2026, the Company had 1,697,277 warrants outstanding with an exercise price of $3.00, which relate to the convertible notes dated January 23, 2023, 54,674 warrants outstanding with an exercise price of $4.60, 577,094 warrants outstanding with an exercise price of $4.80 (see Note 3), and 18,000 warrants outstanding with an exercise price of $7.50. The schedule of outstanding warrants as of January 31, 2026, is as follows:

Exercise	Expiration		Exercise Price
Price	Date	Quantity	$3.00	$4.60	$4.80	$7.50
$3.00	5/11/27	10,720	10,720
$3.00	11/29/27	1,535,807	1,535,807
$3.00	12/10/27	150,750	150,750
$4.60	5/8/26	54,674		54,674
$4.80	11/17/26	6,250			6,250
$4.80	12/8/26	6,250			6,250
$4.80	12/11/26	3,125			3,125
$4.80	3/28/27	508,344			508,344
$4.80	6/7/27	37,500			37,500
$4.80	9/5/27	3,125			3,125
$4.80	8/10/28	10,000			10,000
$4.80	8/12/28	2,500			2,500
$7.50	12/22/28	10,000				10,000
$7.50	1/16/29	8,000				8,000
		2,347,045	1,697,277	54,674	577,094	18,000

Stock-based Compensation Expense

The Company recognizes stock-based compensation using the straight-line method over the requisite service period or derived service period. The Company recognized stock-based compensation for the years ended January 31, 2026, and 2025 of $1,454,167 and $2,966,115, respectively.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Other than the potential challenges to the Exploration PoP anticipated to be filed by environmental and non-government organizations in opposition to exploration at CuMo, we have no knowledge of any material, active, pending or threatened proceeding against us or our subsidiaries, nor are we, or any subsidiary, involved as a plaintiff or defendant in any material proceeding or pending litigation. The defense of such claims, or any adverse outcome relating to any such claims, could have a material adverse effect on the Company’s liquidity, financial condition and cash flows.

Certain conditions may exist as of the date the condensed consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

F-39

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s condensed consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

The Company entered into a new long-term lease agreement for warehouse space in Idaho. The lease began on April 1, 2024, with an initial period of 3 years and an optional 3-year renewal at the end of the initial term. The Company may cancel the lease at any time after 13 months from the effective date of the lease by providing a 3-month notice of cancellation. The base lease payment is $3,600 through January 1, 2026, at which point base rent increases to $3,700 until January 1, 2027, at which point it increases to $3,800 until January 1, 2028, at which point it increases to $3,900. Prior to entering into this lease agreement, the Company was a party to a month-to-month lease which it had not terminated. The lessor and the Company agreed regain access to the warehouse including obtaining access to the Company’s property contained within such warehouse, the lessor agreed to the following additional payments. A single payment of $100,000 which was paid on March 5, 2024, and $6,000 per month beginning May 1, 2024, and ending on February 1, 2025.

Initially, the Company measures the right of use asset and liability associated with its office lease using the following inputs:

Remaining lease term (in years)	0.25
Discount rate	12%

The remaining term of the lease was based on the amount of time left before the Company may exercise its right to cancel the lease, which is 13 months.

The Company considered whether it was probable it would exercise and extend beyond the initial 3-year term and determined it was not probable that the Company would exercise this renewal option.

The Company records rent on straight-line basis over the terms of the underlying lease. Estimated future minimum lease payments under the lease are as follows:

Year Ending January 31,	Amount
2025	$43,200
Total remaining lease payments	43,200
Less: imputed interest	43,200
Present value of remaining lease payments	$-

The rent expense for the years ended January 31, 2026, and 2025 was $22,088 and $197,415, respectively.

NOTE 8 – INCOME TAXES

As of January 31, 2026, and 2025, the Company has net operating loss carry forwards of $1,726,961 and $1,311,365, respectively, which may be available to reduce future years’ taxable income through 2043. The Company’s net operating loss carry forwards may be subject to annual limitations, which could reduce or defer the utilization of the losses as a result of an ownership change as defined in Section 382 of the Internal Revenue Code.

The Company’s tax expense differs from the “expected” tax expense for Federal income tax purposes (computed by applying the United States Federal tax rate of 21% and state rate of 5% to loss before taxes for fiscal years 2026 and 2025), as follows:

	January 31,	January 31,
	2026	2025
Tax expense (benefit) at the statutory rate	$(335,674)	$(451,863)
State income taxes, net of federal income tax benefit	(79,922)	(107,586)
Change in valuation allowance	415,596	559,449
Total	$-	$-

The tax effects of the temporary differences between reportable financial statement income and taxable income are recognized as deferred tax assets and liabilities.

The tax years 2023 through 2026 remain open for examination by federal agencies and other jurisdictions in which it operates.

F-40

The tax effect of significant components of the Company’s deferred tax assets and liabilities at January 31, 2026, and 2025, are as follows:

	January 31,	January 31,
	2026	2025
Deferred tax assets:
Net operating loss carryforward	$1,726,961	$1,311,365
Timing differences	-	-
Total gross deferred tax assets	1,726,961	1,311,365
Less: Deferred tax asset valuation allowance	(1,726,961)	(1,311,365)
Total net deferred taxes	$-	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

Because of the historical earnings history of the Company, the net deferred tax assets are offset by a 100% valuation allowance. The valuation allowance for the remaining net deferred tax assets was $1,726,961 and $1,311,365 as of January 31, 2026, and 2025, respectively.

NOTE 9 – OTHER RECEIVABLE

The Company engaged a third party for financing in January 2026. As a condition of the financing, the Company was required to utilize Stablecoins (a form of cryptocurrency) and put into an escrow an amount of $152,500 through Coinbase.com. During December 24 – 26, 2026, Trust Wallet, the depository for the Stablecoins, experienced a cyber-attack through an unauthorized and malicious version of the Trust Wallet Browser Extension (version 2.68). On February 2, 2026, the Company was able to recover $35,000 of the $152,500. The remaining balance of $117,500 has been recorded as an offsetting allowance leaving a balance of $35,000 as of January 31, 2026.

NOTE 10 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the condensed consolidated balance sheet through the date of this filing and determined there were no events to disclose or that require recognition in the accompanying condensed consolidated financial statements.

On February 2, 2026, the Company was able to recover $35,000 of the $152,500 escrowed interest as recorded in other receivables. See Note 9.

On February 14, 2026, promissory notes to PV Partners, LP, Jeff Hembrock and Michael Ward were in default (see Note 3).

On March 1, 2026, promissory notes to Gil Atzmon, Jon Powell, Girish Gaitonde and Tomasa Zwicke were in default (see Note 3).

On March 3, 2026, Feehan extended the following notes to April 30, 2027, with an interest rate of 7.5% (see Notes 3 and 5):

Note Date	Amount
10/28/24	$25,000
11/4/24	$25,000
11/20/24	$25,000
12/3/24	$25,000
4/15/25	$25,000
6/30/25	$40,000
8/5/25	$15,000
9/25/25	$5,000
10/14/25	$15,000
10/31/25	$2,000
12/1/25	$2,000
12/11/25	$5,000

F-41

NOTE 11 – EVENTS SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITOR’S REPORT

On March 20, 2026, the Company issued warrants for common stock to related parties as follows:

	Warrants	Exercise	Expiration
	Granted	Price	Date
Steven Rudofsky	83,750	$8.00	1/16/28
Andrew Brodkey	65,600	$8.00	1/16/28
Robert Scannell	134,000	$8.00	1/16/28

On March 20, 2026, the Company issued common stock options to related parties as follows:

	Options	Exercise	Expiration
	Granted	Price	Date	Vesting
Steven Rudofsky	268,000	$8.00	9/30/32	Fully Vested
Andrew Brodkey	268,000	$8.00	9/30/32	Fully Vested
Robert Scannell	268,000	$8.00	9/30/32	Fully Vested

On April 17, 2026, the Company completed the initial closing of a private placement. Net cash proceeds were $1,012,805, of which $381,078 was used for debt retirement and $464,484 was used to reduce accounts payable.

F-42

2,793,300 Shares of Common Stock

2,793,300 Warrants to purchase Shares of Common Stock

Idaho Copper Corporation

PRELIMINARY PROSPECTUS

ThinkEquity

, 2026

Through and including             , 2026 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses paid or payable by the Company in connection with the sale of the shares of Common Stock being registered hereby. All amounts shown are estimates except for the Commission registration fees

Amount
SEC registration fee	$6,668.14
FINRA fees	$1,363.50
Accounting fees and expenses	$8,650.00
Legal fees and expenses	$425,000.00
Miscellaneous fees and expenses	$102,500.00

Total	$544,181.64

* These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time. The applicable prospectus supplement will set forth the estimated amount of expenses of any offering of securities.

Item 14. Indemnification of Directors and Officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 14 of the registration statement of which this prospectus is a part or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act. No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

From August 14, 2023 through December 11, 2023, we entered into subscription purchase agreements with purchasers for 23 units (the “Units”), at a purchase price of $12,000 per Unit for an aggregate purchase price of $276,000 (the “Private Placement Offering”). Each Unit comprised of one (1) share of Series A Convertible Non-Voting Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), and (ii) 3,125 common stock purchase warrants (the “Warrants”). The Warrants entitle the holders to shares of Common Stock for three (3) years, at an exercise price of $4.80 per share.

From February 28, 2024, through March 28, 2024, the Company conducted a private placement offering pursuant to which it entered into subscription purchase agreements with accredited investors for an aggregate of 162.66 Units (the Newbridge Private Placement Offering”). Newbridge Securities Corporation acted as the sole placement agent (the “Placement Agent”) on a best-efforts basis pursuant to a Placement Agency Agreement dated September 7, 2023, as amended on December 27, 2023. Pursuant to this agreement, the Placement Agent received cash commissions of $195,200, representing 10.0% of the gross purchase price of the Units sold. Certain members of Placement Agent participated as investors in the Newbridge Private Placement Offering.

On March 28, 2024, the Company issued 508,344 warrants for shares of common stock as part of financing. The warrants have an exercise price of $4.80 and expire on March 28, 2027.

On April 3, 2024, the officers of the Company, Steven Rudofsky (“Rudofsky”), Andrew Brodkey (“Brodkey”), and Scannell each elected to exercise 268,00 vested stock options with a strike price of $2.50 and an expiration date of September 30, 2027. All options were exercised on a cashless basis, resulting in the issuance of 169,250 shares per officer, or a total of 507,750 common shares.

On April 4, 2024, Feehan Partners, LP (“Feehan”), a company controlled by Scannell, the Company’s chief financial officer and director and Brodkey executed cashless conversion of 133,333 and 65,333 warrants, respectively, into 83,334 and 40,833 shares of common stock, respectively.

On April 5, 2024, Rudofsky, Feehan, Brodkey, and Dykes converted notes payable of $125,000, $200,000, $98,000, and $30,000, respectively, into 83,333, 133,333, 65,333, and 20,000 shares of common stock, respectively.

On April 8, 2024, Rudofsky executed cashless conversion of 83,333 warrants into 52,083 shares of common stock.

On May 1, 2024, Rudofsky, Brodkey, and Scannell each elected to convert accrued compensation of $31,250, $17,500, and $62,500, respectively, into 9,766, 5,469, and 19,531 shares of common stock, respectively.

On June 7, 2024, the Company issued 37,500 warrants for shares of common stock as part of financing. The warrants have an exercise price of $4.80 and expire on June 7, 2027.

On August 2, 2024, Brodkey, Rudofsky, and Scannell each elected to convert accrued compensation of $42,500, $31,250, and $87,500, respectively, into 8,500, 6,250, and 17,500 shares of common stock, respectively.

II-1

On September 5, 2024, the Company issued 3,125 warrants for shares of common stock as part of financing. The warrants have an exercise price of $4.80 and expire on September 5, 2027.

On September 25, 2024, the Company issued stock incentives to Brodkey (128,500 shares valued at $565,400), Scannell (125,000 shares valued at $550,000), and Rudofsky (6,250 shares valued at $27,500).

On November 5, 2024, Brodkey and Scannell each elected to convert accrued compensation of $42,500 and $87,500 into 9,659 and 19,886 shares of common stock, respectively.

On November 5, 2024, Rudofsky exercised 25,000 warrants at $3.00 for $75,000.

On December 17, 2024, 11,250 warrants were exercised at $4.80 for $54,000.

On December 18, 2024, a vendor converted a payable for $30,000 into 6,250 shares of common stock.

On January 29, 2025, 67,000 warrants were exercised at $3.00 for $201,000.

On January 31, 2025, Brodkey and Scannell each elected to convert accrued compensation of $42,500 and $87,500 into 5,339 and 10,992 shares of common stock, respectively.

On January 31, 2025, Brodkey and Scannell each elected to convert accrued compensation of $55,000 and $62,500 into 6,910 and 7,852 shares of common stock, respectively.

On February 24, 2025, a warrant holder exercised a warrant for 11,250 shares of common stock for $54,000.

On March 25, 2025, a warrant holder exercised a warrant for 11,250 shares of common stock for $54,000.

On April 30, 2025, Brodkey and Scannell each elected to convert accrued compensation of $42,500 and $87,500 into 7,083 and 14,583 shares of common stock, respectively.

On May 16, 2025, 11,250 warrants were exercised at $4.80 for $54,000.

On May 30, 2025, a vendor converted a payable for $50,000 into 10,417 shares of common stock. The conversion rate was $4.80 per share.

On June 17, 2025, a vendor converted a payable for $150,000 into 31,250 shares of common stock. The conversion rate was $4.80 per share.

On July 25, 2025, a vendor was issued 41,667 shares of common stock valued at $200,000 for services. The conversion rate was $4.80 per share.

On August 18, 2025, Rudofsky exercised 8,333 warrants for 8,333 shares of common stock at an exercise price of $3.00.

On October 31, 2025, Brodkey and Scannell elected to convert accrued compensation of $42,500 and $87,500 into 6,037 and 12,429 shares of common stock, respectively. Additionally, other parties converted $67,500 of accrued compensation into 9,588 shares of common stock. The conversion rate was $7.04 per share.

On December 15, 2025, the Company issued 29,167 shares of common stock to its legal counsel. The shares were valued at $140,000.

On December 20, 2025, 6,842 shares of common stock were issued for round up as part of the reverse split.

On December 23, 2025, Mr. Rudofsky exercised 8,333 warrants for 8,333 shares of common stock at an exercise price of $3.00.

On January 15, 2026, the Company issued a third party 6,666 shares of common stock as an incentive for financing.

On January 16, 2026, the Company issued a third party 13,333 shares of common stock as an incentive for financing.

On January 16, 2026, the Company issued a third party 3,333 shares of common stock as an incentive for financing.

On January 31, 2026, Brodkey and Scannell elected to convert accrued compensation of $42,500 and $87,500 into 5,445 and 12,284 shares of common stock, respectively. Additionally, other parties converted $51,667 of accrued compensation into 8,575 shares of common stock. The conversion rate was $7.10 per share.

On March 3, 2026, the Company issued 10,000 shares of common stock to a consultant.

On April 17, 2026, the Company completed a private placement of convertible promissory notes and five-year warrants for aggregate gross proceeds of approximately $1.36 million. The notes mature in 12 months and are convertible into shares of common stock at an initial conversion price of $6.00 per share, subject to customary adjustments, and will automatically convert upon a national securities exchange listing and firm commitment underwritten offering at the lower of 70% of the offering price or $6.00 per share. Investors also received warrants to purchase an aggregate of 226,332 shares of common stock at an initial exercise price of $7.50 per share, subject to adjustment, including potential adjustment to 125% of the notes’ conversion price. Of the aggregate principal amount issued, $102,947 represented the exchange of existing indebtedness by two investors on a dollar-for-dollar basis, without discount.

On May 28, 2026, the Company completed a second closing under the 2026 Notes Offering for gross proceeds of $185,000. In connection with the second closing, investors received warrants to purchase an aggregate of 30,833 shares of common stock.

On May 28, 2026, we issued 25,716 PA Warrants to ThinkEquity, LLC as compensation for acting as the placement agent for the 2026 Notes Offering. The PA Warrants have an exercise price of $6.00 per share, subject to adjustment, and a term of five (5) years.

Item 16. Exhibits

Exhibits

Exhibit Number	Description
1.1**	Form of Underwriting Agreement
2.1	Share Exchange Agreement, by and between Idaho Copper Corporation (formerly known as Joway Health Industries Group Inc.), International CuMo Mining Corporation, and the shareholders of International CuMo Mining Corporation, dated January 23, 2023 (Incorporated by reference to the exhibits to our Current Report on Form 8-K filed with the SEC on January 27, 2023).
3.1	Amended and Restated Articles of Incorporation (Incorporated by reference to the exhibits to our Form 8-K filed with the SEC on October 14, 2022)
3.2	Amended and Restated Bylaws (Incorporated by reference to the exhibits to our Form 8-K filed with the SEC on October 14, 2022)
3.3	Certificate of Amendment to Articles of Incorporation, filed March 9, 2023 (Incorporated by reference to the exhibits to our Form 8-K filed with the SEC on March 10, 2023)
3.4	Certificate of Designation of the Series A Convertible Non-Voting Preferred Stock (Incorporated by reference to the exhibits to our Form 8-K filed with the SEC on January 17, 2024)
4.1	Description of Capital Stock (Incorporated by reference to the exhibits to our Annual Report on Form 10-K filed with the SEC on May 15, 2024).
4.2	Form 2021 Warrant (Incorporated by reference to the exhibits to our Current Report on Form 8-K filed with the SEC on January 27, 2023).
4.3	Corrected Form of Replacement Warrant (Incorporated by reference to the exhibits to our Current Report on Form 8-K/A filed with the SEC on February 14, 2023).

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4.4	Form Lock-Up Agreement (Incorporated by reference to the exhibits to our Current Report on Form 8-K filed with the SEC on January 27, 2023).
4.5	Form of 8.5% Secured Non-Convertible Note (Incorporated by reference to the exhibits to our Current Report on Form 8-K filed with the SEC on January 27, 2023).
4.6	7.5% Secured Note Indenture, dated August 24, 2021, by and between International CuMo Mining Corporation and Computershare Trust Company of Canada (Incorporated by reference to the exhibits to our Current Report on Form 8-K filed with the SEC on January 27, 2023).
4.7**	Form of Warrant (included as annex to the Warrant Agent Agreement filed as Exhibit 4.8)
4.8**	Form of Warrant Agent Agreement with VStock Transfer LLC
5.1**	Opinion of The Crone Law Group, P.C. as to the legality of securities being registered
10.1	Form Incentive Stock Option Agreement (Incorporated by reference to the exhibits to our Current Report on Form 8-K filed with the SEC on January 27, 2023).
10.2	Merger Agreement, dated as of November 20, 2020, by and among Crystal Globe Limited, Idaho Copper Corporation (formerly known as Joway Health Industries Group Inc.), Dynamic Elite International Limited and Joway Merger Subsidiary Limited, (Incorporated by reference to the exhibits to our Current Report on Form 8-K filed with the SEC on November 25, 2020)
10.3	Stock Purchase Agreement, dated as of January 31, 2022, by and among Crystal Globe Limited, Idaho Copper Corporation (formerly known as Joway Health Industries Group Inc.) and JHP Holdings, Inc. (Incorporated by reference to the exhibits to our Current Report on Form 8-K filed with the SEC on February 10, 2022)
10.4	Debt Assignment and Release Agreement, dated January 23, 2023, by and among Idaho Copper Corporation (formerly known as Joway Health Industries Group Inc.) and JHP Holdings, Inc. (Incorporated by reference to the exhibits to our Current Report on Form 8-K filed with the SEC on January 27, 2023).
10.5	Option Agreement, dated October 13, 2004, by and between Cumo Molybdenum Mining Inc. and Mosquito Consolidated Gold Mines Limited, as amended January 14, 2005 (Incorporated by reference to the exhibits to our Current Report on Form 8-K filed with the SEC on January 27, 2023).
10.6	Mining Claims Agreement, dated July 25, 2017, by and among American CuMo Mining Corporation, International CuMo Mining Corporation, CuMo Molybdenum Mining Inc., Western Geoscience Inc., and Thomas Evans (Incorporated by reference to the exhibits to our Current Report on Form 8-K filed with the SEC on January 27, 2023).
10.7	Special Warranty Deed, between American CuMo Mining Corporation and International CuMo Mining Corporation (Incorporated by reference to the exhibits to our Current Report on Form 8-K filed with the SEC on January 27, 2023).
10.8	Loan Agreement, dated October 31, 2014, as amended March 26, 2015, and January 29, 2016, by and between International CuMo Mining Corporation and La Familia II LLC (Incorporated by reference to the exhibits to our Current Report on Form 8-K filed with the SEC on January 27, 2023).
10.9	MineSense Amenability Test Proposal, dated August 29, 2022, by and between MineSense Technologies Ltd. and International CuMo Mining Corporation (Incorporated by reference to the exhibits to our Current Report on Form 8-K filed with the SEC on January 27, 2023).
10.10	Management Agreement between International Cumo Mining Corporation and Robert W. Scannell dated December 15, 2022 (Incorporated by reference to the exhibits to our Annual Report on Form 10-K filed with the SEC on May 15, 2024).
10.11	Management Agreement between International Cumo Mining Corporation and Steven Rudofsky dated January 1, 2022 (Incorporated by reference to the exhibits to our Annual Report on Form 10-K filed with the SEC on May 15, 2024).
10.12	Management Agreement between International Cumo Mining Corporation and Andrew A. Brodkey dated December 15, 2021 (Incorporated by reference to the exhibits to our Annual Report on Form 10-K filed with the SEC on May 15, 2024).
10.13	Technical Advisory Agreement between International Cumo Mining Corporation and Mult-Metal Development Ltd. dated March 31, 2023 (Incorporated by reference to the exhibits to our Annual Report on Form 10-K filed with the SEC on May 15, 2024).
10.14	Form of Unit Subscription Purchase Agreement (Incorporated by reference to the exhibit to our Form 8-K filed with the SEC on January 17, 2024.
10.15	SGS Bateman Proposal, dated November 13, 2023 (Incorporated by reference to the exhibits to our Registration Statement on Form S-1 filed with the SEC on July 11, 2024).
10.16

Master Truscan Services Agreement by and between the Company and Veracio, Inc., dated March 3, 2024 (Incorporated by reference to the exhibits to our Registration Statement on Form S-1 filed with the SEC on July 11, 2024).

10.17**

First Amendment to the Mining Claims Agreement by and between CuMo Molybdenum Mining Inc., Western Geoscience Inc., Thomas Evans, Idaho Copper Corporation and Multi-Metals Development Corp. dated August 19, 2025.

21.1	List of Subsidiaries (Incorporated by reference to the exhibits to our Registration Statement on Form S-1 filed with the SEC on July 11, 2024)
23.1	Consent of Novogradac & Company LLP, Independent Public Accounting Firm
23.2**	Consent of Crone Law Group, PC (included as part of Exhibit 5.1)
23.3**	Consent of Shaun Dykes
23.4**	Consent of director nominee Corey Redfield
23.5**	Consent of director nominee David Herksovits
23.6**	Consent of director nominee Gil Atzmon
23.7**	Consent of director nominee John Moeller
24.1	Power of Attorney (Included on the signature page).
96.1**	Technical Report Summary and Resource Estimate, the CuMo Project, Boise National Forest, Boise County, Idaho, United States (Incorporated by reference to the exhibits to our Registration Statement on Form S-1 filed with the SEC on March 13, 2025).
107**	Filing Fee Table

** Previously filed

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement.

		(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

	(i)	each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

	(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on June 29, 2026.

IDAHO COPPER CORPORATION

Date: June 29, 2026	By:	/s/ Andrew Brodkey
	Name:	Andrew Brodkey
	Title:	Chief Executive Officer and President (Principal Executive Officer)

Date: June 29, 2026	By:	/s Robert Scannell
	Name:	Robert Scannell
	Title:	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven Rudofsky	Director	June 29, 2026
Steven Rudofsky

/s/ Robert Scannell	Chief Financial Officer, Treasurer and Director	June 29, 2026
Robert Scannell

/s/ Andrew Brodkey	Chief Executive Officer, President and Director	June 29, 2026
Andrew Brodkey

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